The information in this preliminary prospectus supplement is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)

Registration Nos. 333-204470

333-204470-01

Subject to Completion, dated May 27, 2015

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated May 27, 2015)

EMBRAER NETHERLANDS FINANCE B.V.

(a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)incorporated under the laws of the Netherlands)

US$

% Notes due

Fully, unconditionally and irrevocably guaranteed by

EMBRAER S.A.

(incorporated in the Federative Republic of Brazil)

Embraer Netherlands Finance B.V., or the issuer, is offering US$                 in aggregate principal amount of its        % notes due                 , or the notes. The issuer is a private company with limited liability incorporated under the laws of the Netherlands. The notes will be fully, unconditionally and irrevocably guaranteed by Embraer S.A., or Embraer, a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil.

Interest on the notes will be payable semi-annually on                 and                 of each year, commencing on                 , 2015.

The issuer or Embraer may, at its option, redeem the notes, in whole or in part, at any time, by paying the greater of (i) 100% of the principal amount of the notes and (ii) the applicable “make-whole” amount. The notes may also be redeemed, in whole but not in part, at 100% of their principal amount plus accrued interest and additional amounts, if any, at any time upon the occurrence of specified events relating to Brazilian or Dutch tax law, as set forth in this prospectus supplement. See “Description of the Notes—Redemption and Repurchase.”

The notes will be senior unsecured obligations of the issuer, ranking equal in right of payment with all of its other existing and future senior unsecured debt. The guarantee will be senior unsecured obligations of Embraer, ranking equal in right of payment with all of its other existing and future senior unsecured debt.

We will apply to list the notes on the New York Stock Exchange. We cannot assure you that our listing application with the New York Stock Exchange will be approved.

Investing in the notes involves risks. See “Item 3. Key Information—D. Risk Factors” on page 8 of our annual report on Form 20-F for the year ended December 31, 2014, which is incorporated by reference in this prospectus supplement, and “Risk Factors” beginning on page S-12 of this prospectus supplement to read the discussion of material risks you should consider before investing in the notes.

	Per Note	Total

Public Offering Price(1)%		US$

Underwriting Discount	%	US$

Proceeds before expenses to us	%	US$

(1)	Plus accrued interest from , 2015, if settlement occurs after that date.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

We expect the notes to be delivered to purchasers on or about                 , 2015 in book-entry form only through the facilities of The Depository Trust Company, or DTC, for the accounts of its direct and indirect participants, including Euroclear Bank S.A./N.V., or Euroclear and Clearstream Banking, société anonyme, or Clearstream.

Joint Book-Running Managers

Citigroup	Morgan Stanley

The date of this prospectus supplement is                 , 2015.

Prospectus Supplement

Prospectus

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of each of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of notes by us. The second part, the accompanying prospectus, presents more general information about this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined, and when we refer to the “accompanying prospectus,” we are referring to the base prospectus. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

We are responsible for the information contained and incorporated by reference in this prospectus supplement and in any related free writing prospectus we prepare or authorize. The issuer and Embraer have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. Neither the issuer nor Embraer is making an offer to sell the notes in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any document incorporated by reference is accurate as of any date other than the date of the relevant document.

In this prospectus supplement, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Embraer S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to the “issuer” or “Embraer Finance” are to Embraer Netherlands Finance B.V. References to the “guarantor” or “Embraer” are to Embraer S.A. References to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, including annual reports on Form 20-F, and other information with the U.S. Securities and Exchange Commission, or the SEC, pursuant to the rules and regulations of the SEC that apply to foreign private issuers. This prospectus supplement and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, NY 10005.

S-ii

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with or submit to the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus supplement. Information that we file with or submit to the SEC in the future and incorporate by reference will automatically update and supersede the previously filed information.

We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 27, 2015 (File No. 001-15102), or our 2014 Form 20-F, containing our audited consolidated financial statements as at December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the notes offered by this prospectus supplement;

•	our report on Form 6-K, furnished to the SEC on May 27, 2015 (File No. 001-15102), or our First Quarter Form 6-K, containing our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014, and certain other financial information that supersedes corresponding financial information in our 2014 Form 20-F; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus supplement.

All of the documents incorporated by reference are available at www.sec.gov under Embraer S.A., CIK number 0001355444.

As you read the documents incorporated by reference, you may find inconsistencies in information from one document to another. If you find inconsistencies, you should rely on the statements made in the most recent document. All information appearing in this prospectus supplement is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents we have incorporated by reference.

Upon written or oral request, we will provide to any person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, at no cost to such person, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make such a request by writing or telephoning us at the following mailing address or telephone number:

José Antonio de Almeida Filippo

Executive Vice-President and Chief Financial and Investor Relations Officer

Embraer S.A.

Avenida Brigadeiro Faria Lima, 2170

12227-901 São José dos Campos, S.P.

Brazil

Telephone: (+55 12) 3927-4404

S-iii

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, principally in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement, “Item 3D. Risk Factors,” “Item 5. Operating and Financial Review and Prospects” and our audited consolidated financial statements at December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012 included in our 2014 Form 20-F, and our report on Form 6-K furnished to the SEC on May 27, 2015, containing our unaudited condensed consolidated interim financial statements at March 31, 2015 and for the three months ended March 31, 2015 and 2014. These forward-looking statements include, but are not limited to, statements about the current conditions and future trends in the airline industry, defense and security market and the executive jet market, financial conditions, results of operations, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, plans and objectives of our management, and other matters.

We have based these forward-looking statements largely on our current expectations and projections about future events and industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in our other markets;

•	changes in competitive conditions and in the general level of demand for our products;

•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•	the effects of key customers canceling, modifying and/or rescheduling contractual orders;

•	the effect of changing priorities or reductions in the Brazilian federal government or international government defense budgets on our revenues;

•	continued successful development and marketing of the EMBRAER 170/190 jet family, including the development of the new EMBRAER 170/190 generation, the E2, our line of executive jets (including the Phenom 100, Phenom 300, Lineage 1000, Legacy 650, Legacy 600, Legacy 450 and Legacy 500) and our defense and security aircraft and services;

•	our level of indebtedness and other financial obligations as well as our ability to obtain additional financing when required and on reasonable terms;

•	anticipated trends in our industry, including, but not limited to, the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

•	our short- and long-term outlook for the 30-130 seat commercial airline market;

•	our capacity to implement our operational strategy and our expenditure plans;

•	inflation and fluctuations in exchange rates;

•	the impact of volatile fuel prices and the airline industry’s response;

•	our ability to develop and deliver our products on a timely basis;

•	availability of sales financing for our existing and potential customers;

•	existing and future governmental regulation;

•	our relationship with our workforce;

•	other factors discussed in the documents incorporated by reference in this prospectus supplement, including under the heading “Risk Factors”; and

S-iv

•	the risks discussed on pages S-12 to S-15 of this prospectus supplement and factors discussed in the documents incorporated by reference in the prospectus.

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus supplement and the documents incorporated by reference in this prospectus supplement might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors, such as those risks described in the documents incorporated by reference in this prospectus supplement, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus supplement or the accompanying prospectus.

S-v

PRESENTATION OF FINANCIAL AND OTHER DATA

Financial Data

Our audited consolidated financial statements as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012 are incorporated by reference in this prospectus supplement by reference to our 2014 Form 20-F, and our unaudited condensed consolidated financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 are incorporated by reference in this prospectus supplement by reference to our First Quarter Form 6-K. Our consolidated balance sheet as of December 31, 2012 and our consolidated financial statements at and for the years ended December 31, 2011 and 2010 are not incorporated by reference in this prospectus supplement. See “Introduction—Presentation of Financial and Other Data—Financial Data” in our 2014 Form 20-F.

Our consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, for each of the periods indicated.

After analyzing our operations and businesses with regard to the applicability of International Accounting Standards, or IAS, 21 – “The Effects of Changes in Foreign Exchange Rates,” particularly in relation to the factors involved in determining our functional currency, our management concluded that our functional currency is the U.S. dollar. This conclusion was based on an analysis of the following factors, as set forth in IAS 21: (1) the currency that most influences sales prices of goods and services; (2) the currency of the country whose competitive forces and regulations most determine the sale prices of our goods and services; (3) the currency that most influences labor, materials and other costs of providing goods and services; (4) the currency in which the funds for financial operations are largely obtained; and (5) the currency in which revenue from operations is usually accumulated. Items included in the financial statements of each of our subsidiaries are measured using the currency of the primary economic environment in which such subsidiary operates. Our audited consolidated financial statements included in our 2014 Form 20-F and incorporated by reference into this prospectus supplement are presented in U.S. dollars, which is our presentation currency.

In our audited consolidated financial statements as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012, gains or losses resulting from the remeasurement of the monetary items and from foreign currency transactions have been reported in the consolidated statement of income as single line items.

For certain purposes, such as providing reports to our Brazilian shareholders, filing financial statements with the Comissão de Valores Mobiliários (Brazilian securities commission), or CVM, and determining dividend payments and other distributions and tax liabilities in Brazil, we have prepared, and will continue to be required to prepare, financial statements in accordance with Law No. 6,404 of December 15, 1976, as amended, or the Brazilian Corporate Law.

Information in our 2014 Form 20-F is generally stated as of December 31, 2014, and our 2014 Form 20-F does not necessarily reflect subsequent information or events. The financial information included in our 2014 Form 20-F should be read in conjunction with our First Quarter Form 6-K, which contains important information regarding events, developments and updates to certain expectations of our management that have occurred since the filing of our 2014 Form 20-F. The first quarter 2015 financial information included in our First Quarter Form 6-K uses the U.S. dollar as the presentation currency and for that reason differs from the quarterly financial information filed with the CVM on April 30, 2015, which was prepared using the Brazilian real as the presentation currency.

Non-GAAP Financial Information

We calculate EBITDA as net income plus finance income (expenses), foreign exchange gain (loss), income tax (expense) income and depreciation and amortization. EBITDA is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate EBITDA differently than us. EBITDA serves as an indicator of overall financial performance which is not affected by changes in rates of income and social contribution taxes or levels of depreciation and amortization.

S-vi

Consequently, we believe that EBITDA serves as an important tool to periodically compare our operating performance, as well as to support certain administrative decisions. Because EBITDA does not include certain costs related to our business, such as interest expense, income taxes, depreciation, capital expenditures and other corresponding charges, which might significantly affect our net income, EBITDA has limitations which affect its use as an indicator of our profitability. For a reconciliation of net income to EBITDA, see “Summary Financial and Operating Data” elsewhere in this prospectus supplement.

We define net cash as cash and cash equivalents, plus short-term financial assets, minus short- and long-term loans and financings. Net cash is not a measure of financial performance in accordance with IFRS, and should not be considered in isolation or as an alternative to net income, an alternative to operating cash flows, a measure of liquidity, or the basis for dividend distribution. Other companies may calculate net cash differently than us. We consider net cash a useful measure of our liquidity and cash position. For a reconciliation of net cash, see “Summary Financial and Operating Data” elsewhere in this prospectus supplement.

Other Data and Backlog

In this prospectus supplement:

•	some of the financial data reflects the effect of rounding;

•	aircraft ranges are indicated in nautical miles;

•	one nautical mile is equal to approximately 1.15 ordinary or “statute” miles, or approximately 1.85 kilometers;

•	the term “regional jet” refers to narrow body jet aircraft with 30-60 passenger seat capacity;

•	the term “mid-capacity jet” refers to jet aircraft with 70-130 passenger seats—all of our regional and mid-capacity jet aircraft are sold in the commercial aviation segment;

•	the term “commercial aircraft,” as it applies to Embraer, refers to our regional jets and mid-capacity jets;

•	the terms “entry-level jet” and “light jet” refer to executive jets that usually carry from four to eight passengers and up to nine passengers, respectively, that are designed for short take-off distances;

•	the term “mid-light” refers to executive jets that usually carry up to nine passengers and can cover distances ranging from 1,700 to 3,000 nautical miles;

•	the term “mid-size” refers to executive jets that usually carry up to 12 passengers and can cover distances ranging from 3,000 to 3,300 nautical miles;

•	the term “large” refers to executive jets that usually carry up to 19 passengers and can cover distances ranging from 3,900 to 5,600 nautical miles;

•	the term “ultra-large jet” refers to executive jets that have longer range and over-sized cabin space and carry, on average, 19 passengers; and

•	the term “executive jets,” as it applies to us, refers to our aircraft sold to companies, including fractional ownership companies, charter companies and air-taxi companies and high net-worth individuals.

We calculate our backlog as the sum of the contract values of all firm orders (i) for any aircraft that has not yet been delivered and (ii) for services and technologies contracted and not yet performed. A firm order is a firm commitment from a customer, represented by a signed contract. Options to acquire aircraft are not considered as part of our backlog.

For additional information on our backlog and related data, see “Introduction—Presentation of Financial and Other Data—Other Data” in our 2014 Form 20-F.

S-vii

SUMMARY

This summary highlights information presented in greater detail elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all the information you should consider before investing in the notes. You should carefully read the entire prospectus (including the documents incorporated by reference) before investing, including “Risk Factors,” and the documents incorporated by reference herein, including (1) our 2014 Form 20-F, containing our audited consolidated financial statements as of December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013and 2012, and (2) our First Quarter Form 6-K, containing our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014. See “Presentation of Financial and Other Data” herein and “Introduction—Presentation of Financial and Other Data” in our 2014 Form 20-F.

We are one of the leading manufacturers of commercial aircraft (i.e., regional and mid-capacity aircraft) in the world, based on revenue from sales of commercial aircraft in 2014 and we have a global customer base. Our focus is achieving customer satisfaction with a range of products and services addressing the commercial airline, executive jet and defense and security markets.

We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a publicly-held company that produces aircraft for commercial and executive aviation and for defense and security purposes. As part of our evolution, we have obtained, developed and enhanced our engineering and technological capabilities through our development of products for the Brazilian Air Force and through joint product development with foreign companies on specific projects. We have applied our know-how and capabilities from our defense business to develop our commercial and executive aviation businesses. For the year ended December 31, 2014 and for the three months ended March 31, 2015, we generated revenue of US$6,288.8 million and US$1,055.9 million, respectively, of which more than 80%, in each case, was U.S. dollar-denominated. As of March 31, 2015, we had a total firm backlog of orders of US$20.5 billion, net of cancellations, and the total backlog of the EMBRAER 170/190 family was 454 firm orders.

Main Business Segments

Commercial Aviation. Our first regional aircraft was the Bandeirante, a 19-passenger twin-engine non-pressurized turboprop aircraft initially designed to service the transport needs of the Brazilian Air Force. This aircraft was certified in 1973. The Bandeirante was followed by the EMB 120 Brasilia, a high performance, pressurized turboprop commercial aircraft seating up to 30 passengers and designed to service the longer routes and higher passenger traffic of the growing regional aircraft market. The EMB 120 Brasilia was certified in 1985 by the U.S. Federal Aviation Administration, or FAA. Drawing upon the design of the EMB 120 Brasilia and the jet technology acquired in our development of the AM-X, a jet strike bomber for the Brazilian Air Force, we developed the ERJ 145 regional jet family, our first jet product for commercial aviation. This family comprises three aircraft, which seat up to 37, 44 and 50 passengers. The first member of the ERJ 145 family, the ERJ 145, was certified by the Brazilian Aviation Authority (Agência Nacional de Aviação Civil – ANAC) and the FAA in 1996. We have expanded our jet product line with the development of the EMBRAER 170/190 jet family, which has the capacity to seat between 70 and 118 passengers and was designed to serve the commercial aviation market’s trend towards larger, higher volume and longer range jets. The first member of this family, the EMBRAER 170, was certified by the FAA and the European Aviation Safety Agency, or the EASA, in February 2004 and its derivatives, the EMBRAER 175, the EMBRAER 190 and the EMBRAER 195, were certified by the Brazilian Aviation Authority in December 2004, August 2005 and June 2006, respectively. In June 2013, we launched the second generation of our E-Jets family of commercial aircraft, the E2, comprising three new airplanes, the E175-E2, E190-E2 and E195-E2. The E190-E2 is expected to enter service in the first half of 2018, the E195-E2 in 2019 and the E175-E2 in 2020. Our commercial aviation business accounted for 50.3% and 62.7% of our revenue in 2014 and for the three months ended March 31, 2015, respectively.

Defense and Security. We are the leading supplier of defense aircraft for the Brazilian Air Force, based on number of aircraft sold, and have sold aircraft to armed forces in Europe, Asia and Latin America. In the defense and security market, we offer a line of intelligence, surveillance and reconnaissance aircraft—each based on the ERJ 145 regional jet platform—and the Super Tucano, a light attack and an advanced trainer aircraft, of which we delivered two aircraft in the three months ended March 31, 2015. Using our commercial aircraft platforms, we are able to offer a comprehensive range of aircraft dedicated to transportation of officials, medical evacuation and general transportation missions for the defense and security market. In February 2015, we successfully conducted the first flight of the KC-390, a mid-size military transport aircraft. We expect to deliver the first KC-390 in 2016. Our defense and security business accounted for 23.2% and 20.2% of our revenue in 2014 and for the three months ended March 31, 2015, respectively. Revenues from sales to the Brazilian Federal government accounted for 68.9% and 69.7% of the revenue for this segment for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

Executive Jet. We have developed a line of executive jets: the Legacy 600, a super midsize jet, followed by the Phenom 100, an entry-level jet, and the Phenom 300, a light jet. The Lineage 1000, an ultra-large jet, was later added as the largest executive jet in our portfolio, and during 2008, we launched the Legacy 450 and Legacy 500, a mid-light and mid-size jet, respectively, that we believe will establish our executive jet portfolio as one of the most comprehensive in the executive aviation industry. The Legacy 500 entered into service in October of 2014 and the Legacy 450 development program continues on track, with the first delivery scheduled for the fourth quarter of 2015. In 2009, we introduced the new Legacy 650, a large executive jet that will be positioned in our executive jet portfolio between the Legacy 600 and the Lineage 1000. The Legacy 650 received its certification from the Brazilian Aviation Authority and the EASA in 2010 and began operating in November 2010. Our executive jet business accounted for 25.3% and 15.8% of our revenue in 2014 and for the three months ended March 31, 2015, respectively.

Other Related Businesses. We provide structural parts and mechanical and hydraulic systems to Sikorsky Corporation for its production of helicopters. We provide subcontracting services to Sikorsky Corporation in connection with the development and manufacture of the landing gear, fuel system and fuel tanks for their S-92 Helibus helicopter. We also act as a risk-sharing partner for Sikorsky Corporation for these parts. We also developed and manufactured a crop duster aircraft pursuant to specifications of the Brazilian Ministry of Agriculture. We produce this aircraft only on demand. Through December 31, 2014, we had delivered a total of 1,353 of these aircraft, including 38 in 2014. Our other related businesses, which include customer services, accounted for 1.2% and 1.3% of our revenue in 2014 and for the three months ended March 31, 2015, respectively.

Our Strengths

We believe that our primary strengths are:

Leading Commercial Aircraft Manufacturer with a Global Customer Base. Based on the number of aircraft sold in 2015, we are a leading manufacturer of jets of up to 130 seats, with a strong global customer base. Approximately 80 airlines from over 50 countries are flying our commercial jet aircraft on each of the five continents. Our customers include some of the largest and most significant mainline, regional and low-cost carriers in the world.

Aircraft Design; Cost and Operating Efficiency. We conceive, develop and manufacture aircraft to provide our customers with reduced operating, maintenance and training costs due to the similarity and efficiency in design and the commonality of parts within a jet family. These similarities enable us to significantly reduce our design, development and production costs and pass these savings along to our customers in our competitive sales prices. These similarities also reduce the development time of our aircraft.

Strategic Risk-Sharing Partners. With respect to our commercial and executive aircraft, we developed strategic relationships with key risk-sharing partners. These risk-sharing partners develop and manufacture significant portions of the systems and components of our aircraft and contribute their own funds to develop these systems and components, thereby reducing our development expenses. These risk-sharing partners also fund a portion of our development expenses through direct contributions of cash or materials. We believe that these strategic relationships enable us to lower our development expenses and risks, improve our operating efficiency, enhance the quality of our products and reduce the number of our suppliers, thereby providing us with flexibility of our production process.

Funded Development of Defense Products. Historically, development expenditures related to defense aircraft have been funded in large part by certain of our customers, which in this business segment are primarily governments. These customers have had an important role in our engineering and industrial development. In addition, we use well-proven platforms developed for the commercial aviation segment and executive segment as a solution for certain of our defense products. We also sell to other military forces the proven defense products developed for the air forces of certain countries.

Flexibility of Production to Meet Market Demands. We believe the flexibility of our production processes and our operating structure, including our risk-sharing partnerships, allow us to efficiently increase or decrease our production in response to market demand.

Experienced and Highly Skilled Workforce. Our employees are experienced and highly skilled. As of March 31, 2015, engineers comprised 22.4% of our workforce. Due to the high level of knowledge and skill of our employees, and our continuous training and incentive programs, we are able to efficiently pursue new programs and provide our customers with differentiated technical expertise and guidance.

Continued Focus on Customer Satisfaction and Services. We strongly believe that a long-term relationship with our customer base is essential to our growth strategy. Providing an appropriate services’ portfolio for different market segments and fleet ages is a key element of our customer focus and an important tool for maintaining long-term relationships with our customers and product competitiveness. We offer our customers several facilities for aircraft maintenance, repair and overhaul services, or MROs, located across the globe. We own and operate eight service centers in the United States, Portugal, Brazil and France. In addition, our customers can rely on dozens of authorized third-party centers located around the world to comply with their maintenance needs. For further information on our support and services network, see “Item 4C. Business Overview—Services and Support” in our 2014 Form 20-F. As the number of our aircraft in operation continues to grow, we have further increased our commitment to providing our customers with an appropriate level of after-sale support, including technical assistance, training, maintenance, spare parts and other related services. This is evidenced, for example, by the worldwide expansion of our customer support facilities and our service centers network. See “Item 4C. Business Overview—Services and Support” in our 2014 Form 20-F.

Business Strategies

With a view to continue growing our business and increasing our profitability, we intend to continue to offer our customers cost-effective, high quality, and reliable aircraft and services. The key elements of our strategy are the following:

Continuing to Market Our Commercial Aircraft. We are fully committed to continuing to market our jets of up to 130 seats (ERJ 145 family and E-Jets family). As of March 31, 2015, we had approximately 620 units of the ERJ 145 jet family and 1,060 units of the EMBRAER 170/190 jet family active in service. We believe that important market opportunities exist for the EMBRAER 170/190 jet family with regional airlines that are seeking to expand their fleet, as well as increase their penetration in higher density markets and add longer routes. We also believe that the EMBRAER 170/190 jet family will have opportunities with mainline and low-cost airlines that are rightsizing their fleets to adjust capacity for low to mid-density markets. As of March 31, 2015, we were leaders, with a 45% market share in the 70-130 seat jet category, considering accumulated net orders. Additionally, we believe that our commercial aircraft will provide us with significant opportunities to increase our competitiveness by offering our customers a full range of jets with up to 130 seats.

Strengthening Our Position in the Executive Jet Market. We believe that the executive jet market provides us with significant growth opportunities. We expect to offer products in all executive jet categories, from the entry-level to the ultra-large. We have developed the Legacy 600, a super mid-size jet, the Phenom 100, an entry-level jet, the Phenom 300, a light jet, and the Lineage 1000, an ultra-large jet, and are developing the Legacy 450 in the mid-light category. In addition, in 2010 we made the first delivery of the Legacy 650, a large executive jet, and in 2014 we delivered the first Legacy 500, a mid-size jet. We have endeavored to understand and respond to market and customer needs, in an effort to continuously improve the product and customer support for our executive jets.

Continue to Pursue Market Niche Opportunities in the Defense and Security Market. We currently offer products for transportation, training, light attack, intelligence, surveillance and reconnaissance. Since our products offer multi-mission capabilities at a competitive price and are designed to be operated in any environment at low operating costs, we believe our products help to meet the needs of governments in countering global threats, such as terrorism, drug dealing and weapon smuggling. For information on recent developments regarding our presence in the defense and security market, see “Item 4B. History and Development of the Company—Strategic Alliances and Growth Opportunities” in our 2014 Form 20-F.

Continued Focus on Customer Satisfaction and Support. We believe that our focus on customer satisfaction is fundamental to our entrepreneurial success and our business strategy. Providing high quality customer support and services is a key element of our customer focus and it is critical to our ability to maintain long-term relationships with our customers and maintain the competitiveness of our products in the market. As the number of our aircraft in operation continues to grow, and our Executive Jets business expands, we have further increased our commitment to providing our customers with an appropriate level of after-sale support, including technical assistance, training, maintenance, spare parts and other related services. This is evidenced, for example, by the expansion of our customer support and services bases.

Continue to Motivate Our Employees and Improve Our Production Processes and Managerial Practices. We are constantly seeking to exceed our customers’ expectations. In order to achieve this goal, we must, on a daily basis, continuously seek to implement the most efficient production processes and best managerial practices. Because the success of our products and services is ultimately a combination of the contribution of our employees and the production processes we have developed over the years, we recognize that we must continue to motivate our employees and refine our production processes. To that effect, we have implemented, and intend to further develop, corporate programs based on a “lean manufacturing” philosophy, such as the Embraer Enterprise Excellence Program, that are designed to strengthen our internal culture of excellence and improve the efficiency of our operations.

Recent Developments

Backlog

Our firm order backlog for the commercial aviation, executive aviation and defense and security segments as of March 31, 2015, totaled US$20.5 billion. During the first three months of 2015, we delivered a total of 32 aircraft, consisting of 20 jets to the commercial aviation segment and 12 jets to the executive aviation segment (10 light jets and two large jets). We continue to implement improvements to our industrial processes, reaffirming the commitment we have made to our shareholders, customers and suppliers.

Partnership for Joint Program Management for Brazil’s F-X2 Project

On April 14, 2015, we and Saab entered into a partnership agreement to establish the joint program management of the F-X2 Project for the Brazilian Air Force, following the Memorandum of Understanding we and Saab entered into in July 2014. This partnership agreement is part of Saab’s commitment to provide industrial cooperation in relation to the F-X2 project. Under this partnership agreement, we will have a leading role in the overall performance of this project. We will also undertake an extensive share of work in the production and delivery of both the single and two-seat version of the Gripen NG, Brazil’s next-generation fighter jet.

We will be responsible for extensive work packages in systems development, integration, flight testing, final assembly and aircraft deliveries for the F-X2 Project. We will also participate in the coordination of all development and production activities in Brazil. Furthermore, we and Saab will be jointly responsible for the complete development of the two-seat version of the Gripen NG. Beginning in the second half of 2015, a team of Embraer engineers and technicians will travel to Sweden to conduct initial training in the maintenance and development work for the Gripen NG. This skill and competence will eventually be transferred to Brazil. We and Saab will build an Engineering Center at Embraer’s industrial plant in Gavião Peixoto, in the State of São Paulo, to support operations of the Gripen NG fighters with the Brazilian Air Force.

New Orders with Tianjin Airlines and Azul Linhas Aéreas Brasileiras S.A.

On May 19, 2015, we and China’s Tianjin Airlines, a subsidiary of the HNA Group, signed the final agreement for the sale of 22 aircraft. The contract, with an estimated value of US$1.1 billion at current list prices, comprises 20 E195s and two E190-E2s, making HNA Group Tianjin Airlines the first Chinese airline to order the E-Jets E2s. The agreement between the two companies for a total of 40 aircraft was previously announced during Chinese President Xi Jinping’s State visit to Brazil, in July 2014. In addition, the 18 remaining E190 E2s will be part of a second approval by the Chinese authorities at a later stage. We expect that the first E195 will be delivered in 2015, and the first E190-E2 is scheduled for delivery in 2018. This order will be included in our 2015 second-quarter backlog.

We and Azul Linhas Aéreas Brasileiras S.A. reached a final agreement for 30 firm orders for the E195-E2 jets. The contract, announced as a Letter of Intent during the 2014 edition of the Farnborough International Airshow in July last year, also includes an additional 20 purchase rights for the same model, bringing the total potential order up to a total of 50 E195-E2 jets. The contract for the E-Jets E2 has an estimated value of US$3.2 billion, at current list prices, if all purchase rights are converted to firm orders. The firm orders will be included in our 2015 second-quarter backlog. The first delivery is scheduled for the second quarter of 2020.

Management

On April 15, 2015, our shareholders elected the current members of our Board of Directors and Fiscal Council. For further information, see “Recent Developments—Management.”

SEC/DOJ Investigation

We have begun discussions with the U.S. Department of Justice, or DOJ, for a possible resolution of the allegations of non-compliance with the U.S. Foreign Corrupt Practices Act, or FCPA.

The allegations of non-compliance with the FCPA are the object of a confidential internal investigation as previously disclosed.

A resolution would result in fines and possibly other sanctions and adverse consequences. We are unable to estimate the duration or outcome of the discussions with the DOJ.

The U.S. government inquiries, related inquiries and developments and our own internal investigation are continuing. We will continue to cooperate with the DOJ and any other governmental authorities, as circumstances may require.

For further information, see “Item 3D. Risk Factors—Risks Relating to Embraer—Investigations by U.S. government authorities under the Foreign Corrupt Practices Act and related inquiries may result in substantial fines and other adverse effects” and “Item 8. Financial Information—Legal Proceedings—SEC/DOJ Investigation” in our 2014 Form 20-F.

Corporate Structure

Embraer is a joint stock company duly incorporated under the laws of Brazil with an indefinite term of duration. Originally formed in 1969 by the Brazilian federal government, we were privatized in 1994. In connection with our privatization, we were transformed into a publicly-held corporation in 2000 and we are subject to the provisions of Brazilian Corporate Law. Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil. Our telephone number is +55-12-3927-4404.

We maintain an Internet site at www.embraer.com. Information contained on our Internet site is not a part of or incorporated by reference in the prospectus or this prospectus supplement.

Embraer Netherlands Finance B.V.

Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, a wholly owned subsidiary of Embraer and was established primarily to act as a finance subsidiary of Embraer. Its registered office is at Evert van de Beekstraat, 47, 1118CL, Schiphol, The Netherlands. Its deed of incorporation and any other documents concerning Embraer Finance which are referred to in this prospectus can be inspected at Embraer Finance’s headquarters at the same address. No financial statements have been produced for Embraer Finance as of the date of this prospectus supplement.

THE OFFERING

The following summary contains basic information about the notes and the guarantees and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes and the guarantees, please refer to the section entitled “Description of the Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Embraer Netherlands Finance B.V.

Guarantor	Embraer S.A.

Notes Offered	US$ aggregate principal amount of % Notes due .

Guarantees	Embraer will fully, unconditionally and irrevocably guarantee all of the issuer’s obligations under the notes.

Issue Price	% of the principal amount.

Maturity Date

Interest Rate	The notes will bear interest at the rate of % per annum, based on a 360-day year consisting of twelve 30-day months.

Interest Payment Dates	Interest on the notes will be payable semi-annually on and of each year, commencing on , 2015.

Ranking	The notes and guarantees will be general unsecured senior obligations and will rank equal in right of payment with all of Embraer Finance’s and Embraer’s existing and future senior unsecured indebtedness, subject to certain statutory preferences under applicable law.

The notes and the guarantees will be (i) effectively subordinated to all of Embraer Finance’s and Embraer’s existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness and (ii) structurally subordinated to all of the existing and future liabilities of its respective subsidiaries.

As of March 31, 2015, on a consolidated basis, Embraer had US$2,389.3 million of debt outstanding. Of this debt, US$231.1 million was secured debt and US$166.2 million was debt of our subsidiaries. In addition, as of March 31, 2015, Embraer had off-balance sheet exposure of US$467.5 million relating to financial guarantees.

Use of Proceeds	A portion of the net proceeds of this offering will be used to repay a portion of our outstanding indebtedness and the remainder for general corporate purposes. See “Use of Proceeds.”

Payment of Additional Amounts	All payments of principal and interest in respect of the notes and the guarantees, if any, will be made without withholding or deduction for any Brazilian or Dutch taxes or other governmental charges unless Embraer or Embraer Finance is compelled by law to withhold or deduct such taxes or governmental charges. In the event we are required to withhold or deduct amounts for any taxes or other governmental charges, Embraer or Embraer Finance will pay such additional amounts as are necessary to ensure that the holders of the notes and the guarantees receive the same amount as such holders would have received without such withholding or deduction, subject to certain exceptions.

Optional Tax Redemption	Embraer Finance may, at its option, redeem the notes, in whole but not in part, at 100% of their principal amount plus accrued and unpaid interest and additional amounts, if any, upon the occurrence of specified events relating to Brazilian or Dutch tax law. See “Description of the Notes—Redemption and Repurchase—Optional Tax Redemption.”

Optional Redemption	Embraer Finance may, at its option, redeem the notes, in whole or in part, at any time, by paying the greater of (i) 100% of the principal amount of the notes plus accrued interest and additional amounts, if any, to the date of redemption and (ii) the applicable “make-whole” amount, as described under “Description of the Notes—Redemption and Repurchase—Optional Redemption With Make-Whole Amount.”

Covenants of Embraer	The indenture governing the notes will contain restrictive covenants that, among other things, limit Embraer’s ability to:

• incur liens; and

• consolidate, merge or transfer assets.

These covenants are subject to important exceptions. See “Description of Debt Securities—Certain Covenants of Embraer.”

Covenants of Embraer Finance

The indenture governing the notes will contain restrictive covenants that, among other things, limit Embraer Finance’s ability to:

•        incur liens;

•        consolidate, merger or transfer assets; and

•        engage in certain activities and transactions.

These covenants are subject to important exceptions. See “Description of the Notes—Covenants—Additional Limitation on Embraer Finance.”

Events of Default	Holders of the notes will have special rights if an event of default occurs. These events of default are described in detail under the heading “Description of the Debt Securities—Events of Default.”

Further Issuances	Embraer Finance reserves the right, from time to time, without the consent of the holders of the notes, to issue additional notes on terms and conditions substantially identical to those of the notes, which additional notes shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the notes.

Form and Denomination; Settlement	The notes will be issued in the form of global notes in fully registered form without interest coupons. The notes will be issued in registered form in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

Settlement	The notes will be delivered in book-entry form through the facilities of DTC for the accounts of its participants, including Euroclear and Clearstream.

Governing Law	The indenture, the notes and the guarantees will be governed by the laws of the State of New York.

Listing	New York Stock Exchange

Trustee, Registrar and Transfer Agent	The Bank of New York Mellon

Principal Paying Agent	The Bank of New York Mellon

Risk Factors	Prospective investors should carefully consider all of the information contained, or incorporated by reference, in this prospectus supplement prior to investing in the notes. In particular, we urge prospective investors to carefully consider the information set forth under “Risk Factors” for a discussion of risks and uncertainties relating to us, our subsidiaries, our business and an investment in the notes.

SUMMARY FINANCIAL AND OTHER INFORMATION

The following table presents summary historical consolidated financial and operating data for us, prepared in accordance with IFRS, as issued by the IASB, for each of the periods indicated. You should read this information in conjunction with the selected financial data and our consolidated financial statements and related notes included in our 2014 Form 20-F filed with the SEC on March 27, 2015, containing our audited consolidated financial statements at December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012 and our First Quarter Form 6-K furnished to the SEC on May 27, 2015, containing our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The results of operations for the three-month period ended March 31, 2015 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 2015.

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
Consolidated Statements of Income:
Revenue	1,055.9	1,242.3	6,288.8	6,235.0	6,167.0
Cost of sales and services	(805.6)	(973.4)	(5,038.3)	(4,818.9)	(4,676.6)

Gross profit	250.3	268.9	1,250.5	1,416.1	1,490.4
Operating income (expense)
Administrative	(43.2)	(47.5)	(207.5)	(210.5)	(279.2)
Selling	(86.1)	(92.4)	(419.9)	(454.4)	(480.4)
Research	(7.4)	(9.3)	(47.1)	(74.7)	(77.3)
Other operating (expense) income, net	(33.9)	(27.6)	(32.6)	36.9	(42.8)
Equity in losses of associates	(0.1)	—	(0.1)	—	1.2

Operating profit before financial income (expense)	79.6	92.1	543.3	713.4	611.9
Financial income (expenses), net	(15.2)	2.9	(24.5)	(96.4)	(6.8)
Foreign exchange gain (loss), net	(5.3)	(0.4)	(14.9)	(14.6)	8.7

Profit before taxes on income	59.1	94.6	503.9	602.4	613.8
Income taxes expense (income)	(118.0)	17.7	(156.2)	(256.4)	(265.2)

Net income	(58.9)	112.3	347.7	346.0	348.6

Attributable to:
Owners of Embraer	(61.7)	110.6	334.7	342.0	347.8
Non-controlling interest	2.8	1.7	13.0	4.0	0.8

	As of March 31,	As of December 31,
	2015	2014	2013	2012
	(in US$ millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,064.8	1,713.0	1,683.7	1,797.0
Financial assets	743.2	710.6	939.9	578.2
Other current assets	3,759.4	3,387.1	3,144.2	2,983.5
Property, plant and equipment	2,005.3	2,025.8	1,993.3	1,738.4
Intangible assets	1,267.1	1,260.9	1,109.1	958.8
Other long-term assets	1,325.8	1,313.6	1,272.3	1,425.0

Total assets	10,165.6	10,411.0	10,142.5	9,480.9

Short-term loans and financings	260.5	89.7	79.3	336.3
Other current payables	2,442.4	2,463.2	2,813.4	2,452.4
Long-term loans and financings	2,128.8	2,418.4	2,115.0	1,730.2
Other non-current liabilities	1,562.0	1,574.9	1,502.6	1,611.7

Total liabilities	6,393.7	6,546.2	6,510.3	6,130.6

Company shareholders’ equity	3,672.2	3,764.8	3,533.6	3,258.3
Non-controlling interest	99.7	100.0	98.6	92.0

Total shareholders’ equity	3,771.9	3,864.8	3,632.2	3,350.3
Total liabilities and shareholders’ equity	10,165.6	10,411.0	10,142.5	9,480.9

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
Other Consolidated Financial Data:
Net cash provided by (used in) operating activities	(396.8)	(300.4)	482.3	564.6	693.0
Net cash provided by (used in) investing activities	(147.7)	(130.9)	(671.5)	(764.0)	(617.3)
Net cash provided by (used in) financing activities	14.8	(15.1)	333.3	192.5	422.3
Depreciation and amortization	69.5	58.9	286.3	290.6	278.8

	As of and for the three- months ended March 31,		As of and for the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions, except for ratios)
Certain Consolidated Financial Data:
EBITDA(4)	149.1	151.0	829.6	1,004.0	890.7
Interest and commissions on loans(5)	34.6	31.8	138.7	132.5	118.7
Certain Financial Ratios:
Total debt to EBITDA(1)(4)(6)	2.89	2.10	3.02	2.19	2.32
Net cash to EBITDA(2)(4)(6)	(0.70)	0.05	(0.10)	0.43	0.35
Total debt to capitalization(1)(3)	0.39	0.38	0.40	0.38	0.39
EBITDA to interest and commissions on loans(4)(5)(6)	5.85	8.02	5.98	7.58	7.50

(1)	Total debt represents short- and long-term loans and financing. Total debt excludes non-recourse and recourse debt associated with customer financing arrangements transacted through special purpose entities, or SPEs.
(2)	Net cash represents cash and cash equivalents, plus short-term financial assets, minus short- and long-term loans and financing.
(3)	Total capitalization represents short- and long-term loans and financing, plus company shareholders’ equity, which excludes non-controlling interests.
(4)	We calculate EBITDA as net income plus finance income (expenses), foreign exchange gain (loss), income tax (expense) income and depreciation and amortization. EBITDA is not a measurement of our financial performance under IFRS. EBITDA is presented because we use it internally as a measure to evaluate certain aspects of our business, including our financial operations. We also believe that some investors find it to be a useful tool for measuring a company’s financial performance. EBITDA should not be considered as an alternative to, in isolation from, or a substitution for analysis of our financial condition or results of operations, as reported under IFRS. Other companies in our industry may calculate EBITDA differently than we have for purposes of this prospectus supplement, limiting EBITDA’s usefulness as a comparative measure.
(5)	Includes only interest and commissions on loans, which are included in financial income (expense), net presented in our consolidated income statement.
(6)	Financial ratios as of and for the three months ended March 31, 2015 and 2014 were calculated based on the accumulated EBITDA for the previous 12-month periods (US$827.7 million and US$1,054.6 million, respectively) and, as to the ratio of EBITDA to interest and commissions on loans, based on the related interest and commissions on loans for such 12-month periods (US$141.5 million and US$131.5 million, respectively).

The table below sets forth the reconciliation of net income attributable to Embraer to EBITDA as well as the reconciliation of net cash, calculated, in each case, on the basis of financial information prepared in accordance with IFRS, for the periods indicated.

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
EBITDA Reconciliation:
Net income	(58.9)	112.3	347.7	346.0	348.6
Income tax (expense) income	118.0	(17.7)	156.2	256.4	265.2
Financial income (expenses), net	15.2	(2.9)	24.5	96.4	6.8
Foreign exchange gain (loss), net	5.3	0.4	14.9	14.6	(8.7)
Depreciation and amortization	69.5	58.9	286.3	290.6	278.8

EBITDA	149.1	151.0	829.6	1,004.0	890.7

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
Net Cash Reconciliation:
Cash and cash equivalents	1,064.8	1,259.5	1,713.0	1,683.7	1,797.0
(+) Financial assets	743.2	1,011.0	710.6	939.9	578.2
(-) Short-term loans and financings	260.5	79.3	89.7	79.3	336.3
(-) Long-term loans and financings	2,128.8	2,138.5	2,418.4	2,115.0	1,730.2

Net Cash	(581.3)	52.7	(84.5)	429.3	308.7

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
Other Data:
Aircraft delivered during period:
To the Commercial Aviation Segment
EMBRAER 170	—	1	1	4	1
EMBRAER 175	20	8	62	24	20
EMBRAER 190	—	4	19	45	62
EMBRAER 195	—	1	10	17	23
To the Defense and Security Segment
EMB 145 AEW&C/RS/MP	—	—	—	—	2
EMB 312 Tucano/AL-X/Super Tucano	—	—	7	6	14
To the Executive Aviation Segment
Legacy 600/650	—	2	18	23	19
Legacy 500	2	—	3	—	—
EMBRAER 145/170/190 Shuttle	—	—	—	2	1
Phenom 100	1	3	19	30	29
Phenom 300	9	14	73	60	48
Lineage 1000	—	1	3	4	2
To the General Aviation Segment
Light Propeller Aircraft	3	10	38	60	62

Total delivered	32	34	253	275	283

	As of March 31,		As of December 31,
	2015	2014	2014	2013	2012
Aircraft in backlog at end of period:
In the Commercial Aviation Segment
EMBRAER 170	5	0	5	1	10
EMBRAER 175	172	180	172	188	35
EMBRAER 190	60	68	65	73	109
EMBRAER 195	7	16	7	17	31
EMBRAER 175 – E2	100	100	100	100	—
EMBRAER 190 – E2	60	50	60	25	—
EMBRAER 195 – E2	50	50	50	25	—
In the Defense and Security Segment	63	38	65	38	19
In the Executive Aviation Segment
Legacy 450/500/600/650/Phenom 100/300/Lineage 1000/EMBRAER 170/ 190 Shuttle	191	201	168	208	272
Total backlog (in aircraft)	708	703	692	675	476

Total backlog (in US$ millions)	20,492.0	19,224.0	20,920.2	18,205.5	12,462.2

RISK FACTORS

Prospective purchasers of notes should carefully consider the risks described below and those described in “Item 3D. Risk Factors” of our 2014 Form 20-F which is incorporated by reference in the prospectus, as well as the other information in this prospectus supplement, before deciding to purchase any notes. Our business, results of operations, financial condition or prospects could be negatively affected if any of these risks occurs, and as a result, the trading price of the notes could decline and you could lose all or part of your investment.

Risks Relating to the Notes

Embraer Finance has no revenue-generating operations of their own, so that holders of the notes must depend entirely on Embraer to provide Embraer Finance with sufficient funds to make payments on the notes when due.

Embraer Finance are direct wholly-owned subsidiaries of Embraer incorporated under the laws of the Netherlands on May 22, 2015. Embraer Finance was established primarily to act as a finance subsidiary of Embraer. Accordingly, the ability of Embraer Finance to pay principal, interest and other amounts due on the notes will depend entirely upon Embraer’s financial condition and results of operations. In the event of an adverse change in Embraer’s financial condition or results of operations, Embraer Finance may not have sufficient funds to repay all amounts due on or with respect to the notes.

We may not be able to generate sufficient cash to service all of our current or future indebtedness, including the notes, and be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations, including with respect to the notes and the guarantees, depends on our financial and operating performance, which is subject to prevailing economic and competitive market conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If we cannot make scheduled payments on our debt, we will be in default and, as a result, our debt holders could declare all outstanding principal and interest to be due and payable or the lenders under our credit facilities could terminate their commitments to lend us money and foreclose against the assets securing their borrowings.

The indenture governing the notes does not contain financial or other covenants restricting the incurrence of future indebtedness by us or our subsidiaries.

Neither we nor any of our subsidiaries are restricted from incurring additional debt or providing additional guarantees under the indenture. Our incurrence of additional indebtedness may have significant impacts on our operations. For example, an increase in our indebtedness and other financial obligations may increase the possibility that we may be unable to generate cash sufficient to pay, when due, the principal, of, interest on, or other amounts due, in respect of indebtedness, including the notes.

Moreover, if we incur any additional indebtedness or provide any additional guarantees ranking equally with the notes and the guarantees thereof, the holders of that debt (or beneficiaries of those guarantees) will be entitled to share ratably with you in any amounts distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company, which may reduce any amounts payable to you in connection with such proceedings.

Payments on the notes and the guarantees will be junior to our secured debt obligations and effectively junior to debt obligations of our subsidiaries.

The notes and the guarantees will constitute our unsecured unsubordinated obligations and will rank equal in right of payment with all of our other existing and future unsecured unsubordinated indebtedness. Although the holders of the notes will have a direct, but unsecured claim on our assets and property, payment on the notes will be subordinated to our secured debt to the extent of the assets and property securing such debt. In addition, under Brazilian law, our obligations under the notes are subordinated to certain statutory preferences, including claims for wages, secured obligations, social security, taxes, court fees, expenses and costs, as well as to other statutory claims specific to the aircraft industry. In the event of our liquidation, such statutory preferences will have preference over any other claims, including claims by any holder of the notes.

As of March 31, 2015, on a consolidated basis, we had US$2,389.3 million of debt outstanding. Of this debt, US$231.1 million was secured debt and US$166.2 million was debt of our subsidiaries.

In addition, as of March 31, 2015, we had off-balance sheet exposure of US$467.5 million relating to financial and residual value guarantees, which were secured by expected proceeds from performance guarantees and sale of underlying assets that as of March 31, 2015 totaled US$690.8 million. This amount represented the aggregate result of various transactions and, on a case-by-case basis, we may face shortfalls from time to time.

Any right of the holders of the notes to participate in the assets of our subsidiaries upon any liquidation or reorganization will be subject to the prior claims of the creditors of our subsidiaries. The indenture relating to the notes includes a limitation on our ability, to create liens on our assets, although such limitation is subject to certain significant exceptions. The indenture does not restrict our subsidiaries from creating liens on their assets.

We conduct a portion of our business operations through our subsidiaries. In servicing payments to be made on the notes, we will rely, in part, on cash flows from these subsidiaries, mainly dividend payments.

The ability of our subsidiaries to make dividend payments to us will be affected by, among other factors, the obligations of these entities to their creditors, requirements of the Brazilian Corporate Law and other laws, and restrictions contained in agreements entered into by or relating to these entities.

The guarantor’s obligations under the guarantee are also subordinated to certain statutory preferences.

Under Brazilian law, the guarantor’s obligations under its guarantee are also subordinated to certain statutory preferences. In the event of the liquidation, bankruptcy or judicial reorganization of a guarantor, such statutory preferences, including post-petition claims, claims for salaries, wages, social security, taxes and court fees and expenses and claims secured by collateral, among others, will have preference over any other claims, including claims by any investor in respect of the guarantee. In such a scenario, enforcement of the guarantee may be unsuccessful, and noteholders may be unable to collect amounts that they are due under the notes.

The guarantees by Embraer may not be enforceable if deemed fraudulent and declared void.

The guarantees by Embraer may not be enforceable under Brazilian law. While Brazilian law does not prohibit the granting of guarantees, in the event that we were to become subject to a reorganization proceeding or to bankruptcy, Embraer’s guarantees, if granted up to two years before the declaration of bankruptcy, may be deemed to have been fraudulent and declared void, based upon our being deemed not to have received fair consideration in exchange for the granting of the guarantees.

We hold a portion of our assets indirectly through non-guarantor subsidiaries; creditors of those non-guarantors subsidiaries have a claim to the non-guarantor subsidiary guarantors’ assets that is effectively senior to that of holders of the notes.

We hold a portion of our assets indirectly through non-guarantor subsidiaries, that are separate and distinct legal entities with no obligation, contingent or otherwise, to pay any amounts due under the notes or to make any funds available for any of those payments. Claims of creditors of our non-guarantor subsidiaries, including trade creditors and banks and other lenders, will effectively have priority over the holders of the notes with respect to the assets and cash flows of those subsidiaries. In addition, the holders of the notes will be limited in their ability to participate in distributions of assets of our subsidiaries to the extent that the outstanding shares of any of our subsidiaries are either pledged as collateral to other creditors or are not owned by us.

The foreign exchange policy of Brazil may affect the ability of Embraer to make money remittances outside Brazil in respect of the guarantees

Under Brazilian regulations, Brazilian companies are not required to obtain authorization from the Central Bank of Brazil, or the Central Bank, in order to make payments in U.S. dollars outside Brazil under guarantees in favor of foreign persons, such as the holders of the notes. We cannot assure you that these regulations will continue to be in force at the time Embraer is required to perform its payment obligations under the guarantees. If these regulations or their interpretation are modified and an authorization from the Central Bank is required, Embraer would need to seek an authorization from the Central Bank to transfer the amounts under the guarantees out of Brazil or, alternatively, make such payments with funds held by Embraer outside Brazil. We cannot assure you that such an authorization will be obtained or that such funds will be available.

We cannot assure you that an active trading market for the notes will develop.

The notes constitute a new issue of securities, for which there is no existing market. We will apply to list the notes on the New York Stock Exchange. We cannot assure you that our listing application with the New York Stock Exchange will be approved. We cannot provide you with any assurances regarding the future development of a market for the notes, the ability of holders of the notes to sell their notes, or the price at which such holders may be able to sell their notes. If such a market were to develop, the notes could trade at prices that may be higher or lower than the initial offering price depending on many factors, including prevailing interest rates, our results of operations and financial condition, political and economic developments in and affecting Brazil and the market for similar securities. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of notes;

•	our operating performance and financial condition;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the notes; and

•	prevailing interest rates.

Historically, the market for debt securities similar to the notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. Therefore, we cannot assure you that you will be able to sell your notes at a particular time or the price that you receive when you sell will be favorable.

Judgments of Brazilian courts enforcing our obligations under the notes would be payable only in reais.

If proceedings were brought in the courts of Brazil seeking to enforce our obligations under the notes, we would not be required to discharge such obligations in a currency other than reais. Any judgment obtained against us in Brazilian courts in respect of any payment obligations under the notes will be expressed in reais equivalent to the U.S. dollar amount at the exchange rate published by the Central Bank on the date on which such judgment is rendered. We cannot assure you that this exchange rate will afford you full compensation of the amount invested in the notes.

Changes in our credit ratings may adversely affect the value of the notes.

The notes are expected to be rated by credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

We would be required to pay amounts only in reais in case of bankruptcy.

Any judgment obtained against us in the courts of Brazil in respect of any of our payment obligations under the notes by reason of acceleration of the notes upon our bankruptcy will be expressed in reais equivalent to the U.S. dollar amount of such sum at the exchange rate on the date at which a judicial decision declaring our bankruptcy is rendered. Accordingly, in case of bankruptcy, all credits held against us denominated in foreign currency will be converted into reais at the prevailing exchange rate on the date of declaration of bankruptcy by the judge. In this case, authorization by the Central Bank may be required for the conversion of such real-denominated amount into foreign currency and for its remittance abroad.

USE OF PROCEEDS

We estimate the net proceeds from the sale of the notes to be approximately US$                 million after deducting the underwriting discount and the estimated expenses of the offering payable by us. We intend to use a portion of the net proceeds to repay a portion of our outstanding indebtedness and the remainder for general corporate purposes.

EXCHANGE RATES

For a discussion on the operation of the foreign exchange markets in Brazil and on historical real/U.S. dollar exchange rate through March 27, 2015, see “Item 3. Key Information—Exchange Rates” in our 2014 Form 20-F. Since 1999, the Central Bank has allowed the real/U.S. dollar exchange rate to float freely, and during that period, the real/U.S. dollar exchange rate has fluctuated considerably. In the past, the Central Bank has intervened occasionally to control unstable movements in foreign exchange rates. We cannot predict whether the Central Bank or the Brazilian federal government will continue to let the real float freely or will intervene in the exchange rate market through a currency band system or otherwise. The real may depreciate or appreciate against the U.S. dollar substantially in the future. For more information on these risks, see “Item 3D. Risk Factors—Risks Relating to Brazil” included in our 2014 Form 20-F which is incorporated by reference in the prospectus.

The following table sets forth the selling exchange rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated:

	Exchange Rate of Reais to US$1.00
Year ended December 31,	Period-end	Average(1)	Low	High
2010	1.6662	1.7601	1.6554	1.8811
2011	1.8758	1.6709	1.5345	1.9016
2012	2.0435	1.9588	1.7024	2.1121
2013	2.3426	2.1741	1.9528	2.4457
2014	2.6562	2.3547	2.1974	2.7403

	Exchange Rate of Reais to US$1.00
Month/period ended,	Period-end	Average(2)	Low	High
November 30, 2014	2.560	2.548	2.484	2.614
December 31, 2014	2.656	2.639	2.561	2.740
January 31, 2015	2.662	2.634	2.575	2.711
February 29, 2015	2.878	2.816	2.689	2.881
March 31, 2015	3.208	3.139	2.866	3.268
April 30, 2015	2.994	3.043	2.894	3.156
May 2015 (through May 26, 2015)	3.135	3.042	2.989	3.135

Source:	Central Bank.
(1)	Represents the average of the exchange rates on the last day of each month during the relevant periods.
(2)	Represents the average of the exchange rates during the relevant period.

CAPITALIZATION

The following table set forth our consolidated debt and capitalization as of March 31, 2015 based on our consolidated financial statements prepared in accordance with IFRS: on an actual historical basis and as adjusted to give effect to this offering. The table should be read in conjunction with, and are qualified in their entirety by reference to, our consolidated financial statements and the notes thereto incorporated by reference in this prospectus supplement.

The “as adjusted” column gives effect to the issuance of notes in this offering in the aggregate principal amount of US$ million and the application of the net proceeds thereof.

	As of March 31, 2015	As adjusted as of March 31, 2015
	(in US$ millions)
Short-term debt	260.5
Long-term debt:	2,128.8
Notes offered hereby	—

Total debt	2,389.3

Company shareholders’ equity	3,672.2

Total capitalization (1)(2)	6,061.5

(1)	Total capitalization is the sum of total debt and company shareholders’ equity. Company shareholders’ equity does not include shareholders’ equity pertaining to the non-controlling interests in our subsidiaries.
(2)	After the completion of this offering, we may incur additional debt in the regular course of our business which may materially affect our total indebtedness as provided in this table.

As of March 31, 2015, on a consolidated basis, we had US$2,389.3 million of debt outstanding. Of this debt, US$231.1 million was secured debt and US$166.2 million was debt of our subsidiaries. In addition, at March 31, 2015, we had off-balance sheet exposure of US$467.5 million relating to financial guarantees.

There has been no material change in our capitalization since March 31, 2015, except as disclosed above.

SELECTED FINANCIAL AND OTHER INFORMATION

The following table presents selected historical IFRS consolidated financial and operating data for us for each of the periods indicated. You should read this information in conjunction with the selected financial data and our consolidated financial statements and related notes included in our 2014 Form 20-F filed with the SEC on March 27, 2015, containing our audited consolidated financial statements at December 31, 2014 and 2013 and for each of the years ended December 31, 2014, 2013 and 2012 and our report on Form 6-K furnished to the SEC on May 27, 2015, containing our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
Consolidated Statements of Income:
Revenue	1,055.9	1,242.3	6,288.8	6,235.0	6,167.0
Cost of sales and services	(805.6)	(973.4)	(5,038.3)	(4,818.9)	(4,676.6)

Gross profit	250.3	268.9	1,250.5	1,416.1	1,490.4
Operating income (expense)
Administrative	(43.2)	(47.5)	(207.5)	(210.5)	(279.2)
Selling	(86.1)	(92.4)	(419.9)	(454.4)	(480.4)
Research	(7.4)	(9.3)	(47.1)	(74.7)	(77.3)
Other operating (expense) income, net	(33.9)	(27.6)	(32.6)	36.9	(42.8)
Equity in losses of associates	(0.1)	—	(0.1)	—	1.2

Operating profit before financial income (expense)	79.6	92.1	543.3	713.4	611.9
Financial income (expenses), net	(15.2)	2.9	(24.5)	(96.4)	(6.8)
Foreign exchange gain (loss), net	(5.3)	(0.4)	(14.9)	(14.6)	8.7

Profit before taxes on income	59.1	94.6	503.9	602.4	613.8
Income taxes expense (income)	(118.0)	17.7	(156.2)	(256.4)	(265.2)

Net income	(58.9)	112.3	347.7	346.0	348.6

Attributable to:
Owners of Embraer	(61.7)	110.6	334.7	342.0	347.8
Non-controlling interest	2.8	1.7	13.0	4.0	0.8

	As of March 31,	As of December 31,
	2015	2014	2013	2012
	(in US$ millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	1,064.8	1,713.0	1,683.7	1,797.0
Financial assets	743.2	710.6	939.9	578.2
Other current assets	3,759.4	3,387.1	3,144.2	2,983.5
Property, plant and equipment	2,005.3	2,025.8	1,993.3	1,738.4
Intangible assets	1,267.1	1,260.9	1,109.1	958.8
Other long-term assets	1,325.8	1,313.6	1,272.3	1,425.0

Total assets	10,165.6	10,411.0	10,142.5	9,480.9

Short-term loans and financings	260.5	89.7	79.3	336.3
Other current payables	2,442.4	2,463.2	2,813.4	2,452.4
Long-term loans and financings	2,128.8	2,418.4	2,115.0	1,730.2
Other non-current liabilities	1,562.0	1,574.9	1,502.6	1,611.7

Total liabilities	6,393.7	6,546.2	6,510.3	6,130.6

Company shareholders’ equity	3,672.2	3,764.8	3,533.6	3,258.3
Non-controlling interest	99.7	100.0	98.6	92.0

Total shareholders’ equity	3,771.9	3,864.8	3,632.2	3,350.3

Total liabilities and shareholders’ equity	10,165.6	10,411.0	10,142.5	9,480.9

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
Other Consolidated Financial Data:
Net cash provided by (used in) operating activities	(396.8)	(300.4)	482.3	564.6	693.0
Net cash provided by (used in) investing activities	(147.7)	(130.9)	(671.5)	(764.0)	(617.3)
Net cash provided by (used in) financing activities	14.8	(15.1)	333.3	192.5	422.3
Depreciation and amortization	69.5	58.9	286.3	290.6	278.8

	As of and for the three-months ended March 31,		As of and for the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions, except for ratios)
Certain Consolidated Financial Data:
EBITDA(4)	149.1	151.0	829.6	1,004.0	890.7
Interest and commissions on loans(5)	34.6	31.8	138.7	132.5	118.7
Certain Financial Ratios:
Total debt to EBITDA(1)(4)(6)	2.89	2.10	3.02	2.19	2.32
Net cash to EBITDA(2)(4)(6)	(0.70)	0.05	(0.10)	0.43	0.35
Total debt to capitalization(1)(3)	0.39	0.38	0.40	0.38	0.39
EBITDA to interest and commissions on loans(4)(5)(6)	5.85	8.02	5.98	7.58	7.50

(1)	Total debt represents short- and long-term loans and financing. Total debt excludes non-recourse and recourse debt associated with customer financing arrangements transacted through special purpose entities, or SPEs.
(2)	Net cash represents cash and cash equivalents, plus short-term financial assets, minus short- and long-term loans and financing.
(3)	Total capitalization represents short- and long-term loans and financing, plus company shareholders’ equity, which excludes non-controlling interests.
(4)	We calculate EBITDA as net income plus finance income (expenses), foreign exchange gain (loss), income tax (expense) income and depreciation and amortization. EBITDA is not a measurement of our financial performance under IFRS. EBITDA is presented because we use it internally as a measure to evaluate certain aspects of our business, including our financial operations. We also believe that some investors find it to be a useful tool for measuring a company’s financial performance. EBITDA should not be considered as an alternative to, in isolation from, or a substitution for analysis of our financial condition or results of operations, as reported under IFRS. Other companies in our industry may calculate EBITDA differently than we have for purposes of this prospectus supplement, limiting EBITDA’s usefulness as a comparative measure.
(5)	Includes only interest and commissions on loans, which are included in financial income (expense), net presented in our consolidated income statement.
(6)	Financial ratios as of and for the three months ended March 31, 2015 and 2014 were calculated based on the accumulated EBITDA for the previous 12-month periods (US$827.7 million and US$1,054.6 million, respectively) and, as to the ratio of EBITDA to interest and commissions on loans, based on the related interest and commissions on loans for such 12-month periods (US$141.5 million and US$131.5 million, respectively).

The table below sets forth the reconciliation of net income attributable to Embraer to EBITDA as well as the reconciliation of net cash, calculated, in each case, on the basis of financial information prepared in accordance with IFRS, for the periods indicated.

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
EBITDA Reconciliation:
Net income	(58.9)	112.3	347.7	346.0	348.6
Income tax (expense) income	118.0	(17.7)	156.2	256.4	265.2
Financial income (expenses), net	15.2	(2.9)	24.5	96.4	6.8
Foreign exchange gain (loss), net	5.3	0.4	14.9	14.6	(8.7)
Depreciation and amortization	69.5	58.9	286.3	290.6	278.8

EBITDA	149.1	151.0	829.6	1,004.0	890.7

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
	(in US$ millions)
Net Cash Reconciliation:
Cash and cash equivalents	1,064.8	1,259.5	1,713.0	1,683.7	1,797.0
(+) Financial assets	743.2	1,011.0	710.6	939.9	578.2
(-) Short-term loans and financings	260.5	79.3	89.7	79.3	336.3
(-) Long-term loans and financings	2,128.8	2,138.5	2,418.4	2,115.0	1,730.2

Net Cash	(581.3)	52.7	(84.5)	429.3	308.7

	For the three months ended March 31,		For the year ended December 31,
	2015	2014	2014	2013	2012
Other Data:
Aircraft delivered during period:
To the Commercial Aviation Segment
EMBRAER 170	—	1	1	4	1
EMBRAER 175	20	8	62	24	20
EMBRAER 190	—	4	19	45	62
EMBRAER 195	—	1	10	17	23
To the Defense and Security Segment
EMB 145 AEW&C/RS/MP	—	—	—	—	2
EMB 312 Tucano/AL-X/Super Tucano	—	—	7	6	14
To the Executive Aviation Segment
Legacy 600/650	—	2	18	23	19
Legacy 500	2	—	3	—	—
EMBRAER 145/170/190 Shuttle	—	—	—	2	1
Phenom 100	1	3	19	30	29
Phenom 300	9	14	73	60	48
Lineage 1000	—	1	3	4	2
To the General Aviation Segment
Light Propeller Aircraft	3	10	38	60	62

Total delivered	32	34	253	275	283

	As of March 31,		As of December 31,
	2015	2014	2014	2013	2012
Aircraft in backlog at end of period:
In the Commercial Aviation Segment
EMBRAER 170	5	0	5	1	10
EMBRAER 175	172	180	172	188	35
EMBRAER 190	60	68	65	73	109
EMBRAER 195	7	16	7	17	31
EMBRAER 175 – E2	100	100	100	100	—
EMBRAER 190 – E2	60	50	60	25	—
EMBRAER 195 – E2	50	50	50	25	—
In the Defense and Security Segment	63	38	65	38	19
In the Executive Aviation Segment
Legacy 450/500/600/650/Phenom 100/300/Lineage 1000/EMBRAER 170/ 190 Shuttle	191	201	168	208	272
Total backlog (in aircraft)	708	703	692	675	476

Total backlog (in US$ millions)	20,492.0	19,224.0	20,920.2	18,205.5	12,462.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 and the notes thereto included in our First Quarter Form 6-K, furnished to the SEC on May 27, 2015 and incorporated herein by reference. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, those set forth in “Forward-Looking Statements.”

Brazilian Economic Environment

Despite recent signs of mild economic recovery, the global economic slowdown, including the events negatively affecting the commercial and executive airline industry and the U.S., has adversely affected the global and Brazilian economies and securities markets, and has resulted in:

•	increased volatility in the market price of securities;

•	significant decline in corporate earnings estimates;

•	substantial losses in important industries, including the air transport and insurance industries; and

•	significant erosion of consumer confidence.

Any uncertainty surrounding the U.S., Brazilian and global economies could result in the Brazilian federal government changing existing laws or regulations or imposing new ones, and/or the Central Bank changing base interest rates, which could adversely affect our operations.

The Brazilian federal government has frequently intervened in the Brazilian economy and occasionally made drastic changes in policy and regulations. The Brazilian federal government’s actions to control inflation and affect other policies and regulations have often involved, among other measures, increases in interest rates, changes in tax policies and incentives, price controls, currency devaluations, capital controls and limits on imports. Changes in Brazil’s monetary, credit, tariff and other policies could adversely affect our business, as could inflation, currency and interest-rate fluctuations, social instability and other political, economic or diplomatic developments in Brazil, as well as the Brazilian federal government’s response to such developments.

Rapid changes in Brazilian political and economic conditions that have occurred and may occur in the future will require a continued assessment of the risks associated with our activities and the adjustment of our business and operating strategy accordingly. Future developments in Brazilian federal government policies, including changes in the current policy and incentives adopted for financing the export of Brazilian goods, or in the Brazilian economy, over which we have no control, may have a material adverse effect on our business.

The following table shows data for real GDP growth, inflation, interest rates and the U.S. dollar exchange rate for and as of the periods indicated.

	As of and for the three months ended March 31,				As of and for the year ended December 31,
	2015		2014		2014		2013		2012
Real growth in gross domestic product		—		0.2%		0.1%		2.3%		0.9%
Inflation (IGP-M)(1)		2.0%		2.5%		3.7%		5.5%		7.8%
Inflation (IPCA)(2)		3.8%		2.2%		6.4%		5.9%		5.8%
CDI rate(3)		2.76%		2.36%		10.8%		9.8%		6.9%
LIBOR rate(4)		0.2%		0.2%		0.3%		0.3%		0.3%
Depreciation of the real vs. U.S. dollar		12.8%		4.0%		9.0%		10.5%		16.7%
Period-end exchange rate—US$1.00	R$	3.208	R$	2.263	R$	2.656	R$	2.343	R$	2.044
Average exchange rate—US$1.00(5)	R$	2.870	R$	2.365	R$	2.354	R$	2.174	R$	1.958

Sources:	Fundação Getúlio Vargas, the Central Bank and Bloomberg.
(1)	Inflation (IGP-M) is the general market price index measured by the Fundação Getúlio Vargas.
(2)	Inflation (IPCA) is a broad consumer price index measured by the Instituto Brasileiro de Geografia e Estatística.
(3)	The CDI rate is average of inter-bank overnight rates in Brazil (as of the last date of the respective period).
(4)	Three-month U.S. dollar LIBOR rate as of the last date of the period. The LIBOR rate is the London inter-bank offer rate.
(5)	Represents the average of the exchange rates on the last day of each month during the period.

Inflation and exchange-rate variations have had, and may continue to have, substantial effects on our financial condition and results of operations. Inflation and exchange-rate variations affect our monetary assets and liabilities denominated in reais. The value of such assets and liabilities as expressed in U.S. dollars declines when the real depreciates against the U.S. dollar and increases when the real appreciates. In periods of depreciation of the real, we report (a) a remeasurement loss on our real-denominated monetary assets and (b) a remeasurement gain on our real-denominated monetary liabilities.

Principal Operating Data

The following chart sets forth statistical data for our deliveries and backlog of our aircraft at the end of the respective periods. Deliveries consist of aircraft that have been delivered to customers and for which the corresponding revenue has been recognized. Our backlog consists of all firm orders that have not yet been delivered. A firm order is a contractual commitment from a customer, customarily accompanied by a down payment, for which we have reserved a place on one of our production lines. See “Item 5D. Operating Results—Trend Information” for certain information on our firm orders and options in our 2014 Form 20-F.

	At and for the three months ended March 31,
Commercial Aviation	2015		2014
Deliveries		20		14
EMBRAER 170		—		1
EMBRAER 175		20		8
EMBRAER 190		—		4
EMBRAER 195		—		1
Defense & Security(1)
Deliveries		2		—
Executive Jets
Deliveries		12		20
Other Operating Information
Total Backlog (in billions)	US$	20.5	US$	19.2

(1)	Includes only aircraft delivered to state-owned airlines and for government transportation and therefore, excludes deliveries of the Tucano family aircraft, as such aircraft are not for transportation purposes.

The following table summarizes our order book for our Commercial Aviation segment at March 31, 2015. Our total firm order backlog at that date, including executive jets and defense aircraft, was US$20.5 billion.

Commercial Aviation	Firm Orders	Options	Deliveries	Firm Order Backlog
EMBRAER E170	193	7	188	5
EMBRAER E175	441	365	269	172
EMBRAER E190	575	89	515	60
EMBRAER E195	145	2	138	7
EMBRAER 175 – E2	100	100	—	100
EMBRAER 190 – E2	60	70	—	60
EMBRAER 195 – E2	50	50	—	50

The following tables set forth our commercial aviation order book as of March 31, 2015 by aircraft type, customer and country.

EMBRAER 170:

Customer	Firm Orders	Delivered	Firm Order Backlog
Airnorth (Australia)	1	1	—
Alitalia (Italy)	6	6	—
BA CityFlyer (UK)	6	6	—
Cirrus (Germany)	1	1	—
ECC (Ireland)(1)	6	6	—
Egypt Air (Egypt)	12	12	—
Finnair (Finland)	10	10	—
GECAS (USA)	9	9	—
JAL (Japan)	20	15	5
Jetscape (USA)	1	1	—
Lot Polish (Poland)	6	6	—
Petro Air (Libya)	2	2	—
Regional (France)	10	10	—
Republic Airline (USA)	48	48	—
Satena (Colombia)	1	1	—
Saudi Arabian Airlines (Saudi Arabia)	15	15	—
Sirte Oil (Libya)	1	1	—
Suzuyo (Japan)	2	2	—
TAME (Ecuador)	2	2	—
US Airways (USA)	28	28	—
Virgin Blue (Australia)	6	6	—

Total	193	188	5

(1)	The customer is Embraer’s ECC Leasing, which delivered one aircraft to Cirrus, two to Paramount, one to Satena and two to Gulf Air.

EMBRAER 175:

Customer	Firm Orders	Delivered	Firm Order Backlog
Air Canada (Canada)	15	15	—
Aldus (Ireland)	5	—	5
ECC Leasing (Ireland)(1)	1	1	—
Air Lease (USA)	8	8	—
Alitalia (Italy)	2	2	—
American Airlines (USA)	60	2	58
CIT (USA)	4	4	—
Flybe (UK)	15	11	4
Gecas (USA)	5	5	—
Jetscape (USA)	4	4	—
KLM (Netherlands)	15	—	15
Lot Polish (Poland)	12	12	—
Northwest Airlines (USA)	36	36	—
Oman Airlines (Oman)	5	5	—
Republic Airlines (USA)	156	101	55
Royal Jordanian (Jordan)	2	2	—
TRIP (Brazil)	5	5	—
United Airlines (USA)	30	21	9
Skywest (USA)	47	29	18
Suzuyo (Japan)	8	6	2
Undisclosed	6	—	6

Total	441	269	172

(1)	The customer is Embraer’s ECC Leasing, which delivered one aircraft to Air Caraibes.

EMBRAER 190:

Customer	Firm Orders	Delivered	Firm Order Backlog
Aero República (Colombia)	5	5	—
Aeromexico (Mexico)	12	12	—
Aldus (Ireland)	15	4	11
Air Astana (Kazakhstan)	2	2	—
Air Canada (Canada)	45	45	—
Air Caraibes (Guadalupe)	1	1	—
Air Lease (USA)	23	23	—
Air Moldova (Moldova)	1	1	—
Augsburg (Germany)	2	2	—
Austral (Argentina)	22	22	—
AZAL (Azerbaijan)	6	4	2
Azul (Brazil)	5	5	—
BA CityFlyer (UK)	9	9	—
BOC Aviation (Singapore)	14	14	—
Conviasa (Venezuela)	13	13	—
Conviasa – Lineage (Venezuela)	1	1	—
China Southern (China)	20	20	—
CIT (USA)	7	6	1
Copa (Panama)	15	15	—
ECC Leasing (Ireland)	1	1	—
Finnair (Finland)	12	12	—
GECAS (USA)	27	27	—
Goiania (Ukraine)	5	5	—
Hainan (China)	50	50	—
Hebei (China)	7	5	2
JAL (Japan)	10	—	10
JetBlue (USA)	88	64	24
Jetscape (USA)	7	7	—
Kenya Airways (Kenya)	10	10	—
KLM (Netherlands)	24	22	2
KunPeng (China)	5	5	—
LAM (Mozambique)	2	2	—
Lufthansa (Germany)	9	9	—
M1 Travel (Lebanon)	8	8	—
NAS Air (Saudi Arabia)	3	3	—
NIKI (Austria)	7	7	—
Regional (France)	10	10	—
Republic (USA)	2	2	—
Taca (El Salvador)	11	11	—
TAME (Ecuador)	3	3	—
TRIP (Brazil)	3	3	—
US Airways (USA)	25	25	—
Virgin Blue (Australia)	18	18	—
Virgin Nigeria (Nigeria)	2	2	—
Undisclosed	8	—	8

Total	575	515	60

EMBRAER 195:

Customer	Firm Orders	Delivered	Firm Order Backlog
Aurigny (Guernsey)	1	1	—
Azul (Brazil)	59	52	7
Belavia (Belarus)	2	2	—
BOC Aviation (Singapore)	1	1	—
Flybe (UK)	14	14	—
GECAS (USA)	12	12	—
Globalia (Spain)	12	12	—
Jetscape (USA)	2	2
LOT Polish (Poland)	4	4	—
Lufthansa (Germany)	34	34	—
Montenegro (Montenegro)	1	1	—
Royal Jordanian (Jordan)	2	2	—
Trip (Brazil)	1	1	—

Total	145	138	7

EMBRAER 175 – E2:

Customer	Firm Orders	Delivered	Firm Order Backlog
Skywest (USA)	100	—	100

Total	100	—	100

EMBRAER 190 E2:

Customer	Firm Orders	Delivered	Firm Order Backlog
Air Costa (India)	25	—	25
ILFC (USA)	25	—	25
ICBC (China)	10	—	10

Total	60	—	60

EMBRAER 195 E2:

Customer	Firm Orders	Delivered	Firm Order Backlog
Air Costa (India)	25	—	25
ILFC (USA)	25	—	25

Total	50	—	50

We continue to implement improvements to our industrial processes, reaffirming our commitment to our shareholders, customers and suppliers. We currently maintain our estimates to deliver 95 to 100 commercial aircraft, 80 to 90 light executive jets and 35 to 40 large executive jets during 2015.

Results of Operations

The following table presents statement of income data by business segment for the periods indicated:

	Three Months Ended March 31,
	2015	2014
	(in US$ millions)
Revenue
Commercial aviation	662.3	555.3
Executive aviation	167.0	267.4
Defense & Security	213.4	394.3
Other related businesses	13.2	25.3

Total	1,055.9	1,242.3
Cost of sales and services
Commercial aviation	(493.5)	(431.9)
Executive aviation	(106.6)	(249.1)
Defense & Security	(198.7)	(282.2)
Other related businesses	(6.8)	(10.2)

Total	(805.6)	(973.4)
Gross profit
Commercial aviation	168.8	123.4
Executive aviation	60.4	18.3
Defense & Security	14.7	112.1
Other related businesses	6.4	15.1

Total	250.3	268.9
Operating expenses
Commercial aviation	(85.1)	(89.1)
Executive aviation	(50.7)	(46.9)
Defense & Security	(33,0)	(38.3)
Other related businesses	(1.9)	(2.5)
Total	(170.7)	(176.8)

Operating profit before finance income (expense)	79.6	92.1

The following table sets forth statement of income information, and such information as a percentage of our revenue, for the periods indicated:

	Three Months Ended March 31,
Consolidated Statements of Income	2015		2014
	(in US$ millions, except percentages)
Revenue	1,055.9	100%	1,242.3	100%
Cost of sales and services	(805.6)	76.3%	(973.4)	78.4%
Gross profit	250.3	23.7%	268.9	21.6%
Operating income (expense)	(170.7)	16.2%	(176.8)	14.2%
Administrative	(43.2)	4.1%	(47.5)	3.8%
Selling	(86,1)	8.2%	(92.4)	7.4%
Research	(7,4)	0.7%	(9.3)	0.7%
Other operating income (expense), net	(33.9)	3.2%	(27.6)	2.2%
Equity in losses of associates	(0.1)		—	—

Operating profit before financial income (expense)	79.6	7.5%	92.1	7.4%
Financial expenses, net	(15.2)	1.4%	2.9	0.2%
Foreign exchange gain (loss), net	(5.3)	0.5%	(0.4)	—

Profit before taxes on income	59.1	5,6%	94.6	7.6%
Income taxes expense (benefit)	(118.0)	11.2%	17.7	1.4%

Net income(loss)	(58.9)	5.6%	112.3	9.0%

Three Months Ended March 31, 2015 Compared with Three Months Ended March 31, 2014

Revenue

Our revenue decreased by 15.0% to US$1,055.9 million in the three months ended March 31, 2015, from US$1,242.3 million in the corresponding period in 2014, mainly due to fewer jet deliveries in our Executive Aviation segment and a year-over-year decline in our Defense & Security revenues, which decreased to US$213.4 million in the three months ended March 31, 2015, from US$394.3 million in the corresponding period in 2014. Our Executive Aviation revenues decreased by 45.9% to US$167.0 million in the three months ended March 31, 2015, from US$267.4 million the corresponding period in 2014. Our Commercial Aviation revenues increased by 19.3% to US$662.3 million in the three months ended March 31, 2015, from US$555.3 million in the corresponding period in 2014, and our Other Related Businesses segment revenues decreased 47.8% to US$13.2 million in the three months ended March 31, 2015, from US$25.3 million in the corresponding period in 2014.

Our Commercial Aviation revenues increased in the three months ended March 31, 2015, principally due to a higher level of deliveries during this period compared to the corresponding period in 2014. In the three months ended March 31, 2015, our Commercial Aviation segment delivered 20 commercial aircraft, compared to 14 aircraft in the corresponding period in 2014, though with a less favorable product mix, as a result of a higher proportion of smaller E175 jets delivered relative to the E190 and E195 models.

The decrease in our Executive Aviation segment revenues in the three months ended March 31, 2015, was largely driven by a decrease in the number of executive jets we delivered during the period, as compared to the corresponding period in 2014. During the three months ended March 31, 2015, we delivered 12 executive jets (10 light jets and 2 large jets) compared to deliveries of 20 executive jets (17 light jets and 3 large jets) in the corresponding period in 2014, representing a decrease of 40.0%.

Our Defense & Security segment revenues are accounted for under the percentage-of-completion method. We continued to perform under our contracts with the Brazilian federal government, which are denominated in reais, specifically the KC-390 development program, the Integrated Border Monitoring System (SISFRON) and the Geostationary Defense and Communications Satellite programs, as well as the Light Air Support (LAS) program with the United States Air Force (USAF). Our Defense & Security segment revenues decreased by 45.9% to US$213.4 million in the three months ended March 31, 2015, from US$394.3 million in the corresponding period in 2014, driven principally by a revision of the cost base of certain contracts in this segment due to the appreciation of the dollar against the real, considering that the real depreciated by 20.8% against the U.S. dollar during the three months ended March 31, 2015.

Cost of Sales and Services

Our cost of sales and services decreased by 17.2% to US$805.6 million in the three months ended March 31, 2015, from US$973.4 million in the corresponding period in 2014. This decrease in our cost of sales was slightly higher than the 15.0% decrease in our revenues during the same period, driving a decrease in our cost of sales and services as a percentage of revenues to 76.3% in the three months ended March 31, 2015, from 78.4% in the corresponding period in 2014. The 17.2% decrease in our cost of sales and services was mainly due to (1) a more favorable exchange rate environment as the average real to U.S. dollar exchange rate in the three months ended March 31, 2015 depreciated by 21.4% compared to the average exchange rate in the corresponding period in 2014, and (2) production efficiency gains on our deliveries of E175 jet models in our Commercial Aviation segment, partially offset by an increase in deliveries in our Commercial Aviation segment in the three months ended March 31, 2015 as compared to the corresponding period in 2014.

Cost of sales and services in our Commercial Aviation segment increased by 14.3% to US$493.6 million in the three months ended March 31, 2015, from US$431.9 million in the corresponding period in 2014. The increase in the cost of sales and services in our Commercial Aviation segment was lower than the 19.3% increase in revenues in this segment during the same period due to (1) the higher level of deliveries in the three months ended March 31, 2015 as compared to the corresponding period in 2014, which resulted in improved fixed cost dilution, (2) the appreciation of the dollar against the real, and (3) efficiency gains in our production of our E175 jet models. Gross margin in our Commercial Aviation segment increased to 25.5% in the three months ended March 31, 2015, from 22.2% in the corresponding period in 2014.

Cost of sales and services in our Executive Aviation segment decreased by 57.2%, to US$106.6 million in the three months ended March 31, 2015, from US$249.1 million in the corresponding period in 2014. Cost of sales and services in our Executive Aviation segment decreased more than the 37.5% decrease in revenues in this segment in the three months ended March 31, 2015, representing better margins on our executive jet models delivered in the period compared to those registered in the corresponding period in 2014, as well as a higher revenues from parts and services in the same period, which generally enjoy higher gross margins. Also, the appreciation of the dollar against the real contributed to the decrease in our cost of sales and services in this segment. Gross margin in our Executive Aviation segment increased to 36.2% in the three months ended March 31, 2015, from 6.8% in the corresponding period in 2014.

Cost of sales and services in our Defense & Security segment decreased by 29.6% to US$198.7 million in the three months ended March 31, 2015, from US$282.2 million in the corresponding period in 2014. This decrease in cost of sales and services in our Defense & Security segment was lower than the 45.9% decrease in revenues in this segment in the three months ended March 31, 2015, driven primarily by a revision of the cost base of certain contracts in this segment due to the appreciation of the dollar against the real, considering that the real depreciated by 20.8% against the U.S. dollar during the three months ended March 31, 2015. Gross margin in our Defense & Security segment decreased to 6.9% in the three months ended March 31, 2015, from 28.4% in the corresponding period in 2014.

Cost of sales and services in our Other Related Businesses segment decreased by 33.3% to US$6.8 million in the three months ended March 31, 2015, from US$10,2 million in the corresponding period in 2014, while revenues for this segment decreased by 47.8% during the same period. Gross margin in our Other Related Businesses segment decreased to 48.3% in the three months ended March 31, 2015, from 59.7% in the corresponding period in 2014.

Gross Profit

As a result of the aforementioned factors, our gross profit decreased by 6.9%, to US$250.3 million in the three months ended March 31, 2015, from US$268.9 million in the corresponding period in 2014. Our gross margin increased to 23.7% in the three months ended March 31, 2015, from 21.6% in the corresponding period in 2014.

Operating Income (Expense)

Our operating expense decreased by 3.5%, to US$170.7 million in the three months ended March 31, 2015, from US$176.8 million in the corresponding period in 2014. Our operating expense as a percentage of our revenues increased to 16.2% in the three months ended March 31, 2015, from 14.2% in the corresponding period in 2014, mainly due to the year-to-year decrease in our revenues discussed above resulting in reduced operating fixed cost dilution.

Administrative. Our administrative expenses decreased by 9.1%, to US$43.2 million in the three months ended March 31, 2015, from US$47.5 million in the corresponding period in 2014, mainly due to the appreciation of the dollar against the real as many of our administrative expenses are incurred in reais, as well as our ongoing cost control and productivity initiatives.

Selling. Our selling expenses decreased by 6.8%, to US$86.1 million in the three months ended March 31, 2015, from US$92.4 million in the corresponding period in 2014. This decrease in our selling expenses resulted from lower revenues in the period, as well as the impact of the appreciation of the dollar against the real as many of our selling expenses are incurred in reais.

Research. Our research expenses decreased by 20.4%, to US$7.4 million in the three months ended March 31, 2015, from US$9.3 million in the corresponding period in 2014. This decrease in our research expenses was primarily due to the impact of the appreciation of the dollar against the real as many of our research expenses are incurred in reais.

Other operating (expense) income, net. Our other expense, net increased by 22.8%, to US$33.9 million in the three months ended March 31, 2015, from US$27.6 million in the corresponding period in 2014, mainly due to lower other operating income from cancellation fees as a result of fewer cancellations during the three months ended March 31, 2015.

Equity in loss of associates. We recorded a loss of US$ 0.1 million in our results from equity in loss of associates in the three months ended March 31, 2015, compared to a loss of US$0.0 million in the corresponding period in 2014.

Operating Profit Before Financial Income (Expense)

As a result of the aforementioned factors, our consolidated operating profit decreased by 13.6%, to US$79.6 million in the three months ended March 31, 2015, from US$92.1 million in the corresponding period in 2014. Our operating margin increased to 7.5% in the three months ended March 31, 2015, from 7.4% in the corresponding period in 2014.

Our operating profit (loss) by segment in the three months ended March 31, 2015 for our Commercial Aviation, Executive Aviation, Defense & Security and Other Related Businesses segments was US$83.7 million, US$9.7 million, (US$18.3) million, and US$4.5 million, respectively, compared to US$34.3 million, (US$28.6) million, US$73.8 million, and US$12.6 million, respectively, during the corresponding period in 2014. See Note 20 to our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 for additional information on our operating profit by segment.

Financial income (expense), net

We recorded a financial expense, net of US$15.2 million in the three months ended March 31, 2015, compared to financial income, net of US$2.9 million in the corresponding period in 2014, mainly driven by the mark-to-market of our financial derivatives during the three months ended March 31, 2015.

Foreign exchange gain (loss), net

Our foreign exchange loss, net increased by 1,225% to US$5.3 million in the three months ended March 31, 2015, from US$0.4 million in the corresponding period in 2014, reflecting net foreign exchange rate changes on monetary assets and liabilities denominated in other currencies which are translated into our functional currency, the U.S. dollar.

Profit before taxes on income

As a result of the aforementioned factors, our profit before taxes on income decreased by 37.5%, to US$59.1 million in the three months ended March 31, 2015, from US$94.6 million in the corresponding period in 2014.

Income tax benefit (expense)

We recorded an income tax expense of US$118.0 million in the three months ended March 31, 2015, compared to an income taxes benefit of US$17.7 million in the corresponding period in 2014. This variation was mainly due to non-cash deferred taxes resulting from unrealized gains on non-monetary assets (primarily inventory, intangibles, and property, plant, and equipment) due to the depreciation of the real against the U.S. dollar during the three months ended March 31, 2015.

Our effective income tax rate was positive 199.7% in the three months ended March 31, 2015, as compared to an effective tax rate of negative 18.7% in the corresponding period in 2014, primarily due to the significant depreciation of the real against the U.S. dollar during the three months ended March 31, 2015.

Net income (loss)

As a consequence of the aforementioned factors, our net income decreased to a net loss of US$58.9 million in the three months ended March 31, 2015, from a net income of US$112.3 million in the corresponding period in 2014. As a percent of our revenue, our net loss was (5.6)% in the three months ended March 31, 2015, compared to net income of 9% in the corresponding period in 2014.

Research

We incur research expenses related to the creation of new technologies that may be applied to our aircraft in the future. Such expenses are not associated with any particular aircraft and include the implementation of quality assurance initiatives, improvements to the productivity of production lines and studies to determine the latest developments in technology and quality standards. Under IFRS, research costs are expensed as incurred in the research line item of our statement of income.

In 2015, we expect to incur approximately US$50 million in our research activities, compared to US$47.1 million in research expenses incurred in 2014. During the three months ended March 31, 2015, we had incurred US$7.4 million out of the total expected research expenses for 2015, compared to US$9.3 million research expenses incurred during the corresponding period in 2014.

Liquidity and Capital Resources

Overview

Our liquidity needs arise principally from research, capital expenditures, principal and interest payments on our debt, working capital requirements and distributions to shareholders. We generally rely on funds provided by operations, borrowings under our credit arrangements, cash contributions from risk-sharing partners, advance payments from customers and, to a lesser extent, issuance of debt and equity securities in the capital markets in order to meet these needs. For further information, see “Item 4C. Information on the Company—Business Overview—Suppliers and Components; Risk-Sharing Arrangements” and “Item 4C. Information on the Company—Business Overview—Commercial Aviation Business—Production, New Orders and Options,” both in our 2014 Form 20-F and “—Credit Facilities and Lines of Credit” below.

As of the date of this prospectus supplement, we believe that our traditional sources of funds are sufficient to meet our foreseeable working capital requirements, including to (1) continue to improve the EMBRAER 170/190 jet family, the Phenom 100, the Phenom 300 and the Lineage 1000 executive jets, (2) further develop our new Legacy 450/500 executive jets, (3) further develop the E2 jet family, (4) make other planned capital expenditures and (5) pay dividends and interest on shareholders’ equity. As of the date of this prospectus supplement, our access to liquidity sources has not been materially impacted by the current credit environment, and we do not expect that such access will be materially impacted in the near future. However, there can be no assurance that our traditional sources of funds, or that the cost or availability of our credit facilities or future borrowing sources, will not be materially impacted by ongoing and future market disruptions.

Our customers may reschedule deliveries, fail to exercise options or cancel firm orders as a result of the economic downturn and the financial volatility in the commercial airline industry. In addition, our risk-sharing partners’ cash contributions are refundable under certain limited circumstances and we may need to find replacement sources of capital.

Net Cash Used by Operating Activities and Working Capital

Our net cash used by operating activities increased by 32.1%, to US$396.8 million in the three months ended March 31, 2015, from US$300.4 million in the corresponding period in 2014. This increase in cash used by our operating activities in the three months ended March 31, 2015 is primarily a result of (1) an increase in cash used in connection with short-term financial investments (with a maturity greater than three months), which we make in the ordinary course, to US$117.8 million used in the three months ended March 31, 2015, from US$51.4 million in the corresponding period in 2014 and (2) an increase of cash used in inventories to US$294.1 million in the three months ended March 31, 2015, from US$239.2 million in the corresponding period in 2014. These increases were partially offset primarily by (1) an inflow of US$63.8 million from contributions from suppliers in the three months ended March 31, 2015, compared to an inflow of US$26.7 million in the corresponding period of 2014 and (2) an inflow of US$46.8 million from trade accounts payable in the three months ended March 31, 2015, compared to an outflow of US$67.3 million in the corresponding period in 2014.

We had working capital (defined as total current assets minus current liabilities) of US$2,864.5 million as of March 31, 2015 and US$3,257.8 million as of March 31, 2014. Our working capital as of March 31, 2015 decreased compared to the corresponding date in 2014, primarily as a result of an increase in our net cash used in operating activities in the period.

Net Cash Used in Investing Activities

Our net cash used in investing activities increased by 12.8% to US$147.7 million in the three months ended March 31, 2015, from US$130.9 million in the corresponding period in 2014. This increase was primarily a result of higher outflows related to (1) an increase in property, plant and equipment, to US$93.4 million in the three months ended March 31, 2015, from US$47.6 million in the corresponding period in 2014 and (2) an increase in intangible assets, to US$90.9 million in the three months ended March 31, 2015, from US$83.3 million in the corresponding period in 2014. Of our total recorded capital expenditures in the three months ended March 31, 2015, US$6.5 million were related to certain pre-contracted capital expenditures for equipment and facilities, particularly from our Defense & Security segment, and therefore, are not considered in calculating our expected capital expenditure of US$300 million for 2015. The increase in investment outflows was partially offset by US$36.1 million in proceeds from the sale of aircraft in our leasing portfolio, recorded under property, plant, and equipment, in the three months ended March 31, 2015.

We did not spend any amounts in connection with business acquisitions or the acquisition of non-controlling interests in any companies during three months ended March 31, 2015 and 2014.

In 2015, we expect to invest approximately US$600 million in capital expenditures for product development and property, plant and equipment. Of this amount, we expect to invest approximately US$300 million in our product development activities, net of contributions of risk-sharing partners, and US$300 million in property, plant and equipment. The US$300 million capital expenditures we expect to incur in connection with property, plant and equipment are primarily related to (1) improvements to our existing facilities and (2) tooling and equipment for the E-Jets E2 family.

Net Cash Generated by (Used in) Financing Activities and Total Debt

In the three months ended March 31, 2015, our net cash generated from financing activities was US$14.8 million, compared to net cash used in financing activities of US$15.1 million in the corresponding period in 2014. This variation was mainly a result of higher proceeds from our borrowings during the period, to US$100.8 million in the three months ended March 31, 2015, from US$47.7 million in the corresponding period in 2014, which was partially offset by increases in outflows related to repayment of borrowings and payment of dividends and interest on shareholders’ equity in the three months ended March 31, 2015, compared to the corresponding period in 2014.

Credit Facilities and Lines of Credit

As of March 31, 2015, we had total debt of US$2,389.3 million, 89.1% of which was long-term debt and 10.9% of which consisted of short-term debt.

Long-term Facilities

We have several long-term loans and credit agreements with aggregate outstanding borrowings of US$2,128.8 million as of March 31, 2015. See Note 11 to our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 for further information on these financing arrangements. See also “Item 5B. Liquidity and Capital Resources—Credit Facilities and Lines of Credit” in our 2014 Form 20-F.

Some of our long-term financing agreements include customary covenants and restrictions, including those that require us to maintain: (1) a maximum leverage ratio, calculated as net debt to EBITDA of 3.5:1.0 and (2) a minimum net debt service coverage ratio, calculated as EBITDA to financial expenses, of 2.25:1.0. Other restrictions included in the instruments governing our long-term financings include negative pledge covenants and restrictions on changes in control, sales of substantially all of our assets, dividend payments during events of default and certain transactions with our affiliates. As of March 31, 2015, we were in compliance with all restrictive covenants contained in our financing agreements.

As of March 31, 2015, US$231.1 million of our total debt was secured by a combination of mortgages on certain of our real estate, letters of credit, liens on certain of our machinery and equipment and by an escrow account.

Short-term Facilities

We are party to several short-term loans and credit agreements with aggregate outstanding borrowings of US$260.5 million as of March 31, 2015. See Note 10 to our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014 for further information on our short-term financing arrangements.

Recourse and Non-Recourse Debt

Total debt excludes non-recourse and recourse debt associated with customer financing arrangements transacted through special purposes entities, or SPEs. In structured financings, an SPE purchases an aircraft from us, pays us the full purchase price on delivery or at the conclusion of the sales financing structure, and leases the related aircraft to the ultimate customer. A third-party financial institution facilitates the financing of an aircraft purchase through an SPE, and a portion of the credit risk remains with that third-party. We may provide financial guarantees and/or residual value guarantees in favor of the financial institution, as well as act as the equity participant in such financial structuring transaction.

Our unaudited condensed consolidated interim financial statements as of March 31, 2015 included balances related to recourse and non-recourse debt associated with customer financing arrangements of US$397.5 million and collateralized accounts receivable of US$422.7 million. Of this debt, US$29.4 million was non-recourse for which we have no obligation as a debtor or guarantor, other than potential obligations under existing financial guarantees for the financed aircraft. The remaining US$368.1 million of debt was recourse to us as a result of pending equity contributions and is partially secured by a pledge of a deposit with a financial institution. Our non-recourse and recourse debt is collateralized by the collateralized accounts receivables and by the financed aircraft and, as a result, we do not anticipate a net cash outflow related to our non-recourse debt in the future. These financing transactions do not materially affect our income statement and cash flow data since the terms of the leases and the loans are substantially the same.

Off-Balance Sheet Arrangements

For a discussion of our off-balance sheet arrangements as of March 31, 2015, see Note 19.3 to our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014.

Trade-in Obligations

From time to time, we provide trade-in options to our customers in purchase agreements for new aircraft. These options provide our customers with the right to trade in aircraft upon the purchase and acceptance of a new aircraft. The trade-in price for commercial aircraft is determined in the manner discussed under “Item 5A.—Operating Results—Critical Accounting Estimates—Guarantees and Trade-In Rights” in our 2014 Form 20-F. In the three months ended March 31, 2015, we did not accept any trade-in options. In the aggregate, as of March 31, 2015, we were subject to trade-in options relating to 15 aircraft, as a result of trade-ins tied to contractual obligations with customers and to their taking delivery of certain new aircraft. In addition, other aircraft may become subject to trade-in pursuant to new sales agreements. The trade-in price is determined based on the price of the new aircraft sold, as well as other factors, including a market value assessment performed by independent third-party appraisers. We may be required to accept trade-ins at prices equal to the market price of the aircraft, which would result in a financial loss for us when we receive the aircraft. For further information on our trade-in options, See Note 36 to our audited consolidated financial statements included in our 2014 Form 20-F.

We continuously re-evaluate our risk related to financial guarantees and trade-in obligations based on a number of factors, including the estimated future market value of our aircraft based on third-party appraisals, information on similar aircraft remarketing in the secondary market and the credit rating of our customers with these rights. See “Item 5A. Operating Results—Critical Accounting Estimates—Guarantees and Trade-In Rights” in our 2014 Form 20-F.

Financial and Residual Value Guarantees

Financial guarantees are triggered if customers do not perform their obligation to service their debt during the term of the financing under the relevant financing arrangements. Financial guarantees provide credit support to the guaranteed party to mitigate default-related losses. The underlying assets collateralize these guarantees. The value of the underlying assets may be adversely affected by an economic or industry downturn. Upon an event of default, we are usually the agent for the guaranteed party for the refurbishment and remarketing of the underlying asset. We may be entitled to a fee for such remarketing services. Typically a claim under the guarantee shall be made only upon surrender of the underlying asset for remarketing.

Residual value guarantees provide a third-party with a specific guaranteed asset value at the end of the financing agreement. In the event of a decrease in market value of the underlying asset, we shall bear the difference between the specific guaranteed amount and the actual fair market value. Our exposure is mitigated by the fact that, in order to benefit from the guarantee, the guaranteed party has to make the underlying assets meet stringent specific return conditions.

We have guaranteed the financial performance of a portion of the financing for, and the residual value of, some of our aircraft which have already been delivered. Financial guarantees are provided to financing parties to support a portion of the payment obligations of purchasers of our aircraft under their financing arrangements to mitigate default-related losses. These guarantees are collateralized by the financed aircraft.

Assuming all customers supported by financial guarantees were to default on their aircraft financing arrangements, and also assuming we were required to pay the full aggregate amount of outstanding financial and residual value guarantees and were not able to remarket any of the aircraft to offset our obligations, our maximum unrecorded exposure under these guarantees (less provisions and liabilities) would have been US$467.5 million as of March 31, 2015. For further discussion of these off-balance sheet arrangements, see Note 36 to our audited consolidated financial statements included in our 2014 Form 20-F.

As of March 31, 2015, we had US$253.7 million deposited in escrow accounts as collateral for financial and residual value guarantees of certain aircraft sold in which we serve as a secondary guarantor. If the initial guarantor of the debt (an unrelated third-party) is required to pay the lender, the initial guarantor will be entitled to the amount on deposit in the escrow account. The amount is returned in the form of cash to us at maturity of the financial contracts (until 2021) if the aircraft purchaser does not default on the loan. The interest on the escrow account is added to the principal and recognized by us as financial income.

We allocated the deposits from the escrow accounts to a 14-year structured note with the depositary bank in order to earn a better interest rate. This yield enhancement was obtained through a credit default swap (CDS) transaction, which provides the right of early redemption of the note in case of a credit event by us. Upon such a credit event, the note may be redeemed by the holder at the greater of the note’s market value or its original face amount, which would result in a loss to us of all interest accrued on such note to date. Credit events include obligation and payment defaults under the terms of the guarantees above specified thresholds, events related to the restructuring of the obligations above a specified threshold, bankruptcy and a repudiation of and/or moratorium on the obligations above a specified threshold.

Residual value guarantees typically ensure that, at the exercise date (between 6 and 18 years after the aircraft delivery date), the relevant aircraft will have a residual market value of a percentage of the original sale price. Most of our residual value guarantees are subject to a limitation (a “cap”), and therefore, on average our guaranteed residual value is 17% of the original sale price. In the event of a decrease in the market value of the underlying aircraft and an exercise by the purchaser of the residual value guarantee, we will bear the difference, if any, between the guaranteed residual value and the market value of the aircraft at the time of exercise. Our exposure is mitigated by the fact that the guaranteed party, in order to benefit from the guarantee, must make the aircraft meet specific return conditions. See Note 11 to our audited consolidated financial statements included in our 2014 Form 20-F.

We continuously re-evaluate our risk under our guarantees and trade-in obligations based on a number of factors, including the estimated future market value of our aircraft based on third-party appraisals, including information developed from the sale or lease of similar aircraft in the secondary market, and the credit rating of customers.

The following table provides quantitative data regarding guarantees we provided to third parties. The maximum potential payments represent the worst-case scenario and do not necessarily reflect the results expected by us. Estimated proceeds from performance guarantees and underlying assets represent the anticipated values of assets we could liquidate or receive from other parties to offset our payments under guarantees.

Description	As of March 31, 2015	As of December 31, 2014
	(in US$ millions)
Maximum financial guarantees	407.4	487.6
Maximum residual value guarantees	307.5	307.5
Mutually exclusive exposure(1)	(107.4)	(107.4)
Provisions and liabilities recorded(2)	(140.0)	(156.2)
Off-balance sheet exposure	467.5	531.5
Estimated proceeds from performance guarantees and underlying assets	690.8	725.2

(1)	When an underlying asset is covered by mutually exclusive financial and residual value guarantees, the residual value guarantee may only be exercised if the financial guarantee has expired without having been exercised. On the other hand, if the financial guarantee is exercised, the residual value guarantee is automatically terminated. After a financial guarantee expires without being exercised, there is an average three-month period in which a guaranteed party may exercise the residual value guarantee. This means that our exposure to mutually exclusive financial and residual value guarantees covering a single underlying asset cannot be cumulative. Therefore, the maximum exposure shown in this line item is not an aggregate amount of the combined value of mutually exclusive financial and residual value guarantees covering a single underlying asset.
(2)	Represents the sum of our financial and residual value guarantees (see Note 25 to our audited consolidated financial statements included in our 2014 Form 20-F).

As of March 31, 2015 and 2014, we maintained escrow deposits in the total amount of US$253.7 million and US$246.1 million, respectively, in favor of third parties for whom we have provided financial and residual value guarantees in connection with certain aircraft sales financing structures.

Operating Leases

A significant part of the risks and benefits of ownership are assumed by the lessor and are classified as operating leases. Payments made for operating leases are amortized on our statement of income on the straight-line method over the contract period. Our parent company operating leases refer to telephone and computer equipment, and those relating to our subsidiaries in the United States relate to non-cancelable operating leases of land and equipment. These leases expire at various dates through 2038. For more information on our operating leases, see Note 36 to our audited consolidated financial statements included in our 2014 Form 20-F.

Contractual Obligations

The following tables and discussion provide additional disclosure regarding our material contractual obligations and commercial commitments as of March 31, 2015 and December 31, 2014, respectively.

Contractual Obligations	Total	Less than 1 year	1 — 3 years	3 — 5 years	More than 5 years
	(in US$ millions)
Loans and interest	3,121.7	445.0	840.3	420.0	1,416.4
Capital lease obligations	0.2	0.2	—	—	—
Operating leases	51.8	11.4	12.4	11.9	16.1
Non-recourse and recourse debt	397.5	12.2	23.8	347.5	14.0
Customer advances	801.0	586.6	166.1	17.9	30.4
Suppliers	1,016.7	1,016.7	—	—	—
Financial guarantees	226.0	59.6	40.0	14.5	111.9
Other liabilities	317.6	15.0	191.0	89.9	21.7

Total	5,932.5	2,146.7	1,273.6	901.7	1,610.5

Contractual Obligations	Total	Less than 1 year	1 — 3 years	3 — 5 years	More than 5 years
	(in US$ millions)
Loans and interest	3,279.9	195.0	1,079.0	320.5	1,685.4
Capital lease obligations	0.3	0.2	0.1	—	—
Operating leases	76.9	17.8	14.0	15.1	30.0
Non-recourse and recourse debt	400.0	10.3	328.8	32.1	28.8
Customer advances	828.6	652.5	64.8	82.3	29.0
Suppliers	980.6	980.6	—	—	—
Financial guarantees	238.0	29.5	42.1	14.8	151.6
Other liabilities	386.1	85.5	118.4	111.4	70.8

Total	6,190.4	1,971.4	1,647.2	576.2	1,995.6

The tables above show the sum of the outstanding principal and anticipated interest due at maturity date. We calculated the interest expenses for the fixed rate loans based on the rate established in each debt contract. For the floating rate loans, we calculated the interest expenses based on a market forecast for each period (LIBOR 6 months – 12 months) as of March 31, 2015. We manage this floating rate exposure through derivatives operations. See “—Quantitative and Qualitative Disclosures About Market Risk” below. The tables do not show pension fund obligations totaling US$120.9 million and US$125.4 million as of March 31, 2015 and as of December 31, 2014, respectively.

The tables above also do not reflect contractual commitments related to trade-in options and financial and residual value guarantees discussed in “—Off-Balance Sheet Arrangements” above. See “Item 3D. Risk Factors—Risks Relating to Embraer— Some of our aircraft sales are subject to financial and residual value guarantees and trade-in options that may require us to make significant cash disbursements in the future” in our 2014 Form 20-F.

Other liabilities include taxes and payroll charges payable in the total amount of US$165.4 million as of March 31, 2015. The above table does not reflect any information about our derivative instruments, which are discussed more fully in “—Quantitative and Qualitative Disclosures About Market Risk,” below.

Quantitative and Qualitative Disclosure about Market Risk

We are exposed to various market risks, primarily related to potential loss arising from adverse changes in interest rates and foreign currency exchange rates. We have established policies and procedures to manage sensitivity to interest rate and foreign currency exchange rate risk. These procedures include the monitoring of our levels of exposure to each market risk, including an analysis based on forecast of future cash flows, the funding of variable rate assets with variable rate liabilities, and limiting the amount of fixed rate assets which may be funded with floating rate liabilities. We may also use derivative financial instruments to mitigate the effects of interest rate fluctuations and to reduce our exposure to exchange rate risk. The following sections address the significant market risks associated with our financial activities.

Interest Rate Risk

Our exposure to market risk for interest rate fluctuations principally relates to changes in the market interest rates of our U.S. dollar-denominated and real-denominated monetary assets and liabilities, principally our short- and long-term debt obligations. Increases and decreases in prevailing interest rates generally translate into increases and decreases in interest expense. Additionally, the fair values of interest rate-sensitive instruments are also affected by general market conditions.

As of March 31, 2015, our short- and long-term debt obligations totaled US$2,389.3 million and were denominated in U.S. dollars, reais and euros. Of the total amount of debt denominated in U.S. dollars (US$1,586.2 million), approximately US$1,408.9 million was subject to fixed rates. The remaining floating rate U.S. dollar-denominated debt was indexed to LIBOR. Of our US$730.8 million real-denominated debt as of March 31, 2015, US$34.9 million bears interest at a variable rate based on the TJLP, the long-term interest rate in Brazil, US$1.6 million bears interest at a variable rate based on the CDI, and US$694.3 million bears interest at a fixed rate of 4.8% per annum. The TJLP was 6.0% per annum as of March 31, 2015. Our euro-denominated debt totaled US$72.3 million at a fixed rate as of March 31, 2015.

The table below provides information about our short-term debt obligations as of March 31, 2015 that are sensitive to changes in interest rates and foreign currency exchange rates.

	Weighted Average Interest Rate as of March 31, 2015	Total Amount Outstanding	Total Fair Value
Short-Term Debt	(%)	(in US$ millions)
U.S. dollars (fixed rate)	5.99	16.8	16.8
U.S. dollars (LIBOR indexed)	2.05	4.4	4.4
Euro (fixed rate)	2.91	9.1	9.1
Euro (EURIBOR indexed)	—	—	—
Reais (fixed rate)	4.8	216.9	216.9
Reais (CDI indexed)	14.4	1.6	1.6
Reais (TJLP indexed)	7.04	11.7	11.7

Total short-term debt		260.5	260.5

The table below provides information about our long-term debt obligations as of March 31, 2015 that are sensitive to changes in interest rates and foreign currency exchange rates:

	Weighted Average Interest Rate as of March 31, 2015	Total Amount Outstanding	2016	2017	2018	2019	2020 and there- after	Total Fair Value
Long-Term Debt	(%)		(in US$ millions)
U.S. dollars (fixed rate)	5.99	1,392.0	1.4	239.9	0.4	0.4	1,149.9	1.527,9
U.S. dollars (LIBOR indexed)	2.05	173.0	1.4	2.0	2.0	20.1	147.5	173.0
Euro (fixed rate)	2.91	63.2	21.3	16.6	23.1	1.1	1.1	63.2
Euro (EURIBOR indexed)	—	—	—	—	—	—	—	—
Reais (fixed rate)	4.8	477.4	117.6	159.8	57.6	49.7	92.7	477.4
Reais (CDI indexed)	14.4	—	—	—	—	—	—	—
Reais (TJLP indexed)	7.04	23.2	7.6	10.4	3.7	0.4	1.1	23.2

Total long-term debt		2,128.8	149.3	428.7	86.8	71.7	1,392.3	2,264.7

In order to manage our interest rate risk on our monetary liabilities, we have entered into a number of swaps, which effectively convert US$574.4 million of our fixed interest rate, Brazilian real-denominated debt into floating interest rate, Brazilian real-denominated obligations and convert US$4.0 million of our floating interest rate, U.S. dollar-denominated debt to fixed interest rate, U.S. dollar-denominated obligations.

The table below provides information about our short-term debt obligations as of March 31, 2015, after considering the effects of the above mentioned derivative transactions.

	Weighted Average Interest Rate as of March 31, 2015	Total Amount Outstanding	Total Fair Value
Short-Term Debt	(%)	(in US$ millions)
U.S. dollars (fixed rate)	5.99	17.2	17.2
U.S. dollars (LIBOR indexed)	2.03	4.0	4.0
Euro (fixed rate)	2.91	9.1	9.1
Euro (EURIBOR indexed)	—	—	—
Reais (fixed rate)	3.59	24.6	24.6
Reais (CDI indexed)	6.59	193.9	193.9
Reais (TJLP indexed)	7.04	11.7	11.7

Total short-term debt		260.5	260.5

The table below provides information about our long-term debt obligations as of March 31, 2015, after considering the effects of the above mentioned derivative transactions.

	Weighted Average Interest Rate as of March 31, 2015	Total Amount Outstanding	2016	2017	2018	2019	2020 and There- after	Total Fair Value
Long-Term Debt	(%)	(in US$ millions)
U.S. dollars (fixed rate)	5.99	1,395.5	1.6	240.3	0.8	0.8	1,152.0	1,531.4
U.S. dollars (LIBOR indexed)	2.03	169.5	1.2	1.5	1.6	19.7	145.5	169.5
Euro (fixed rate)	2.91	63.2	21.3	16.6	23.1	1.1	1.1	63.2
Euro (EURIBOR indexed)	—	—	—	—	—	—	—	—
Reais (fixed rate)	3.59	95.3	20.7	31.7	16.5	8.6	17.8	95.3
Reais (CDI indexed)	6.59	382.1	96.9	128.2	41.1	41.1	74.8	382.1
Reais (TJLP indexed)	7.04	23.2	7.6	10.4	3.7	0.4	1.1	23.2

Total long-term debt		2,128.8	149.3	428.7	86.8	71.7	1,392.3	2,264.7

Foreign Currency Risk

In managing our foreign currency risk, we focus on balancing our non-U.S. dollar-denominated assets against our non-U.S. dollar-denominated liabilities plus shareholders’ equity in relation to our forecasts of future cash flows. Beyond the foreign currency exposure related to our debt obligations as summarized above, we also have other assets and liabilities denominated in currencies other than the U.S. dollar. These monetary assets and liabilities are primarily cash and cash equivalents, financial assets, accounts receivable and payable, deferred income taxes, dividends and certain other assets and liabilities and are primarily denominated in reais. The effects on such assets and liabilities of the appreciation or devaluation of other foreign currencies against the U.S. dollar result in foreign exchange gains (losses) recognized as interest income (expense), net. The translation gains and losses arising from the remeasurement of our financial statements to U.S. dollars are recognized on our Statement of Income as foreign exchange gain (loss), net.

As of March 31, 2015, our cash flow exposure comes as a result of the fact that approximately 15% of our revenues and 25% of our total costs are denominated in reais. Having more real denominated costs than revenues generates such exposure. For 2015, approximately 55% of our real exposure is protected in case the U.S. depreciates below R$2.00 against the real. For exchange rates above this level, we will benefit up to an average exchange rate cap of R$3.39.

The table below provides information about our assets and liabilities exposed to foreign currency risk as of March 31, 2015, as well as the derivative transactions outstanding at the same date.

	Total Outstand-ing Amount		Outstanding Amount by Year of Maturity					There- after	Total Fair Value
			2015	2016	2017	2018	2019
	(in US$ millions, except percentages)
ASSETS
Cash and cash equivalents and financial investments
In reais	1,041.5	1,041.5	—	—	—		—	—	1,041.5
In Euro	9.0	9.0	—	—	—		—	—	9.0
In Other Currencies	39.1	39.1	—	—	—		—	—	39.1
Trade accounts receivable
In reais	69.5	52.1	17.4	—	—		—	—	69.5
In Euro	308.8	231.6	77.2	—	—		—	—	308.8
Deferred income tax assets
In Euro	7.7	0.5	0.9	0.7	0.7		0.7	4.2	7.7
In Other Currencies	0.9	0.1	0.1	0.1	0.1		0.1	0.4	0.9
Other assets
In reais	331.3	156.7	174.6	—	—		—	—	331.3
In Euro	33.5	17.3	16.2	—	—		—	—	33.5
In Other Currencies	7.9	5.9	2.0	—	—		—	—	7.9
Total Assets in reais	1,442.3	1,250.3	192.0	—	—		—	—	1,442.3
Total Assets in Euro	359.0	258.4	94.3	0.7	0.7		0.7	4.2	359.0
Total Assets in Other Currencies	47.9	45.1	2.1	0.1	0.1		0.1	0.4	47.9

	Total Outstand- ing Amount	Outstanding Amount by Year of Maturity					There- after	Total Fair Value
		2015	2016	2017	2018	2019
	(in US$ millions, except percentages)
LIABILITIES
Loans
In reais	730.8	37.6	317.8	170.2	61.3	50.1	93.8	730.8
In Euro	72.3	4.6	25.8	16.6	23.1	1.1	1.1	72.3
Accounts payable to suppliers
In reais	105.1	78.8	26.3	—	—	—	—	105.1
In Euro	128.1	96.1	32.0	—	—	—	—	128.1
In Other Currencies	0.3	0.2	0.1	—	—	—	—	0.3
Customer advances
In reais	190.8	143.1	47.7	—	—	—	—	190.8
Other accounts payable & accrued liabilities
In reais	389.5	216.8	172.7	—	—	—	—	389.5
In Euro	57.3	22.9	34.4	—	—	—	—	57.3
In Other Currencies	4.9	3.7	1.2	—	—	—	—	4.9
Taxes and payroll charges payable
In reais	196.4	65.0	60.5	20.7	11.2	7.0	32.0	196.4
In Euro	5.6	4.2	1.4	—	—	—	—	5.6
Accrued taxes on income
In reais	3.2	2.4	0.8	—	—	—	—	3.2
In Euro	(17.4)	(13.1)	(4.3)	—	—	—	—	(17.4)
In Other Currencies	1.1	0.8	0.3	—	—	—	—	1.1
Deferred income tax liabilities
In reais	333.1	22.7	37.8	30.2	28.6	30.8	183.0	333.1
In Other Currencies	0.6	0.1	0.1	0.1	0.1	0.1	0.1	0.6
Accrued dividends
In reais	14.8	11.1	3.7	—	—	—	—	14.8
Contingencies
In reais	32.1	7.6	2.5	—	—	—	22.0	32.1
In Euro	20.6	0.1	0.1	—	—	—	20.4	20.6
Total liabilities in reais	1,995.8	585.1	669.8	221.1	101.1	87.9	330.8	1,995.8
Total liabilities in Euro	266.5	114.8	89.4	16.6	23.1	1.1	21.5	266.5
Total liabilities in Other Currencies	6.9	4.8	1.7	0.1	0.1	0.1	0.1	6.9
Total exposure in reais	(553.5)	665.2	(477.8)	(222.1)	(101.1)	(87.9)	(330.8)	(553.5)
Total exposure in Euro	92.5	143.6	4.9	(15.9)	(22.4)	(0.4)	(17.3)	92.5
Total exposure in Other Currencies	41.0	40.3	0.4	—	—	—	0.3	41.0

Credit Risk

We may incur losses if counterparties to our various contracts do not pay amounts that are owed to us. In that regard, our primary credit risk derives from the sales of aircraft, spare parts and related services to customers, including the financial obligations related to those sales in the cases where we provide guarantees for the benefit of the providers of finance to the aircraft purchases of our customers. We are also exposed to the credit risk of the counterparties to our financial derivative contracts.

Financial instruments which may potentially subject us to credit risk concentration include (i) cash and cash equivalents, (ii) trade and other accounts receivable, (iii) customer commercial financing, (iv) advances to suppliers and (v) financial derivative contracts. We seek to limit our credit risk associated with cash and cash equivalents by placing the investments we make with those instruments with investment grade-rated institutions in short-term securities and mutual funds. With respect to trade accounts receivable and customer commercial financing, we seek to limit our credit risk by performing ongoing credit evaluations. All such customers are currently meeting their commitments with us, are operating within the established credit limits that we assign to them and are considered by management to represent an acceptable credit risk level to us. Advances to suppliers are made only to select, long-standing suppliers. The financial condition of those suppliers is analyzed on an ongoing basis with a view to limiting credit risk. We address credit risk related to derivative instruments by restricting the counterparties of such derivatives to major financial institutions.

We may also have credit risk related to the sale of aircraft during the period in which their purchasers are finalizing the financing arrangements for their aircraft purchases from us. In order to try to minimize these risks, customer credit analyses are continuously monitored and we work closely with financial institutions to facilitate customer aircraft financing.

RECENT DEVELOPMENTS

Partnership for Joint Program Management for Brazil’s F-X2 Project

On April 14, 2015, we and Saab entered into a partnership agreement to establish the joint program management of the F-X2 Project for the Brazilian Air Force, following the Memorandum of Understanding for this project announced on July 11, 2014. This partnership agreement is part of Saab’s commitment to provide industrial cooperation in relation to the F-X2 project. Under this partnership agreement, we will have a leading role in the overall performance of this project. We will also undertake an extensive share of work in the production and delivery of both the single and two-seat version of the Gripen NG, Brazil’s next-generation fighter jet.

We will be responsible for extensive work packages in systems development, integration, flight testing, final assembly and aircraft deliveries for the F-X2 Project. We will also participate in the coordination of all development and production activities in Brazil. Furthermore, we and Saab will be jointly responsible for the complete development of the two-seat version of the Gripen NG. Beginning in the second half of 2015, a team of Embraer engineers and technicians will travel to Sweden to conduct initial training in the maintenance and development work for the Gripen NG. This skill and competence will eventually be transferred to Brazil. We and Saab will build an Engineering Center at Embraer’s industrial plant in Gavião Peixoto, in the State of São Paulo, to support operations of the Gripen NG fighters with the Brazilian Air Force.

New Orders with Tianjin Airlines and Azul Linhas Aéreas Brasileiras S.A.

On May 19, 2015, we and China’s Tianjin Airlines, a subsidiary of the HNA Group, signed the final agreement for the sale of 22 aircraft. The contract, with an estimated value of US$1.1 billion at current list prices, comprises 20 E195s and two E190-E2s, making HNA Group Tianjin Airlines the first Chinese airline to order the E-Jets E2s. The agreement between the two companies for a total of 40 aircraft was previously announced during Chinese President Xi Jinping’s State visit to Brazil, in July 2014. In addition, the 18 remaining E190 E2s will be part of a second approval by the Chinese authorities at a later stage. We expect that the first E195 will be delivered in 2015, and the first E190-E2 is scheduled for delivery in 2018. This order will be included in our 2015 second-quarter backlog.

We and Azul Linhas Aéreas Brasileiras S.A. reached a final agreement for 30 firm orders for the E195-E2 jets. The contract, announced as a Letter of Intent during the 2014 edition of the Farnborough International Airshow in July last year, also includes an additional 20 purchase rights for the same model, bringing the total potential order up to a total of 50 E195-E2 jets. The contract for the E-Jets E2 has an estimated value of US$3.2 billion, at current list prices, if all purchase rights are converted to firm orders. The firm orders will be included in our 2015 second-quarter backlog. The first delivery is scheduled for the second quarter of 2020.

Management

On April 15, 2015, our shareholders elected the current members of our Board of Directors and Fiscal Council.

Set forth below are the names, ages, positions, the year first elected and brief biographical descriptions of the members of our Board of Directors as elected on that date:

Name	Age	Position	Year First Elected to Board
Alexandre Gonçalves Silva	70	Chairman of the Board of Directors	2011
Sérgio Eraldo de Salles Pinto	50	Member of the Board of Directors	2009
Antonio Franciscangelis Neto	62	Member of the Board of Directors	2013
Alexandre Magalhães Filho	62	Member of the Board of Directors	2015
Cecília Mendes Garcez Sigueira	57	Member of the Board of Directors	2015
Hebert Claros da Silva	33	Member of the Board of Directors	2015
Israel Vainboim	70	Member of the Board of Directors	2009
João Cox Neto	52	Member of the Board of Directors	2011
Josué Christiano Gomes da Silva	51	Member of the Board of Directors	2011
Pedro Wongtschowski	69	Member of the Board of Directors	2015
Samir Zraick	74	Member of the Board of Directors	2006

Alexandre Magalhães Filho. Mr. Filho holds a degree in Accounting Sciences, with a specialization in Performance-Based Budgeting. He has worked at Embraer since 1986. Between 1986 to 2008, Mr. Filho held the following positions at Embraer: Budget Supervisor, Assistant to the Controllership Director and Manager of Economic Planning and Prices. From 2008 to 2010, Mr. Filho served as Manager of Costs. He currently holds the position of Manager of Accounting, Costs and Fiscal Procedures. He has been a member of the Fiscal Council of several companies, including: Banco Do Brasil Previdência (BBPREV) from 1997 to 2009; Embraer Prev – Sociedade de Previdência Complementar from 2010 to 2012; and Cooperativa dos Empregados da Embrear (Cooperemb) from 2009 to 2011. He served as an alternative member to our Board of Directors from 2013 to 2015. In 2015, he was elected an effective member of our Board of Directors.

Cecília Mendes Garcez. Ms. Garcez has an undergraduates degree in Education, with an MBA in Pension Funds and a Masters Degree in Education. She has worked at PREVI since 1979. From 2002 to 2010, she served as the Planning Director, and currently holds the position of Administration Director. From 2002 to 2005, she was a member of the Board of Directors of Neoenergia S.A. and coordinator of the Human Resources Committee. From 2005 to 2008, she served as Vice-President of the Board of Directors of CPFL Energia and coordinator of the Human Resources Committee. From 2008 to 2011, she served as a member of our Board of Directors, also acting as a member of the Strategy and Risk Committees. From 2011 to 2013, she served as a member of the Board of Directors of Sauípe S.A.

Hebert Claros da Silva. Mr. Silva works as a mechanical adjustor in the Stamping Parts Department at Embraer’s headquarters in São José dos Campos.

Pedro Wongtschowski. Mr. Wongtschowski was the Superintendent Director of Oxiteno S.A. from 1992 to 2006. From January 2007 to December 2012, he served as President of ULTRAPAR Participações S.A.

For the biographical descriptions of Messrs. Alexandre Gonçalves Silva, Sérgio Eraldo de Salles Pinto, Israel Vainboim, João Cox Neto, Josué Christiano Gomes da Silva, Samir Zraick and Antonio Franciscangelis Neto, see “Item 6A. Directors and Senior Management—Board of Directors” in our 2014 Form 20-F.

Set forth below are the names, ages, the year first elected and positions of the members of our Fiscal Council as elected on April 15, 2015:

Name	Age	Position	Year First Elected
Ivan Mendes do Carmo	52	Effective member	2008
Tarcísio Luiz Silva Fontenele	52	Alternate	2001
José Mauro Laxe Vilela	67	Effective member	2011
Wanderley Fernandes da Silva	42	Alternate	2011
Taiki Hirashima	74	Effective member	2004
Carla Alessandra Trematore	39	Alternate	2013
Danielle Pinho Soares Alcântara Crema	36	Effective Member	2015
Marcus Pereira Aucélio	48	Alternate	2013
Sandro Kohler Marcondes	51	Effective Member	2015
José Pedro da Broi	56	Alternate	2014

SEC/DOJ Investigation

We have begun discussions with the U.S. Department of Justice, or DOJ, for a possible resolution of the allegations of non-compliance with the U.S. Foreign Corrupt Practices Act, or FCPA.

The allegations of non-compliance with the FCPA are the object of a confidential internal investigation as previously disclosed.

A resolution would result in fines and possibly other sanctions and adverse consequences. We are unable to estimate the duration or outcome of the discussions with the DOJ.

The U.S. government inquiries, related inquiries and developments and our own internal investigation are continuing. We will continue to cooperate with the DOJ and any other governmental authorities, as circumstances may require.

For further information, see “Item 3D. Risk Factors—Risks Relating to Embraer—Investigations by U.S. government authorities under the Foreign Corrupt Practices Act and related inquiries may result in substantial fines and other adverse effects” and “Item 8. Financial Information—Legal Proceedings—SEC/DOJ Investigation” in our 2014 Form 20-F.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes supplements and modifies the description of the general terms and provisions of debt securities set forth in the accompanying prospectus under the heading “Description of the Debt Securities,” which you should read in conjunction with this prospectus supplement. If the description of the terms of the notes in this prospectus supplement differs in any way from that in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. You will find the definitions of capitalized terms used in this section under “—Certain Definitions” in the accompanying prospectus under the heading “Description of the Debt Securities.” In this description and in the related section entitled “Description of the Debt Securities” in the accompanying prospectus, references to “Embraer” mean Embraer S.A. only and “Embraer Finance” means Embraer Netherlands Finance B.V. only and, in each case, do not include any of its subsidiaries.

These descriptions are a summary of the material terms of the notes and the Indenture (as defined below), including a supplement to that Indenture concerning the notes. This summary does not restate the terms of the notes or the Indenture in their entirety. We urge you to read the notes and the Indenture because they, and not this description, define your rights as investors. You may obtain a copy of the Indenture and the form of the supplemental indenture and the notes by contacting us as described in the accompanying prospectus under “Where You Can Find More Information.”

General

Embraer Netherlands Finance B.V. (“Embraer Finance”) will issue the notes pursuant to an indenture, dated as of                 , 2015 (the “Indenture”), among Embraer Finance, as issuer, Embraer, as guarantor, and The Bank of New York Mellon, as trustee (which term includes any successor as trustee under the Indenture), registrar, transfer agent and paying agent, and a first supplemental indenture, to be dated the delivery date of the notes, among Embraer Finance, Embraer, as guarantor, and The Bank of New York Mellon, as trustee, registrar, transfer agent and paying agent.

The notes:

•	will be a series of Embraer Finance’s debt securities described in the accompanying prospectus;

•	will be senior unsecured obligations of Embraer Finance;

•	will initially be issued in an aggregate principal amount of US$ million (subject to our right to issue additional notes of this series as described under “—Further Issuances”);

•	will mature at 100% of their principal amount on , 20 ;

•	will be subject to optional redemption or tax redemption as described under “—Redemption and Repurchase”;

•	will be issued in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof;

•	will be represented by one or more registered notes in global form and may be exchanged for notes in definitive form only in limited circumstances; and

•	will be unconditionally guaranteed on a senior unsecured basis by Embraer.

Interest on the notes:

•	will accrue at the rate of % per annum;

•	will accrue from the date of issuance or from the most recent interest payment date;

•	will be payable in cash semi-annually in arrears on and of each year, commencing on , 2015;

•	will be payable to the holders of record on the and immediately preceding the related interest payment dates; and

•	will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Principal of, interest (including additional interest, if any) and any additional amounts on, the notes will be payable at the office of the trustee and at the offices of the paying agents, and the transfer of the notes will be registrable at the office of the trustee and registrar and at the offices of the transfer agents. If and for so long as the notes are listed on the New York Stock Exchange and the rules of that securities exchange will so require, we will maintain a paying agent and transfer agent in New York.

Embraer Guarantee

Embraer will unconditionally guarantee Embraer Finance’s payment obligations under the notes and the indenture. The guarantee will constitute the direct, senior unsecured obligation of Embraer.

Ranking

The notes will constitute the direct senior unsecured obligations of Embraer Finance. The notes will rank at least pari passu in priority of payment with all other existing and future senior unsecured indebtedness of Embraer Finance.

The obligations of Embraer under the guarantees will rank:

•	equal in right of payment to all other existing and future senior, unsecured debt of Embraer, subject to certain statutory preferences under applicable law, including labor and tax claims;

•	senior in right of payment to Embraer’s subordinated debt; and

•	effectively subordinated to debt and other liabilities (including subordinated debt and trade payables) of Embraer’s subsidiaries, to secured debt of Embraer to the extent of the value of the assets securing such debt, and to certain obligations having statutory preference, including claims for salaries, wages, social security, taxes, and court fees, expenses and costs. See “Risk Factors—Risks Relating to the Notes—Payments on the notes will be junior to our secured debt obligations and effectively junior to debt obligations of our subsidiaries.”

At March 31, 2015, on a consolidated basis, Embraer had US$2,389.3 million of debt outstanding. Of this debt, US$231.1 million was secured debt and US$166.2 million was debt of subsidiaries of Embraer. In addition, at March 31, 2015, Embraer had off-balance sheet exposure of US$467.5 million relating to financial guarantees.

Certain of Embraer’s operations are, and in the future may be, conducted through its subsidiaries, which subsidiaries may issue debt without any limitation or restrictions.

Redemption and Repurchase

Embraer Finance will not be permitted to redeem the notes before their stated maturity, except as set forth below. The notes will not be entitled to the benefit of any sinking fund, meaning that Embraer Finance will not deposit money on a regular basis into any separate account to repay the notes.

Optional Tax Redemption

Subject to the limitations and exceptions described in “Description of the Debt Securities—Optional Tax Redemption” in the accompanying prospectus, Embraer Finance will have the option to redeem, in whole but not in part, the notes, upon giving not less than 30 nor more than 60 days’ notice to the holders, at 100% of the principal amount thereof, plus accrued interest and any additional amounts payable with respect thereto where as a result of a change in or amendment to the laws of a Relevant Taxing Jurisdiction (as defined under “Description of Debt Securities—Payment of Additional Amounts”) (or rules and regulations thereunder or the official interpretation, administration or application thereof), which change or amendment becomes effective on or after the issue date, in the case of Brazil or the Netherlands, or in the case of any other Relevant Taxing Jurisdiction, which change or amendment is first publicly announced and becomes effective after the date it first becomes a Relevant Taxing Jurisdiction (a “Change in Tax Law”):

•	Embraer or any successor has or will become obligated to pay additional amounts with respect to the guarantee, other than additional amounts attributable to Brazilian Taxes (as defined under “Description of the Debt Securities—Payment of Additional Amounts”) imposed at a rate of equal to or less than (1) 15% generally in case of any taxes imposed by Brazil, or (2) 25% in case of taxes imposed by Brazil on amounts paid to residents of countries which do not impose any income tax or which impose it at a maximum rate lower than 17% or where the laws of that country or location impose restrictions on the disclosure of (x) shareholding composition; (y) the ownership of the investment; or (z) the beneficial ownership of income paid to non-resident persons, pursuant to Law No. 9,779, dated January 19, 1999; or

•	Embraer Finance or any successor has or will become obligated to pay additional amounts with respect to the notes (as defined under “Description of the Debt Securities—Payment of Additional Amounts”).

No such notice of redemption will be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts if a payment in respect of such notes were then due. In the case of a global certificate, notice will be given in accordance with the applicable procedures of the depositary.

Prior to the publication or, where relevant, mailing of any notice of redemption of the notes pursuant to the foregoing, Embraer or Embraer Finance, as applicable, or a successor to either, will deliver to the trustee (a) an officer’s certificate to the effect that it is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to its right so to redeem have been satisfied and that Embraer or Embraer Finance cannot avoid its obligation to pay Additional Amounts by Embraer or Embraer Finance taking reasonable measures available to it and (b) an opinion of independent tax counsel of recognized standing to the effect that Embraer or Embraer Finance has or will become obligated to pay Additional Amounts as a result of a Change in Tax Law.

Optional Redemption With Make-Whole Amount

The notes will be redeemable, at the option of Embraer Finance, in whole or in part, at any time upon giving not less than 30 nor more than 60 days’ notice to the holders (which notice will be irrevocable), at a redemption price equal to the greater of (1) 100% of the principal amount of such notes and (2) the sum of the present values of each remaining scheduled payment of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semi-annual basis (assuming a 360-day year comprised of twelve 30-day months) at the Treasury Rate plus                  basis points (the “Make-Whole Amount”), plus in each case accrued interest (including additional interest, if any), and any additional amounts, on the principal amount of the notes to the date of redemption.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. or its affiliates, and Morgan Stanley & Co. LLC or its affiliates, which are primary United States government securities dealers and no less than two other leading primary United States government securities dealers in New York City reasonably designated by us; provided, however, that, if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), Embraer Finance will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

Open Market Purchases

We or our affiliates may at any time purchase notes in the open market or otherwise at any price. Any such purchased notes may be cancelled or resold, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

Subject to the limitations and exceptions described in “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus, Embraer or Embraer Finance will pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders after withholding or deduction for taxes will equal the amounts that would have been payable in the absence of such withholding or deduction. See “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus.

Payments

We will make all payments on the notes exclusively in such coin or currency of the United States as at the time of payment will be legal tender for the payment of public and private debts.

Embraer Finance will make payments of principal upon surrender of the relevant notes at the specified office of the trustee or any of the paying agents. Payments of principal and interest in respect of each note will be made by the trustee and the paying agents by U.S. dollar check drawn on a bank in New York City and mailed to the holder of such note at its registered address. Upon application by the holder to the specified office of the trustee, with a copy to Embraer Finance or any paying agent not less than 10 business days before the due date for any payment in respect of a note, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City. Payments will be made by wire transfer to the registered holders of the global certificates.

All payments by Embraer Finance in respect of the notes, including, without limitation, additional interest, if any, will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or other governmental charges of a similar nature (and any fines, penalties or interest related thereto) imposed or levied by or on behalf of the Netherlands or any political subdivision or authority of or in the Netherlands having power to tax, unless such withholding or deduction is required by law, except under certain specified circumstances contained in the indenture. See “Description of the Debt Securities—Payment of Additional Amounts” in the accompanying prospectus. No commissions or expenses will be charged to the holders in respect of such payments.

Subject to applicable law, the trustee and the paying agents will pay to Embraer Finance upon written request, any monies held by them for the payment of principal, premium, if any, or interest that remains unclaimed for two years, and, thereafter, holders entitled to such monies must look to Embraer Finance for payment as general creditors. After the return of such monies by the trustee or the paying agents to us, neither the trustee nor the paying agents shall be liable to the holders in respect of such monies.

Defeasance and Discharge

Full defeasance and discharge and covenant defeasance and discharge, as described in the accompanying prospectus, will apply to the notes, provided that Embraer Finance must irrevocably deposit in trust for your benefit and the benefit of all other direct holders of the notes, money or U.S. government or U.S. government agency debt securities or bonds or a combination thereof that, in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest and any other payments, including additional amounts, on the notes on their maturity date. See “Description of the Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

Covenants

Holders of the notes will benefit from certain covenants contained in the indenture and affecting our ability to incur liens and merge with other entities. You should read the information under the heading “Description of the Debt Securities—Certain Covenants” in the accompanying prospectus.

Additional Limitation on Embraer Finance

The indenture governing the notes limits and restricts Embraer Finance from taking the following actions or engaging in the following activities or transactions:

(1)	engaging in any business or entering into, or being a party to, any transaction or agreement except for:

(a)	the issuance, sale and redemption of notes and other indebtedness (including syndicated loans) and any activities incidentally related thereto;

(b)	the incurrence of indebtedness to make inter-company loans to Embraer and its Subsidiaries to finance the acquisition of supply materials by Embraer and its Subsidiaries, and activities reasonably related thereto;

(c)	any cash management measures and short-term investments;

(d)	the entering into hedging agreements relating to the debt securities;

(e)	any transaction in the ordinary course of business of Embraer Finance; and

(f)	any other transaction required by applicable law;

(2)	entering into any consolidation, merger, amalgamation, joint venture, or other form of combination with any person, or selling, leasing, conveying or otherwise disposing of any of its assets or receivables, except, in each case, with or into Embraer or one of its Subsidiaries and which is otherwise permitted under “—Certain Covenants of Embraer—Mergers and Similar Transactions” (substituting “Embraer Finance” for “Embraer” therein) under the heading “Description of the Debt Securities—Certain Covenants” in the accompanying prospectus; provided, however, if Embraer Finance enters into such a transaction with a Subsidiary, and it results in the successor person becoming organized in or considered to be resident in a jurisdiction other than the Netherlands, then such transaction will only be permitted if such transaction will not result in the payment of additional amounts as described under “—Payment of Additional Amounts” (as provided by the provisions of the fourth bullet under “—Certain Covenants of Embraer—Merger and Similar Transactions” under the heading “Description of the Debt Securities—Certain Covenants” in the accompanying prospectus) in connection with the next payment in respect of the notes;

(3)	entering into any transaction which would cause it to be deemed an “investment company” as defined in the U.S. Investment Company Act of 1940, as amended; and

(4)	creating any lien in favor of any person other than (a) any lien incurred in connection with the entering into any hedging agreement permitted under clause (1)(d) above or (b) any permitted lien.

Events of Default

Holders of the notes will have special rights if an event of default occurs and is not cured or waived. “Events of default” with respect to the notes are defined to include: (i) certain failures by Embraer or its subsidiaries to make payment on principal (including premium, if any) and interest of the notes; (ii) failure by Embraer or its subsidiaries to comply with certain covenants applicable to the notes after giving of notice and lapse of grace periods; (iii) failure by Embraer or its subsidiaries to make payment at maturity of indebtedness in a total aggregate principal amount of US$50 million or more or the acceleration of maturity of Embraer or its subsidiaries’ indebtedness in a total aggregate principal amount of US$50 million or more; (iv) final judgments or decrees for payment of money in excess of US$50 million are not paid by Embraer or its subsidiaries; (v) commencement by Embraer or its significant subsidiaries of certain bankruptcy or reorganization proceedings or becoming subject to such proceedings; (vi) a final judgment determines the guarantees of the notes to be unenforceable or invalid; and (vii) occurrence of certain illegality events. These events of default are described in detail under the heading “Description of the Debt Securities—Events of Default” in the accompanying prospectus.

Further Issuances

Embraer Finance may from time to time, without notice to or consent of the noteholders, create and issue an unlimited principal amount of additional notes having the same terms and conditions as the initial notes in all respects, except that the issue date, the issue price and the first payment of interest thereon may differ; provided, however, that unless such additional notes are issued under a separate CUSIP, such additional notes will be fungible with the initial notes for U.S. federal income tax purposes or, if such additional notes are not fungible with the initial notes for U.S. federal income tax purposes, neither the initial notes nor the additional notes are issued with more than a de minimis amount of original issue discount for U.S. federal income tax purposes. Any such additional notes will form a single series and vote together with the previously outstanding notes for all purposes hereof.

Book-Entry Ownership, Denomination and Transfer Procedures for the Notes

The following description of the operations and procedures of DTC supplements the description contained under the heading “Legal Ownership of Debt Securities” in the accompanying prospectus and is provided to you solely as a matter of convenience. You should read this section in conjunction with the information provided in the accompanying prospectus. These operations and procedures are solely within the control of the respective settlement systems and are subject to change from time to time. We take no responsibility for these operations and procedures and urge you to contact the systems or their participants directly to discuss these matters.

We will make an application to DTC for acceptance in its book-entry settlement system of the notes, which will be in global form. The notes will be deposited with the trustee, as custodian, for the nominee of DTC. The custodian and DTC will electronically record the principal amount of the notes held within the DTC system. Investors may hold such interests directly through DTC if they are participants in DTC.

Ownership of beneficial interests in the notes will be limited to persons who have accounts with DTC, whom we refer to as DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of the notes with DTC’s custodian, DTC will credit portions of the principal amount of the notes to the accounts of the DTC participants designated by the underwriters; and

•	ownership of beneficial interests in the notes will be shown on, and transfer of ownership of those interests will be effected only through records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the notes).

As long as DTC or its nominee is the registered holder of the notes, DTC or its nominee will be considered the sole owner and holder of the notes for all purposes under the indenture and the notes. Except as described above, if you hold a book-entry interest in the notes in global form, you:

•	will not have notes registered in your name;

•	will not receive physical delivery of notes in certificated form; and

•	will not be considered the registered owner or holder of an interest in the notes under the indenture or the notes.

As a result, each investor who owns a beneficial interest in the notes must rely on the procedures of DTC to exercise any rights of a holder under the indenture (and, if the investor is not a participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of the principal of, and interest on, the notes registered in the name of DTC’s nominee will be to the order of its nominee as the registered owner of such notes. It is expected that the nominee, upon receipt of any such payment, will immediately credit DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the notes as shown on the records of DTC or the nominee. We also expect that payments by DTC participants to owners of beneficial interests in the notes held through such DTC participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such DTC participants. Neither we nor the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of ownership interests in the notes or for maintaining, supervising or reviewing any records relating to such ownership interests.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including, without limitation, the presentation of notes for exchange as described above) only at the direction of one or more participants in whose account with DTC interests in notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, in the circumstances described below, DTC will surrender the notes for exchange for individual definitive notes.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” under the laws of the State of New York, a member of the U.S. Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic computerized book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC is available to others, such as banks, securities brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a DTC direct participant, either directly or indirectly.

The foregoing information about DTC has been provided for information purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the notes among participants and accountholders of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of the trustee’s agents will have any responsibility for the performance by DTC or its respective direct or indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.

While a note in global form is lodged with DTC or the custodian, notes represented by individual certificated form will not be eligible for clearing or settlement through DTC.

Beneficial interests in the global notes will be subject to certain restrictions on transfer and must be made in accordance with the procedures set forth in the indenture and the global notes will bear the applicable legends regarding the restrictions set forth under the transfer restrictions set in the indenture.

Notes in Certificated Form

Registration of title to notes in a name other than DTC or its nominee will not be permitted unless (i) DTC has notified us that it is unwilling or unable to continue as depositary for the notes in global form or the depositary ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days or (ii) we decide in our sole discretion to allow some or all book-entry notes to be exchangeable for notes in certificated form in registered form. In such circumstances, we will cause sufficient notes in certificated form to be executed and delivered to the registrar for completion, authentication and dispatch to the relevant holders of notes. Payments with respect to notes in certificated form may be made through the transfer agent. A person having an interest in the notes in global form must provide the registrar with a written order containing instructions and such other information as the securities registrar and we may require to complete, execute and deliver such notes in certificated form.

If we issue notes in certificated form, holders of notes in certificated form will be able to transfer their notes, in whole or in part, by surrendering the notes, with a duly completed form of transfer, for registration of transfer at the office of the trustee, registrar or at the offices of the transfer agents. We will not charge any fee for the registration or transfer or exchange, except that it may require the payment of a sum sufficient to cover any applicable tax or other governmental charge payable in connection with the transfer.

Regarding the Trustee

We may maintain banking relationships in the ordinary course of business with the trustee.

Governing Law

The indenture and the notes are governed by, and will be construed in accordance with, the laws of the State of New York.

We will submit to the non-exclusive jurisdiction of the U.S. federal and New York State courts located in the Borough of Manhattan, City and State of New York for purposes of all legal actions and proceedings instituted in connection with the notes and the indenture. We have appointed National Corporate Research, Ltd., 10 East 40th Street, 10th Floor, New York, New York 10016, as our authorized agent upon which process may be served in any such action.

CERTAIN MATERIAL TAX CONSIDERATIONS

The following discussion, subject to the limitations set forth below, describes certain material Brazilian and United States Federal Income tax considerations relating to your ownership and disposition of notes. This discussion does not purport to be a complete analysis of all material tax considerations in Brazil and the United States and does not address tax treatment of holders of notes under the laws of other countries. Holders of notes who are resident in countries other than Brazil or the United States, along with holders that are resident in those countries, are urged to consult with their own tax advisors as to which countries’ tax laws could be relevant to them.

Material Brazilian Tax Considerations

The following discussion is a general description of certain Brazilian tax aspects of the notes applicable to an individual, entity, trust or organization, resident or domiciled outside Brazil for tax purposes (“Non-Brazilian Holder”).

Generally, any capital gains generated outside Brazil as a result of a transaction between two non-residents of Brazil with assets not located in Brazil are not directly subject to tax in Brazil. On the other hand, when the assets are located in Brazil, such capital gains are subject to income tax, according to Law No. 10,833, enacted on December 29, 2003. Since the notes will not be sold publicly in Brazil and will be listed on the New York Stock Exchange, we believe that the notes would not fall within the definition of assets located in Brazil for the purposes of Law No. 10,833. However, we cannot assure prospective Non-Brazilian Holders that such interpretation of Law No. 10,833 will prevail in the courts of Brazil.

As a result, gains recognized by a Non-Brazilian Holder from the sale or other disposition of the notes to (i) a non-resident of Brazil in case the courts determine that the notes are considered assets located in Brazil or (ii) a resident of Brazil, will be subject to income tax in Brazil at a rate of 15%, or 25% if the Non-Brazilian Holder is located in a country or location which does not impose income tax or which imposes it at a maximum rate lower than 17% (“Low or Nil Tax Jurisdiction”).

As a rule, a Non-Brazilian Holder is taxed in Brazil when income is derived from Brazilian sources or gains are realized on the disposition of assets located in Brazil. Because we are domiciled in Brazil, payments of interest under the notes made by us to a Non-Brazilian Holder are subject to withholding taxes in Brazil.

Generally, payments of income made by Brazilian residents are subject to income tax withheld at source, at a variable rate depending on the nature of the payment and the location of the beneficiary, at a maximum of 25%. Concerning payments of interest, Decree No. 3,000/99, Brazilian Income Tax Regulations, provides for a rate of 15%. Section 10 of the Normative Act No. 1,455 of March 6, 2014 provides that the withholding income tax rate is generally 15% for payments made to non-residents, legal entities of interests, and commissions expenses and discounts with respect to the issuance by a Brazilian issuer of international debts securities previously registered with the Brazilian Central Bank, even if the recipient of the payment is domiciled in a Low or Nil Tax Jurisdiction. However, it is important to mention that pursuant to Article 8 of Law No. 9,779 of January 19, 1999, if the relevant average term of credit instruments such as the notes is less than 96 months, the applicable rate to the beneficiary domiciled in a Low or Nil Tax Jurisdiction is 25%. Accordingly, there is a risk that the tax authorities may change the understanding above and apply the rate of 25% in the event that the average term of the notes is less than 96 months and the beneficiary is domiciled in a Low or Nil Tax Jurisdiction. A lower income tax rate may be applicable by a tax treaty between Brazil and the other country where the recipient of the payment is domiciled.

There is some uncertainty regarding the applicable tax treatment to payments of the principal amount by us to Non-Brazilian Holders. Although the argument that such payments made by us do not convert the nature of the payment from principal into taxable income, there are no precedents from Brazilian courts endorsing that position and it is not possible to assure that such argument would prevail in court.

In addition, conversion of Brazilian currency into foreign currency, as well as the conversion of foreign currency into Brazilian currency, are subject to the Tax on Foreign Exchange Transactions (“IOF/Exchange”). Currently, the applicable rate of IOF/Exchange for the entrance of amounts in Brazil as loans, including loans from disposition of notes on foreign markets, is 0%, provided that the term of such loan is longer than 180 days; otherwise, a 6% rate of IOF/Exchange will apply. In case we decide to not bring the proceeds of the offering to Brazil and to make payments under the notes from Brazil, we need previously to register the transaction before the Central Bank and formalize a symbolic exchange agreement to register the availability of such funds for us abroad. The symbolic exchange transaction will be subject to IOF/Exchange tax at the rate of 0.38% of the amount registered as available for us abroad. Pursuant to IOF/Exchange applicable to the remittance of interests abroad arising from a foreign loan, the applicable tax rate is 0.38%. In any case, the Brazilian federal government may reduce such rate or increase it up to 25%, but only with respect to future transactions.

Generally, there is no stamp, transfer or other similar tax in Brazil with respect to the transfer, assignment or sale of any debt instrument outside Brazil (including the notes) nor any inheritance, gift or succession tax applicable to the ownership, transfer or disposition of the notes, except for gift and inheritance taxes imposed in some states of Brazil on gifts and bequests by individuals or entities not domiciled or residing in Brazil to individuals or entities domiciled or residing within such Brazilian states.

Material United States Federal Income Tax Considerations

The following is a summary of the material U.S. federal income tax consequences of the ownership and disposition of notes by a U.S. Holder (as defined below). The summary is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations thereunder, published rulings and court decisions, all as currently in effect and all subject to change at any time, possibly with retroactive effect.

This summary deals only with initial purchasers of notes at their issue price that are U.S. Holders and that will hold the notes as “capital assets” (generally, assets held for investment). The discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the ownership or disposition of notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the U.S. federal income tax laws (including, without limitation, brokers, dealers in securities or currencies, financial institutions, mutual funds, regulated investment companies, qualified retirement plans or other tax-deferred accounts, insurance companies, tax-exempt entities, traders that elect mark to market treatment, investors subject to the alternative minimum tax or the Medicare tax on net investment income, investors that have a “functional currency” other than the U.S. dollar, or investors that hold their notes as part of a hedge, straddle, conversion, constructive sale, or integrated transaction).

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has elected to be treated as a domestic trust for U.S. federal income tax purposes.

The U.S. federal income tax treatment of a partner in a partnership that holds notes will depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships should consult their own tax advisers concerning the U.S. federal income tax consequences to their partners of the acquisition, ownership and disposition of notes by the partnership.

Potential Contingent Payment Debt Instrument Treatment

In certain circumstances the we may be required to make payments on a Note that would change the yield of the Note. See “Description of the Notes—Optional Redemption With Make-Whole Amount.” This obligation may implicate the provisions of Treasury regulations relating to contingent payment debt instruments (“CPDIs”). According to the applicable Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies, as of the date of issuance, are “remote or incidental” or certain other circumstances apply. We intend to take the position that the Notes are not CPDIs. This determination, however, is not binding on the IRS and if the IRS were to challenge this determination, a holder may be required to accrue income on the Notes that such holder owns in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of such Notes before the resolution of the contingency. If the Notes are not CPDIs but such contingent payments were required to be made, it would affect the amount and timing of the income that a U.S. Holder recognizes. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the CPDI rules and other rules above and the consequences thereof. The remainder of this discussion assumes that the Notes will not be treated as CPDIs.

Payments of Interest

Interest paid to a U.S. Holder on a note, including any Brazilian taxes withheld therefrom, will be includible in the U.S. Holder’s gross income as ordinary interest income in accordance with the U.S. Holder’s usual method of U.S. federal income tax accounting. In addition to interest on the notes, you will be required to include in income any additional amounts paid in respect of Brazilian tax withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest paid on the notes (including any additional amounts) constitutes income from sources outside the United States, which may be relevant in calculating a U.S. Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, interest paid on the notes generally will constitute “passive category income.” The rules governing the foreign tax credit are complex and subject to certain limitations. You are urged to consult your tax advisers regarding the availability of the foreign tax credit under your particular circumstances.

Disposition of the Notes

A U.S. Holder generally will recognize gain or loss on the sale, exchange, or other taxable disposition of a note equal to the difference between the amount realized on the sale, exchange, or other taxable disposition and the adjusted tax basis of the note. The amount realized does not include the amount attributable to accrued but unpaid interest, which will be taxable as interest income to the extent not previously included in income. A U.S. Holder’s tax basis in a note generally will be its U.S. dollar cost. Any gain or loss recognized upon the sale, exchange, or other taxable disposition of a note by a U.S. Holder generally will be U.S. source capital gain or loss, and will be treated as long-term capital gain or loss if, at the time of the sale, exchange, or other taxable disposition, the U.S. Holder held the note for more than one year. A U.S. Holder may not be able to claim a foreign tax credit for any Brazilian tax imposed upon such sale, exchange, or other taxable disposition unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from sources outside the United States. Long-term capital gains recognized by noncorporate U.S. Holders (including individuals) generally are subject to U.S. federal income taxation at preferential rates. Capital gains of a corporate U.S. Holder generally are taxable at the regular rates applicable to corporations. The deductibility of capital losses is subject to significant limitations.

Information Reporting and Backup Withholding

Payments of principal, and interest on, and the proceeds of sale, exchange, or other disposition of, notes by a U.S. paying agent or other U.S. intermediary will be reported to the Internal Revenue Service and to the U.S. Holder as may be required under applicable regulations. Backup withholding (currently at a 28% rate) may apply to these payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status or fails to report all interest and dividends required to be shown on its U.S. federal income tax returns. Certain U.S. Holders (including, among others, corporations) are not subject to these information reporting and backup withholding requirements. The amount of any backup withholding from a payment to a U.S. Holder generally will be allowed as a refund or credit against the U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the Internal Revenue Service in a timely manner.

Required Disclosure with Respect to Foreign Financial Assets

Certain U.S. Holders are required to report information relating to an interest in the notes, subject to exceptions (including an exception for notes held in accounts maintained by certain financial institutions), by attaching a completed IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold an interest in the notes. U.S. Holders are urged to consult their own tax advisers regarding information reporting requirements relating to their ownership of the notes.

FATCA Withholding

Pursuant to Sections 1471 to 1474 of the Code and Treasury Regulations thereunder (provisions commonly referred to as “FATCA”), a “foreign financial institution” may be required to withhold U.S. tax on certain pass-thru payments made on or after January 1, 2017 to the extent such payments are treated as attributable to certain U.S. source payments. Obligations issued on or prior to the date that is six months after the date on which applicable final regulations defining “foreign pass through payments” are filed generally will be “grandfathered” and exempt from withholding unless the obligations are materially modified after that date. Accordingly, even if the Issuer were treated as a foreign financial institution, FATCA would apply to payments on the Notes only if there was a significant modification of the Notes for U.S. federal income tax purposes after the expiration of this grandfathering period. Many non-U.S. governments have entered into agreements with the United States to implement FATCA in a manner that alters the rules described above. Holders should therefore consult their own tax advisors on how these rules may apply to their investment in the Notes. In the event any withholding under FATCA is imposed with respect to any payments on the Notes, no Additional Amounts will be paid to compensate for the withheld amount.

THE ABOVE DESCRIPTION IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP OF NOTES. PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF THEIR PARTICULAR SITUATIONS.

Material Netherlands Tax Considerations

The following generally outlines certain Dutch tax consequences to holders of the notes in connection with the acquisition, ownership and disposal of notes in a Dutch company. This section is intended as general information only and it does not purport to describe all possible Dutch tax considerations or consequences that may be relevant to a holder.

For the purpose of this section, “Dutch Taxes” shall mean taxes of whatever nature levied by or on behalf of The Netherlands or any of its subdivisions or taxing authorities. The Netherlands means the part of the Kingdom of the Netherlands located in Europe.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISERS AS TO THE CONSEQUENCES OF PURCHASING THE NOTES, INCLUDING, WITHOUT LIMITATION, THE CONSEQUENCES OF THE RECEIPT OF INTEREST AND THE SALE OR OTHER DISPOSITION OF THE NOTES OR COUPONS.

For Dutch tax purposes, a holder of notes may include an individual or an entity who does not have the legal title to the notes, but to whom the notes are attributed based either on such individual or entity holding a beneficial interest in the notes or based on specific statutory provisions, including statutory provisions pursuant to which the notes are attributed to an individual who is, or who has directly or indirectly inherited the notes from a person who was, the settlor, grantor or similar originator of a trust, foundation or similar entity that holds the notes.

This section does not describe all the possible Dutch tax consequences that may be relevant to the holder of the notes who receives or has received any benefits from these notes as employment income, deemed employment income or otherwise as compensation for work or services.

Taxes on income and capital gains

A holder of notes will not be subject to any Dutch taxes on income or capital gains in respect of the notes, including such tax on any payment under the notes or in respect of any gain realised on the disposal, deemed disposal, redemption or exchange of the notes, provided that:

i.	such holder is neither a resident nor deemed to be a resident of the Netherlands, nor, if he is an individual, has elected to be taxed as a resident of the Netherlands; and

ii.	such holder does not have, and is not deemed to have, an enterprise or an interest in an enterprise that is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in the Netherlands and to which enterprise or part of an enterprise, as the case may be, the notes are attributable; and

iii.	if such holder is an individual, such income or capital gain do not form “benefits from miscellaneous activities in the Netherlands” (resultaat uit overige werkzaamheden in Nederland), which would for instance be the case if the activities in the Netherlands with respect to the notes exceed “normal active asset management” (normaal, actief vermogensbeheer) or if income and gains are derived from the holding, whether directly or indirectly, of (a combination of) shares, debt claims or other rights (together, a “lucrative interest”) that the holder thereof has acquired under such circumstances that such income and gains are intended to be remuneration for work or services performed by such holder (or a related person) in the Netherlands, whether within or outside an employment relation, where such lucrative interest provides the holder thereof, economically speaking, with certain benefits that have a relation to the relevant work or services.

iv.	the holders of the notes do not hold directly or indirectly, a substantial shareholding (i.e., generally speaking, an interest of 5% or more of the shares, options, profit rights or voting rights) in Embraer Netherlands Finance BV.

v.	If such holder is an entity, the holder is not entitled to a share in the profits of an enterprise nor a co-entitlement to the net worth of an enterprise, which is effectively managed in The Netherlands, other than by way of securities, and to which enterprise the notes are attributable; and

vi.	if such holder is an individual, the holder is not entitled to a share in the profits of an enterprise that is effectively managed in The Netherlands, other than by way of securities, and to which enterprise the notes are attributable.

A holder of notes will not be subject to taxation in the Netherlands by reason only of the execution, delivery and/or enforcement of its rights and obligations connected to the notes, the issue of the notes or the performance by Embraer Netherlands Finance BV of its obligations under the notes.

Dutch Withholding Tax

All payments made under the notes will not be subject to any withholding taxes of whatever nature imposed, levied, withheld or assessed by the Netherlands provided that such payments qualify as interest on the notes for Dutch tax purposes. If withholding is however required by law, additional amounts may be payable . See “Description of the Notes—Covenants—Additional Amounts.”

Dutch Gift, Estate and Inheritance Taxes

No gift, estate or inheritance taxes will arise in the Netherlands with respect to an acquisition or deemed acquisition of notes by way of a gift by, or on the death of, a holder of notes who is neither resident, deemed to be resident for Dutch inheritance and gift tax purposes, unless in the case of a gift of notes by an individual who at the date of the gift was neither resident nor deemed to be resident in the Netherlands, such individual dies within 180 days after the date of the gift, while being resident or deemed to be resident in the Netherlands.

For the purposes of Netherlands gift, estate and inheritance tax, a gift that is made under a condition precedent is deemed to be made at the moment such condition precedent is satisfied or, if earlier, the moment the donor dies.

For purposes of Netherlands gift, estate and inheritance tax, an individual who holds the Netherlands nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the ten years preceding the date of the gift or his death.

For purposes of Netherlands gift tax, an individual not holding the Netherlands nationality will be deemed to be resident in the Netherlands if he has been resident in the Netherlands at any time during the twelve months preceding the date of the gift.

Turnover Tax

No Dutch turnover tax will arise in respect of any payment in consideration for the issue of the notes or with respect to any payment by Embraer Netherlands Finance B.V. of principal, interest or premium (if any) on the notes.

Other Taxes and Duties

No other Dutch taxes, including taxes of a documentary nature, such as capital tax, stamp or registration tax or duty, are payable in The Netherlands by or on behalf of a holder of the notes by reason only of the purchase, ownership and disposal of the notes.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal Amount of Notes
Citigroup Global Markets Inc.	US$
Morgan Stanley & Co. LLC

Total	US$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

The underwriters have advised us that they propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement. After the initial public offering, the underwriters may change the public offering price.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to the approval of certain legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of an officer’s certificate and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including the underwriting discount, are estimated to be US$                 and will be payable by us.

New Issue of Notes

There is currently no public trading market for the notes. We will apply to list the notes on the New York Stock Exchange, however, we cannot provide any assurance that our listing application will be approved. The underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

Sales Outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

Notice to Prospective Investors in Brazil

The notes have not been, and will not be, registered with the Brazilian Securities Commission (CVM – Comissão de Valores Mobiliários). The notes may not be offered or sold in Brazil, except in circumstances that do not constitute a public offering or distribution under Brazilian laws and regulations.

Notice to Prospective Investors in Chile

The offer of the notes will begin on                     , 2015 and is subject to General Rule No. 336 of June 27, 2012, of the Chilean Securities Commission (Superintendencia de Valores y Seguros de Chile, or the SVS). The notes being offered are not registered in the Securities Registry (Registro de Valores) or the Foreign Securities Registry (Registro de Valores Extranjeros) of the SVS and therefore, the notes are not subject to the supervision of the SVS. As unregistered securities, we are not required to disclose public information about the notes in Chile. The notes may not be publicly offered in Chile unless they are registered in the corresponding securities registry.

La oferta de los valores comienza el                     del 2015 y está acogida a la NCG 336 de fecha 27 de junio de 2012 de la Superintendencia de Valores y Seguros de Chile (la SVS). La oferta versa sobre valores no inscritos en el Registro de Valores o en el Registro de Valores Extranjeros que lleva la SVS, por lo que los valores no están sujetos a la fiscalización de dicho organismo. Por tratarse de valores no inscritos, no existe obligación por parte del emisor de entregar en Chile información pública al respecto de los valores. Estos valores no pueden ser objeto de oferta pública menos que sean inscritos en el registro de valores correspondiente.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State it has not made and will not make an offer of the notes which are the subject of the offering contemplated in this prospectus supplement and the accompanying prospectus to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the underwriters; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive.

provided that no such offer of notes shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Notice to Prospective Investors in Hong Kong

This prospectus supplement and the accompanying prospectus have not been approved by or registered with the Securities and Futures Commission of Hong Kong or the Registrar of Companies of Hong Kong. No person may offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Italy

The offering of the Notes has not been cleared by the Commissione Nazionale per la Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation. Accordingly, each underwriter has represented and agreed that it has not offered, sold or delivered, directly or indirectly, any notes to the public in the Republic of Italy. For the purposes of this provision, the expression “offer of notes to the public” in Italy means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, including the placement through authorized intermediaries.

Each underwriter has represented and agreed that it will not offer, sell or deliver, directly or indirectly, any note or distribute copies of this prospectus supplement or the accompanying prospectus, or of any other document relating to the notes in the Republic of Italy except: (i) to qualified investors (investitori qualificati), as defined under Article 100 of the Legislative Decree No. 58 of February 24, 1998, as amended (the “Italian Financial Act”), as implemented by Article 26, paragraph 1(d) of CONSOB Regulation No. 16190 of October 29, 2007, as amended (“Regulation No. 16190”), pursuant to Article 34-ter, first paragraph, letter b), of CONSOB Regulation No. 11971 of May 14, 1999, as amended (“Regulation No. 11971”); or (ii) in other circumstances which are exempted from the rules on public offerings pursuant to Article 100 of the Italian Financial Act and its implementing CONSOB regulations including Regulation No. 11971.

Any such offer, sale or delivery of the Notes or distribution of copies of the Prospectus or any other document relating to the Notes in the Republic of Italy must be in compliance with the selling restriction under (i) and (ii) above and:

(a)	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the relevant provisions of the Italian Financial Act, Regulation No. 16190, Legislative Decree No. 385 of September 1, 1993 as amended (the “Banking Act”) and any other applicable laws or regulation;

(b)	in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended, pursuant to which the Bank of Italy may request information on the offering or issue of securities in Italy or by Italian persons outside of Italy; and

(c)	in compliance with any other applicable laws and regulations or requirement imposed by CONSOB or the Bank of Italy or any other Italian authority.

Any investor purchasing the Notes is solely responsible for ensuring that any offer, sale, delivery or resale of the Notes by such investor occurs in compliance with applicable Italian laws and regulations.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act, as amended (the “FIEA”). This document is not an offer of securities for sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or entity organized under the laws of Japan) or to others for reoffer or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan, except pursuant to an exemption from the securities registration requirements under the FIEA and otherwise in compliance with such law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in the Netherlands

For selling restrictions in respect of the Netherlands, see “Notice to Prospective Investors in the European Economic Area” above and in addition:

(a)	Specific Dutch selling restriction for exempt offers: Each underwriter has represented and agreed that the notes will only be offered, sold or delivered in the Netherlands to qualified investors (as defined in the Dutch Financial Supervision Act (Wet op het financieel toezicht), as amended from time to time) that do not qualify as “public” (within the meaning of the article 4(1) Capital Requirements Regulation (Regulation (EU) 575/2013) and the rules promulgated thereunder, as amended or any subsequent legislation replacing that regulation).

(b)	Regulatory capacity to offer the notes in the Netherlands: Each underwriter which did and does not have the requisite Dutch regulatory capacity to make offers or sales of financial instruments in the Netherlands has represented and agreed with the Issuers that it has not offered or sold and will not offer or sell any of the Notes issued by the relevant Issuer in the Netherlands, other than through one or more investment firms acting as principals and having the Dutch regulatory capacity to make such offers or sales.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”). Accordingly, each underwriter has represented, warranted and agreed that it has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	(a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 32 of the Securities and Futures (Offers of Investments)(Shares and Debentures) Regulations 2005 of Singapore.

Notice to Prospective Investors in Switzerland

The notes may not and will not be publicly offered, distributed or re-distributed in or from Switzerland and neither this prospectus supplement and the accompanying prospectus nor any other solicitation for investments in the notes may be communicated or distributed in Switzerland in any way that could constitute a public offering within the meaning of the applicable legislation in Switzerland. This prospectus supplement may not be copied, reproduced, distributed or passed on to others without the prior written consent of the underwriters.

Notice to Prospective Investors in United Arab Emirates

Notice to Prospective Investors in the United Arab Emirates (Excluding the Dubai International Financial Centre)

The notes have not been, and are not being, publicly offered, sold or publicly promoted or advertised in the United Arab Emirates (“U.A.E.”) other than in compliance with any laws applicable in the U.A.E. governing the issue, offering and sale of securities. Prospective investors in the Dubai International Financial Centre should have regard to the specific notice to prospective investors in the Dubai International Financial Centre set out below.

Notice to Prospective Investors in the Dubai International Financial Centre

Each underwriters has represented and agreed that it has not offered and will not offer the notes to any person in the Dubai International Financial Centre unless such offer is:

(a)	an “Exempt Offer” for the purposes of the Markets Rules 2012 of the Dubai Financial Services Authority (the “DFSA”); and

(b)	made only to persons who meet the Professional Client criteria set out in Rule 2.3.2 of the DFSA Conduct of Business.

Notice to Prospective Investors in United Kingdom

Each underwriter has represented and agreed that:

(a)	(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the FSMA by the issuer; and

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer or the guarantor; and

(c)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

The underwriters and/or their affiliates may acquire the notes for their own property accounts. Such acquisitions may have an effect on demand for and the price of the notes.

Other Relationships

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility.

Settlement

We expect that delivery of the notes will be made to investors on or about                 , 2015, which will be the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

EXPENSES RELATING TO THE GLOBAL OFFERING

We estimate that the expenses in connection with the global offering, other than underwriting discounts, commissions and fees, will be as follows:

Expenses	Amount
(In US$)
SEC registration fee
Printing and engraving expenses	35,000
Legal fees and expenses	360,000
Accountant fees and expenses	280,000
NYSE listing fees
Miscellaneous costs and “road show” expenses

Total

All amounts in the table are estimated except the SEC registration fee.

LEGAL MATTERS

The validity of the notes under the law of the state of New York and the U.S. federal laws, will be passed upon for us by Milbank, Tweed, Hadley & McCloy LLP, New York, NY, and for the underwriters by White & Case LLP, New York, NY. Certain legal matters of Brazilian law relating to the notes will be passed upon for us by Márcia Sato Davoli de Araújo, our Associate General Counsel, and for the underwriters by Bocater, Camargo, Costa e Silva—Advogados, São Paulo, Brazil. Certain legal matters of Dutch law relating to the notes will be passed upon by Baker & McKenzie Amsterdam N.V.

EXPERTS

The consolidated financial statements of Embraer S.A. as of and for the years ended December 31, 2014, 2013 and 2012 and management’s assessment of the effectiveness of our internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2014 are incorporated in this prospectus supplement by reference to the Form 20-F for the year ended December 31, 2014 have been so incorporated in reliance on the reports of KPMG Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

PROSPECTUS

Embraer S.A.

Debt Securities and Guarantees

Embraer Netherlands Finance B.V.

Guaranteed Debt Securities

Embraer S.A. may offer from time to time debt securities, and Embraer Netherlands Finance B.V. may offer debt securities guaranteed by Embraer S.A. from time to time. This prospectus describes the general manner in which these securities may be offered using this prospectus. An accompanying prospectus supplement will set forth the specific terms of the securities, the offering price, and the specific manner in which they may be offered. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.

We may sell the securities directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents will be set forth in an accompanying prospectus supplement.

Investing in the securities involves risks. See “Risk Factors” section set forth in our most recent annual report on Form 20-F, which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 27, 2015.

We are responsible for the information contained in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein and therein. You should rely only on the information contained or incorporated by reference in this prospectus, in the applicable prospectus supplement or in any free writing prospectus filed by us with the U.S. Securities and Exchange Commission, which we refer to as the “SEC.” We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus and any prospectus supplement or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, in one or more offerings, we may sell from time to time the debt securities described in this prospectus.

This prospectus provides you only with a general description of the securities that we may offer. Each time we offer securities pursuant to this prospectus, we will attach a prospectus supplement to the front of this prospectus that will contain specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement on file with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplements and the related exhibits to the registration statement filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified or the context otherwise requires, references to “we,” “us” and “our” are to Embraer S.A., its consolidated subsidiaries and its joint ventures and other affiliated companies. References to “Embraer” are to Embraer S.A. References to “Embraer Finance” are to Embraer Netherlands Finance B.V. References in any prospectus supplement to “the accompanying prospectus” are to this prospectus and to the “prospectus” are to this prospectus and the applicable prospectus supplement taken together. References to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States and references to “real,” “reais” and “R$” are to the lawful currency of Brazil.

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FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus and the accompanying prospectus supplement may constitute forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act. We have based these forward-looking statements largely on our current expectations and projections about future events and industry and financial trends affecting our business. These forward-looking statements are subject to risks, uncertainties and assumptions, including, among other things:

•	general economic, political and business conditions, both in Brazil and in our other markets;

•	changes in competitive conditions and in the general level of demand for our products;

•	management’s expectations and estimates concerning our future financial performance, financing plans and programs, and the effects of competition;

•	the effects of key customers canceling, modifying and/or rescheduling contractual orders;

•	the effect of changing priorities or reductions in the Brazilian federal government or international government defense budgets on our revenues;

•	continued successful development and marketing of the EMBRAER 170/190 jet family, including the development of the new EMBRAER 170/190 generation, the E2, our line of executive jets (including the Phenom 100, Phenom 300, Lineage 1000, Legacy 650, Legacy 600, Legacy 450 and Legacy 500) and our defense and security aircraft and services;

•	our level of indebtedness and other financial obligations as well as our ability to obtain additional financing when required and on reasonable terms;

•	anticipated trends in our industry, including, but not limited to, the continuation of long-term trends in passenger traffic and revenue yields in the airline industry;

•	our short- and long-term outlook for the 30-130 seat commercial airline market;

•	our capacity to implement our operational strategy and our expenditure plans;

•	inflation and fluctuations in exchange rates;

•	the impact of volatile fuel prices and the airline industry’s response;

•	our ability to develop and deliver our products on a timely basis;

•	availability of sales financing for our existing and potential customers;

•	existing and future governmental regulation;

•	our relationship with our workforce; and

•	other factors discussed in the documents incorporated by reference in this prospectus, including under the heading “Risk Factors.”

The words “believe,” “may,” “will,” “forecast,” “estimate,” “plan,” “continue,” “anticipate,” “intend,” “expect” and similar words are intended to identify forward-looking statements. We undertake no obligation to update publicly or revise any forward-looking statements because of new information, future events or other factors. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in the documents incorporated by reference in this prospectus might not occur. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements. As a result of various factors, such as those risks described in the documents incorporated by reference in this prospectus or any accompanying prospectus supplement, undue reliance should not be placed on these forward-looking statements. Forward-looking statements speak only as of the date they were made and we do not undertake any obligation to update them in light of new information or future developments. All forward-looking statements attributed to us or a person acting on our behalf are expressly qualified in their entirety by this cautionary statement and you should not place undue reliance on any forward-looking statement included in this prospectus or any accompanying prospectus supplement.

ENFORCEMENT OF CIVIL LIABILITIES

Embraer S.A. is a corporation organized under the laws of Brazil and Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands. Substantially all of our directors and officers, and some of the advisors and independent accountants named herein, reside in Brazil, the Netherlands or elsewhere outside the United States, and all or a significant portion of its assets and the assets of such persons may be located outside the United States. As a result, it may not be possible for investors to effect service of process upon us and these persons within the United States or other jurisdictions outside Brazil or the Netherlands or to enforce against us or them judgments predicated upon the civil liability provisions of the U.S. federal securities laws or the laws of such other jurisdictions.

Brazil

Embraer has been advised by Marcia Sato Davoli de Araujo, its Associate General Counsel, that a final conclusive judgment for the payment of money rendered by any New York State or federal court sitting in New York City in respect of the securities would be recognized in the courts of Brazil, and such courts would enforce such judgment without any retrial or reexamination of the merits of the original action only if such judgment has been previously ratified by the Brazilian Superior Court of Justice (Superior de Tribunal Justiça). This ratification is available only if:

•	the judgment fulfills all formalities required for its enforceability under the laws of the State of New York;

•	the judgment was issued by a competent court after proper service of process on the parties, which service of process, if made in Brazil, must comply with Brazilian law, or after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law;

•	the judgment is not subject to appeal;

•	the judgment was authenticated by a Brazilian consulate in the State of New York;

•	the judgment was translated into Portuguese by a certified sworn translator; and

•	the judgment is not against Brazilian public policy, good morals or national sovereignty.

In addition:

•	civil actions may be brought before Brazilian courts in connection with the prospectus based on the federal securities laws of the United States and that Brazilian courts may enforce such liabilities in such actions against us (provided that provisions of the federal securities laws of the United States do not contravene Brazilian public policy, good morals or national sovereignty and provided further that Brazilian courts can assert jurisdiction over the particular action); and

•	the ability of a judgment creditor to satisfy a judgment by attaching certain assets of the defendant is limited by provisions of Brazilian bankruptcy, insolvency, liquidation, reorganization or similar laws. In addition, a Brazilian or foreign plaintiff who resides abroad or is abroad during the course of the suit in Brazil must post a bond to cover legal fees and court expenses of the defendant, should there be no real estate assets in Brazil to assure payment thereof, except in case of execution actions or counterclaims as established under Article 836 of the Brazilian Code of Civil Procedure.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to the securities.

The Netherlands

Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid or B.V.) incorporated under the laws of The Netherlands. It may be difficult for investors to enforce against Embraer Finance judgments obtained in courts outside the Netherlands. Where there is no treaty on the recognition and enforcement of judgments between a country and The Netherlands, as is the case for the United States (other than for arbitral awards), a judgment rendered by a court of such country (a “Foreign Court”) will not be enforced by the courts of the Netherlands. In order to obtain a judgment which is enforceable in The Netherlands, the claim must be relitigated before a competent Dutch court. However, a final judgment obtained in a Foreign Court and not rendered by default, which is not subject to appeal or other means of contestation and is enforceable in United States may be submitted to a Dutch court. If the Dutch court finds that the jurisdiction of the Foreign Court has been based on grounds which are internationally acceptable and that proper legal procedures have been observed, the Dutch court will, in principle, uphold such final judgment and regard it as conclusive evidence, without substantive re-examination or re-litigation on the merits of the subject matter thereof, unless the contents and enforcement of such judgment conflict with Dutch public policy (openbare orde) and it has not been rendered in proceedings of a penal or revenue or other public law nature. In case of concurrent proceedings in more than one jurisdiction, the courts in the Netherlands have the authority to stay concurrent proceedings if these were brought elsewhere.

EMBRAER

We are one of the leading manufacturers of commercial aircraft (i.e., regional and mid-capacity aircraft) in the world, based on revenue from sales of commercial aircraft in 2014 and we have a global customer base. Our focus is achieving customer satisfaction with a range of products and services addressing the commercial airline, executive jet and defense and security markets.

We have grown from a government-controlled company established to develop and produce aircraft for the Brazilian Air Force into a publicly-held company that produces aircraft for commercial and executive aviation and for defense and security purposes. As part of our evolution, we have obtained, developed and enhanced our engineering and technological capabilities through our development of products for the Brazilian Air Force and through joint product development with foreign companies on specific projects. We have applied our know-how and capabilities from our defense business to develop our commercial and executive aviation businesses.

Main Business Segments

Commercial Aviation. Our first regional aircraft was the Bandeirante, a 19-passenger twin-engine non-pressurized turboprop aircraft initially designed to service the transport needs of the Brazilian Air Force. This aircraft was certified in 1973. The Bandeirante was followed by the EMB 120 Brasilia, a high performance, pressurized turboprop commercial aircraft seating up to 30 passengers and designed to service the longer routes and higher passenger traffic of the growing regional aircraft market. The EMB 120 Brasilia was certified in 1985 by the U.S. Federal Aviation Administration, or FAA. Drawing upon the design of the EMB 120 Brasilia and the jet technology acquired in our development of the AM-X, a jet strike bomber for the Brazilian Air Force, we developed the ERJ 145 regional jet family, our first jet product for commercial aviation. This family comprises three aircraft, which seat up to 37, 44 and 50 passengers. The first member of the ERJ 145 family, the ERJ 145, was certified by the Brazilian Aviation Authority (Agência Nacional de Aviação Civil – ANAC) and the FAA in 1996. We have expanded our jet product line with the development of the EMBRAER 170/190 jet family, which has the capacity to seat between 70 and 118 passengers and was designed to serve the commercial aviation market’s trend towards larger, higher volume and longer range jets. The first member of this family, the EMBRAER 170, was certified by the FAA and the European Aviation Safety Agency, or the EASA, in February 2004 and its derivatives, the EMBRAER 175, the EMBRAER 190 and the EMBRAER 195, were certified by the Brazilian Aviation Authority in December 2004, August 2005 and June 2006, respectively. In June 2013, we launched the second generation of our E-Jets family of commercial aircraft, the E2, comprising three new airplanes, the E175-E2, E190-E2 and E195-E2. The E190-E2 is expected to enter service in the first half of 2018, the E195-E2 in 2019 and the E175-E2 in 2020.

Defense and Security. We are the leading supplier of defense aircraft for the Brazilian Air Force, based on number of aircraft sold, and have sold aircraft to armed forces in Europe, Asia and Latin America. In the defense and security market, we offer a line of intelligence, surveillance and reconnaissance aircraft—each based on the ERJ 145 regional jet platform—and the Super Tucano, a light attack and an advanced trainer aircraft. Using our commercial aircraft platforms, we are able to offer a comprehensive range of aircraft dedicated to transportation of officials, medical evacuation and general transportation missions for the defense and security market. In February 2015, we successfully conducted the first flight of the KC-390, a mid-size military transport aircraft. We expect to deliver the first KC-390 in 2016. Revenues from sales to the Brazilian Federal government accounted for 68.9% and 69.7% of the revenue for this segment for the year ended December 31, 2014 and for the three months ended March 31, 2015, respectively.

Executive Jet. We have developed a line of executive jets: the Legacy 600, a super mid-size jet, followed by the Phenom 100, an entry-level jet, and the Phenom 300, a light jet. The Lineage 1000, an ultra-large jet, was later added as the largest executive jet in our portfolio, and during 2008, we launched the Legacy 450 and Legacy 500, a mid-light and mid-size jet, respectively, that we believe will establish our executive jet portfolio as one of the most comprehensive in the executive aviation industry. The Legacy 500 entered into service in October of 2014 and the Legacy 450 development program continues on track, with the first delivery scheduled for the fourth quarter of 2015. In 2009, we introduced the new Legacy 650, a large executive jet that will be positioned in our executive jet portfolio between the Legacy 600 and the Lineage 1000. The Legacy 650 received its certification from the Brazilian Aviation Authority and the EASA in 2010 and began operating in November 2010.

Other Related Businesses. We provide structural parts and mechanical and hydraulic systems to Sikorsky Corporation for its production of helicopters. We provide subcontracting services to Sikorsky Corporation in connection with the development and manufacture of the landing gear, fuel system and fuel tanks for their S-92 Helibus helicopter. We also act as a risk-sharing partner for Sikorsky Corporation for these parts. We also developed and manufactured a crop duster aircraft pursuant to specifications of the Brazilian Ministry of Agriculture. We produce this aircraft only on demand. Through December 31, 2014, we had delivered a total of 1,353 of these aircraft, including 38 in 2014. Our other related businesses, which include customer services, accounted for 1.2% and 1.3% of our revenue in 2014 and for the three months ended March 31, 2015, respectively.

Embraer is a joint-stock company duly incorporated under the laws of Brazil with an indefinite term of duration. Originally formed in 1969 by the Brazilian federal government, we were privatized in 1994. In connection with our privatization, we were transformed into a publicly-held corporation in 2000 and we are subject to the provisions of Brazilian Corporate Law. Our principal executive offices are located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil. Our telephone number is +55-12-3927-4404.

We maintain an Internet site at www.embraer.com. Information contained on our Internet site is not a part of or incorporated by reference in this prospectus.

EMBRAER FINANCE

Embraer Finance is a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, a wholly owned subsidiary of Embraer, and was established primarily to act as a finance subsidiary of Embraer. Its registered office is at Evert van de Beekstraat, 47, 1118CL, Schiphol, The Netherlands, and its deed of incorporation and any other documents concerning Embraer Finance which are referred to in this prospectus can be inspected at Embraer Finance’s headquarters at the same address. No financial statements have been produced for Embraer Finance as of the date of this prospectus .Embraer Finance’s principal executive offices are located at Evert van de Beekstraat, 47, 1118CL, Schiphol, The Netherlands, and its telephone number is +31 20 206-6866.

USE OF PROCEEDS

Embraer

Unless otherwise indicated in the applicable prospectus supplement, Embraer intends to use the net proceeds from the sale of the securities for general corporate purposes.

Embraer Finance

Unless otherwise indicated in the applicable prospectus supplement, Embraer Finance intends to on-lend the net proceeds from the sale of the debt securities to Embraer or Embraer’s subsidiaries and affiliates.

DESCRIPTION OF DEBT SECURITIES

The following summarizes the material provisions of the debt securities and the indentures that will govern the debt securities, other than pricing and related terms and other terms that will be disclosed in the applicable prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of your series of debt securities, which will be described in more detail in the applicable prospectus supplement. This summary is subject to, and qualified in its entirety by reference to, the provisions of such indenture, the debt securities and the prospectus supplement relating to each series of debt securities. In this summary, references to “Embraer” means Embraer S.A. only and do not include any of its subsidiaries.

Indenture

Any debt securities that Embraer or Embraer Finance issue will be governed by an indenture. The indenture will be entered into between the issuer, the guarantor, if applicable, and The Bank of New York Mellon, as trustee, which we refer to as the indenture. The trustee under the indenture has two main roles:

•	First, the trustee can enforce your rights against Embraer or Embraer Finance, as applicable, if it defaults on its obligations under the indenture or the debt securities. There are some limitations on the extent to which the trustee acts on your behalf, described below under “—Events of Default.”

•	Second, the trustee performs administrative duties for Embraer and Embraer Finance, such as sending principal and interest payments to you, transferring your debt securities to a new buyer if you sell and sending notices to you.

Embraer will issue debt securities under an indenture we refer to as the “Embraer indenture.” Embraer Finance will issue debt securities guaranteed by Embraer under an indenture we refer to as the “Embraer Finance indenture.”

Each of the Embraer and Embraer Finance indentures contain the full legal text of the matters described in this section. We have agreed in each indenture that New York law governs the indenture and the debt securities. We have filed a copy of the form of Embraer and Embraer Finance indentures with the SEC as exhibits to our registration statement. We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York.

Types of Debt Securities

This section summarizes material terms of the debt securities that are common to all series of debt securities and to each of the Embraer and Embraer Finance indentures, unless otherwise indicated in this section or in the prospectus supplement relating to a particular series of debt securities.

The material terms of a particular series of debt securities will be described in the prospectus supplement relating to that series. Those terms may vary from the terms described here. Accordingly, this summary also is subject to and qualified by reference to the description of the terms of the series of debt securities described in the applicable prospectus supplement.

We may issue original issue discount debt securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount. We may also issue indexed debt securities or debt securities denominated in currencies other than the U.S. dollar, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any such debt securities. We will describe the U.S. federal income tax consequences and any other special considerations applicable to original issue discount, indexed or foreign currency debt securities in the applicable prospectus supplement.

In addition, the applicable prospectus supplement will state whether we will list the debt securities of the series on any securities exchanges.

Form, Exchange and Transfer

The debt securities will be issued, unless otherwise indicated in the applicable prospectus supplement, in fully registered form without interest coupons and in minimum denominations of US$2,000 and integral multiples of US$1,000 in excess thereof.

You may exchange or transfer your registered debt securities at the office of the trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities. The entity performing the role of maintaining the list of registered holders is called the “security registrar.” It will also register transfers of the registered debt securities. We may also arrange for additional transfer offices, and may cancel or change these offices. These offices are called “transfer agents.” We may also choose to act as our own transfer agent.

You will not be required to pay a service charge for any registration of transfer or exchange of debt securities, but you may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange. The registration of transfer or exchange of a registered debt security will only be made if you have duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar.

Beneficial interests in the debt securities will be subject to certain restrictions on transfer and must be made in accordance with the procedures set forth in the applicable indenture and the debt securities will bear the applicable legends regarding the restrictions set forth under the transfer restrictions set in the applicable indenture.

Payment and Paying Agents

If your debt securities are in registered form, we will pay interest to you if you are listed in the trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular day is called the “regular record date” and will be stated in the applicable prospectus supplement.

We will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the applicable procedures of the depositary or, if the debt securities are not in global form, at our office or agency maintained for that purpose in New York, New York. We may also choose to pay interest by mailing checks. Upon application by a holder to the specified office of the trustee or any paying agent not less than 10 business days before the due date for any payment in respect of a debt security, such payment may be made by transfer to a U.S. dollar account maintained by the holder with a bank in New York City. We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. These offices are called “paying agents.” We may also choose to act as our own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held by us in trust, that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to us or (if then held by us) discharged from trust. After that two-year period, direct holders may look only to us for payment and not to the trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

We and the trustee will send notices only to registered holders of certificated notes, using their addresses as listed in the registrar’s records. If the debt securities of a series are listed on a securities exchange, we will provide notice to the holders in accordance with the applicable rules of such exchange. In addition, if debt securities are held in global form, notices will be delivered in accordance with the applicable procedures of the depositary.

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities issued under that indenture. Such changes may or may not require the consent of the holders, as described below.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby. These types of changes are:

•	a change in the stated maturity for any principal or interest payment on the debt securities;

•	a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•	a change in the obligation to pay additional amounts;

•	a change in the currency of any payment on the debt securities;

•	a change in the place of any payment due on the debt securities;

•	an impairment of the holder’s right to sue for payment of any amount due on its debt securities;

•	a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•	in the case of the Embraer Finance indenture, a change in the provisions related to payment obligations under guarantees in a manner that would materially and adversely affect the holders; and

•	a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a modification or waiver or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities.

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of debt securities under the indenture. This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees.

Changes Requiring Majority Approval

Each indenture provides that other changes to that indenture and the outstanding debt securities under such indenture must be approved by the holders of a majority in principal amount of each series of debt securities affected by the change. The required approval must be given by written consent.

Each indenture provides that the same majority approval would be required for us to obtain a waiver of any covenants in the applicable indenture. The covenants in the applicable indenture include covenants made by Embraer about mergers and similar transactions and incurrence of liens on our assets, which are described below under “—Certain Covenants of Embraer—Mergers and Similar Transactions” and “—Certain Covenants of Embraer—Limitation on Liens.” If the holders approve a waiver of a covenant, we will not have to comply with that covenant. The holders, however, cannot approve a waiver of any provision in the debt securities or the indenture, as it affects any security, that we cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Voting Mechanics

Debt securities will not be considered outstanding, and therefore the holders of those debt securities will not be eligible to vote or take other action under the applicable indenture, if we have deposited or set aside in trust for the holders money for their payment or redemption. Debt securities will also not be eligible to vote or take other action under the applicable indenture if they have been defeased as described under “—Defeasance and Discharge.” Debt securities held by Embraer, Embraer Finance or their Affiliates are not considered outstanding.

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture. In limited circumstances, the trustee, and not Embraer or Embraer Finance, will be entitled to set a record date for action by holders. If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the trustee may specify. This period may be shortened or lengthened (but not beyond 180 days).

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, your debt security will not be entitled to the benefit of any sinking fund—meaning that we will not deposit money on a regular basis into any separate custodial account to repay your debt securities. In addition, other than as set forth in “—Optional Tax Redemption” below, unless otherwise specified in the applicable prospectus supplement, we will not be entitled to redeem your debt security before its maturity.

If the applicable prospectus supplement specifies a redemption date, it will also specify one or more redemption prices, which may be expressed as a percentage of the principal amount of your debt security or by reference to one or more formulae used to determine the redemption price. It may also specify one or more redemption periods during which the redemption prices relating to a redemption of debt securities during those periods will apply.

If the applicable prospectus supplement specifies a redemption commencement date, we may redeem your debt security at our option at any time on or after that date. If we redeem your debt security, we will do so at the specified redemption price, together with interest accrued to the redemption date. If different prices are specified for different redemption periods, the price we pay will be the price that applies to the redemption period during which your debt security is redeemed. If less than all of the debt securities are redeemed at any time, (1) the particular debt securities to be redeemed will be chosen by the trustee in compliance with the requirements governing redemptions of the principal securities exchange, if any, on which debt securities of the applicable series are listed or if such securities exchange has no requirement governing redemption or the debt securities of the applicable series are not then listed on a securities exchange, on a pro rata basis or by lot (or, in the case of debt securities issued in global form, subject to the applicable procedures of the depositary), and (2) the trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered. If debt securities of any series are redeemed in part, the remaining outstanding amount of any debt security of that series must be at least equal to U.S.$2,000 and be an integral multiple of U.S.$1,000.

In the event that we exercise an option to redeem any debt securities of a series, we will give to the trustee and the holders written notice of the principal amount of the debt securities to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date. We will give the notice in the manner described above under “—Notices.”

Optional Tax Redemption

Unless otherwise indicated in the applicable prospectus supplement, we will have the option to redeem, in whole but not in part, any series of debt securities if:

•	as a result of a change in or amendment to the laws of a Relevant Taxing Jurisdiction (as defined below) (or rules and regulations thereunder or the official interpretation, administration or application thereof), which change or amendment becomes effective on or after the issue date in the case of Brazil or the Netherlands or in the case of any other Relevant Taxing Jurisdiction, which change or amendment is first publicly announced and becomes effective after the date it first becomes a Relevant Taxing Jurisdiction (a “Change in Tax Law”):

•	in the case of a series of debt securities issued by Embraer under the Embraer indenture or guaranteed by Embraer under the Embraer Finance indenture, Embraer or any successor has or will become obligated to pay additional amounts, as described below under “—Payment of Additional Amounts,” with respect to that series of debt securities or the related guarantee, other than additional amounts attributable to Brazilian Taxes (as defined under “—Payment of Additional Amounts”) imposed at a rate of equal to or less than (1) 15% generally in case of any taxes imposed by Brazil, or (2) 25% in case of taxes imposed by Brazil on amounts paid to residents of countries which do not impose any income tax or which impose it at a maximum rate lower than 17% or where the laws of that country or location impose restrictions on the disclosure of (x) shareholding composition; (y) the ownership of the investment; or (z) the beneficial ownership of income paid to non-resident persons, pursuant to Law No. 9,779, dated January 19, 1999; or

•	in the case of a series of debt securities issued by Embraer Finance under the Embraer Finance indenture, Embraer Finance or any successor has or will become obligated to pay additional amounts (as defined under “—Payment of Additional Amounts”);

and in either case, the payment of such excess amounts cannot be avoided by the use of any reasonable measures available to Embraer or Embraer Finance, as the case may be.

If the debt securities are redeemed, the redemption price for debt securities (other than original issue discount debt securities) will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption. The redemption price for original issue discount debt securities will be specified in the prospectus supplement for such debt securities. Furthermore, we must give you between 30 and 60 days’ notice before redeeming the debt securities. No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given.

Embraer or Embraer Finance shall pay all present or future stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Brazil, the Netherlands or any other governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the applicable indenture or the issuance of the debt securities.

Open Market Purchases

Subject to any restrictions that will be described in the applicable prospectus supplement, Embraer or its Affiliates may at any time purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices. Debt securities that we or they purchase may, in Embraer’s discretion, be held, resold or canceled, but will only be resold in compliance with applicable requirements or exemptions under the relevant securities laws.

Payment of Additional Amounts

Unless otherwise indicated in the applicable prospectus supplement, all payments in respect of the debt securities issued thereunder and the related guarantee, if any, will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of (i) Brazil (“Brazilian Taxes”), (ii) the Netherlands (in the case of securities issued under the Embraer Finance indenture) (“Dutch Taxes”), or (iii) any other jurisdiction or political subdivision thereof having power to tax in which Embraer Finance (in the case of securities issued under the Embraer Finance indenture), Embraer or any successor thereto is organized or incorporated or is a resident for tax purposes, as applicable (each such jurisdiction, a “Relevant Taxing Jurisdiction”), unless Embraer or Embraer Finance, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges. In such event, Embraer or Embraer Finance, as applicable, will make such deduction or withholding, will make payment of the amount so withheld to the appropriate governmental authority and will pay to each holder such additional amounts as may be necessary in order that every net payment made by Embraer or Embraer Finance, as applicable, on each debt security of that series or the related guarantee after deduction or withholding for or on account of any Brazilian Taxes or Dutch Taxes, as the case may be, will equal the respective amounts of principal of, or premium, if any, or interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction. Notwithstanding the foregoing, neither Embraer nor Embraer Finance will have to pay additional amounts:

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or governmental charges in respect of such debt security by reason of his having some connection with a Relevant Taxing Jurisdiction other than the mere holding of the debt security and the receipt of payments with respect to the debt security or the related guarantee;

•	in respect of debt securities surrendered (if surrender is required) more than 30 days after the Relevant Date (as defined below) except to the extent that the holder of such debt security would have been entitled to such additional amounts on surrender of such debt security for payment on the last day of such period of 30 days;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 or any law implementing or complying with, or introduced in order to conform to, such directive;

•	to, or to a third party on behalf of, a holder who is liable for such taxes, duties, assessments or other governmental charges by reason of such holder’s failure to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with a Relevant Taxing Jurisdiction, if (a) such compliance is required or imposed by law as a precondition to exemption from all or a part of such tax, duty, assessment or other governmental charge and (b) Embraer or Embraer Finance, as applicable, has given the holders at least 30 days’ notice that holders will be required to comply with such requirement;

•	in respect of any estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge;

•	in respect of any tax, assessment or other governmental charge which is payable other than by deduction or withholding from payments of principal of, or premium, if any, or interest on the debt security or by direct payment by Embraer or Embraer Finance in respect of claims made against it; or

•	in respect of any combination of the above.

The applicable prospectus supplement may describe additional circumstances in which we would not be required to pay additional amounts.

For purposes of the provisions described above, “Relevant Date” means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the trustee on or prior to such due date, the date on which notice is given to the holders that the full amount is so received by the trustee. The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation. Except as specifically provided above, neither Embraer nor Embraer Finance will be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the debt securities are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and, as a result thereof such holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Embraer or Embraer Finance, as the case may be.

Any reference in this prospectus or the applicable prospectus supplement, the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities will be deemed also to refer to any additional amount, unless the context requires otherwise, that may be payable with respect to that amount under the obligations referred to in this subsection.

Certain Covenants of Embraer

Mergers and Similar Transactions

Unless otherwise specified in the applicable prospectus supplement, Embraer will covenant that it will not, without the consent of the holders of a majority in aggregate principal amount of the debt securities of each series outstanding under the indenture, consolidate with or merge into any other corporation or convey or transfer all or substantially all of its properties or assets to any other person, unless:

•	the person formed by such consolidation or into which Embraer is merged or the person which acquires by conveyance or transfer all or substantially all of the properties or assets of Embraer, which we refer to as the “successor person,” will expressly assume via a supplemental indenture the due and punctual payment of the principal of and interest on all the debt securities issued or guaranteed under the applicable indenture and all other obligations of Embraer under the applicable indenture and the debt securities or guarantees, as the case may be, and, in case such consolidation, merger, conveyance or transfer involves Embraer Finance, Embraer will expressly reaffirm its obligations under the indenture and the debt securities;

•	immediately after giving effect to such transaction, no event of default with respect to any debt security issued under the applicable indenture will have occurred and be continuing;

•	Embraer has delivered to the trustee under the indenture an (i) officers’ certificate of Embraer stating that such consolidation, merger, conveyance or transfer and the supplemental indenture complies with this section and that all relevant conditions precedent provided in the applicable indenture, which relate to such transaction, have been complied with and (ii) an opinion of independent external counsel of recognized standing stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all conditions, which relate to the transaction, have been complied with; and

•	the successor person will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by a Relevant Taxing Jurisdiction as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the debt securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the debt securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the debt securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction.

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor person will succeed to, and be substituted for, and may exercise every right and power of, Embraer under the debt securities or guarantee of Embraer, as applicable, with the same effect as if the successor person had been named as the issuer or guarantor, as applicable, of the debt securities issued under the applicable indenture. If a successor person is organized in or considered to be resident in a jurisdiction other than Brazil or the Netherlands, such jurisdiction will be referred to as a “successor jurisdiction.” No successor person will have the right to redeem the debt securities unless Embraer or Embraer Finance, as applicable, would have been entitled to redeem the debt securities in similar circumstances.

If the conditions described above are satisfied, Embraer will not need to obtain the consent of the holders in order to merge or consolidate or convey or transfer all or substantially all of its properties or assets to any other person. Also, Embraer will not need to satisfy these conditions if Embraer enters into other types of transactions, including the following:

•	any transaction in which Embraer acquires the stock or assets of another person;

•	any transaction that involves a change of control of Embraer, but in which Embraer does not merge or consolidate; and

•	any transaction in which Embraer sells or otherwise disposes of less than substantially all of its properties or assets.

Limitation on Liens

Unless otherwise specified in the applicable prospectus supplement, Embraer will covenant that for so long as any debt securities remain outstanding, Embraer will not, create, incur, issue or assume any Indebtedness (as defined below) secured by any mortgage, pledge, lien, hypothecation, security interest or other encumbrance (each a “Lien”), except for Permitted Liens (as defined below), without securing the outstanding debt securities equally and ratably therewith or prior thereto. The (1) giving of a guarantee that is secured by a Lien upon or in respect of any of Embraer’s assets, and (2) creation of a Lien upon or in respect of any of Embraer’s assets to secure Indebtedness that existed prior to the creation of such Lien, shall be deemed to involve the incurrence of Indebtedness in an amount equal to the principal amount of such Indebtedness secured by such Lien.

For purposes of this covenant, “Permitted Liens” means any Lien:

a)	granted upon or with regard to any property acquired after the date of the indenture by Embraer to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purpose of financing the acquisition of such property;

b)	in existence on the date of the indenture and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the indenture;

c)	arising in the ordinary course of business of Embraer in connection with the financing of any aircraft owned by us that is leased to another person; provided, however, that such Lien is limited to such aircraft;

d)	arising by operation of law, such as tax, merchants’, maritime or other similar Liens arising in the ordinary course of business of Embraer;

e)	arising in the ordinary course of business in connection with the financing of export, import or other trade transactions by Embraer;

f)	granted upon or with regard to any present or future asset or property related in respect of Indebtedness which is owed to (1) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A. (“BNDESPAR”), Financiadora de Estudos e Projetos (“FINEP”) and Agência Especial de Financiamento Industrial (“FINAME”), (2) any international official export-import bank or official export-import credit insurer, or (3) the International Finance Corporation or any international multilateral or government-sponsored agency;

g)	existing with respect to any assets of a person at the time such person is merged or consolidated with or into Embraer (and such Lien is not incurred in anticipation of such transaction), provided that such Lien is not extended to any asset of Embraer other than the assets of such person affected thereby prior to giving effect to such merger or consolidation, (2) existing on any assets at the time of the acquisition thereof (and not incurred in anticipation of such transaction), and (3) to secure any extension, renewal, refinancing, refunding or exchange (or successive extensions, renewals, refinancing, refunding or exchanges), in whole or in part, of or for any Indebtedness secured by Liens referred to above, provided that such liens do not extend to any other property;

h)	created pursuant to any order of attachment or similar legal process arising in connection with court proceedings which are being contested by Embraer in good faith and by appropriate proceedings;

i)	on any property or assets in connection with Indebtedness related to any regulated program for industrial or defense development related to the activities performed by Embraer imposed or entered into as a result of the regulations or requirements of an applicable governmental authority; provided, however, that such lien is limited to such property or assets associated with such regulated program;

j)	existing on any asset prior to the acquisition thereof by Embraer and not created in contemplation of such acquisition;

k)	created over funds reserved for the payment of principal, interest and premium, if any, due in respect of debt securities issued by Embraer or guaranteed by Embraer under the applicable indenture;

l)	arising from Capitalized Lease Obligations entered into by Embraer in the ordinary course of business; or

m)	granted after the date of the indenture upon or in respect of any assets of Embraer other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Embraer’s stockholders’ equity (calculated on the basis of Embraer’s latest quarterly unaudited or annual audited consolidated financial statements, whichever is the most recently prepared in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, and currency exchange rates prevailing on the last day of the period covered by such financial statements).

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge will only be applicable to your series of debt securities if we choose to apply them to that series, in which case we will so state in the applicable prospectus supplement.

If the applicable prospectus supplement states that full defeasance will apply to a particular series, Embraer and Embraer Finance (in the case of debt securities issued under the Embraer Finance indenture) will be legally released from any payment and other obligations on the debt securities, except for various obligations described below (called “full defeasance”), provided that Embraer or Embraer Finance, as applicable, in addition to other actions, put in place the following arrangements for you to be repaid:

•	Embraer or Embraer Finance, as applicable, must irrevocably deposit in trust for your benefit and the benefit of all other holders of the debt securities of the applicable series a combination of money and (unless otherwise specified in the applicable prospectus supplement) U.S. government or U.S. government agency debt securities or bonds that in the opinion of a firm of nationally recognized independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities of the applicable series on their various due dates.

•	Embraer or Embraer Finance must deliver to the trustee a legal opinion of outside counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then-current U.S. federal income tax law, Embraer or Embraer Finance, as applicable, may make the above deposit without causing you to be taxed on the debt securities of the applicable series any differently than if Embraer or Embraer Finance, as applicable, did not make the deposit and instead repaid the debt securities itself of the applicable series.

If Embraer or Embraer Finance ever did accomplish full defeasance as described above, you would have to rely solely on the trust deposit for repayment on the debt securities of the applicable series. You could not look to Embraer or Embraer Finance for repayment in the unlikely event of any shortfall. However, even if Embraer or Embraer Finance takes these actions, a number of obligations relating to the debt securities or guarantees, if any, will remain. These include the following obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Covenant Defeasance

If the applicable prospectus supplement states that covenant defeasance will apply to a particular series of debt securities, Embraer or Embraer Finance can make the same type of deposit described above and be released from all or some of the restrictive covenants, if any, that apply to the debt securities of that particular series. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and (unless otherwise specified in the applicable prospectus supplement) debt securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Embraer or Embraer Finance would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in U.S. federal income tax laws or a ruling from the U.S. Internal Revenue Service.

If Embraer or Embraer Finance were to accomplish covenant defeasance, the following provisions of the indenture and/or the debt securities of the applicable series would no longer apply:

•	any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•	the events of default relating to breach of the defeased covenants, described below under “—Events of Default—What Is An Event of Default?”.

If either Embraer or Embraer Finance accomplishes covenant defeasance, you would still be able to look to it for repayment of the debt securities of the applicable series if there were a shortfall in the trust deposit. If any event of default occurs and the debt securities of the applicable series become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Ranking

The debt securities and the guarantees, if any, will rank equally with all of Embraer’s other unsecured and unsubordinated Indebtedness.

Events of Default

Each indenture provides that you will have special rights if you hold debt securities issued under that indenture and an event of default occurs under that indenture and is not cured or waived, as described later in this subsection and as may be specified in the applicable prospectus supplement.

What Is an Event of Default?

Each indenture provides that the term “Event of Default” with respect to any series of debt securities means any of the following:

•	failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days; or failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•	Embraer or Embraer Finance (in the case of securities issued under the Embraer Finance indenture) fail to duly perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after Embraer or Embraer Finance, as applicable, receive a notice of default stating that we are in breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of the affected series;

•	the maturity of any Indebtedness of Embraer Finance, Embraer or any Subsidiary in a total aggregate principal amount of US$50 million (or the equivalent in other currencies) or more is accelerated in accordance with the terms of such Indebtedness, or the failure by Embraer Finance, Embraer or any Subsidiary to make payment at maturity of such Indebtedness (after giving effect to any grace period provided in the terms of such Indebtedness);

•	one or more final judgments or decreases for the payment of money in excess of US$50 million (or the equivalent in other currencies) in the aggregate are rendered against Embraer Finance, Embraer or any Subsidiary and are not paid (whether in full or in installments in accordance with the terms of the judgment) or otherwise discharged and, in the case of each such judgment or decree, either (i) an enforcement proceeding has been commenced by any creditor upon such judgment or decree and is not dismissed within 60 days following commencement of such enforcement proceedings or (ii) there is a period of 60 days following such judgment during which such judgment or decree is not discharged, waived or the execution thereof stayed;

•	Embraer Finance, Embraer or a Significant Subsidiary: (i) commences a voluntary case or files a request or petition for a writ of execution to initiate bankruptcy proceedings or have itself adjudicated as bankrupt; (ii) applies for or consents to the entry of an order for relief against it in an involuntary case; (iii) applies for or consents to the appointment of a custodian of it or for any substantial part of its property; (iv) makes a general assignment for the benefit of its creditors; (v) proposes or agrees to an accord or composition in bankruptcy between itself and its creditors; or (vi) files for a reorganization of its debts (judicial or extrajudicial recovery);

•	a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against Embraer Finance, Embraer or any Significant Subsidiary in an involuntary case; (ii) appoints a custodian of Embraer Finance, Embraer or any Significant Subsidiary or for any substantial part of the property of Embraer Finance, Embraer or any Significant Subsidiary; (iii) orders the winding up or liquidation of Embraer Finance, Embraer or any Significant Subsidiary; (iv) adjudicates Embraer Finance, Embraer or any Significant Subsidiary as bankrupt or insolvent; (v) ratifies an accord or composition in bankruptcy between Embraer Finance, Embraer or any Significant Subsidiary and the respective creditors thereof; or (vi) grants a judicial or extrajudicial recovery to Embraer Finance, Embraer or any Significant Subsidiary, and the order or decree remains unstayed and in effect for 60 days;

•	a final judgment or judgments (not subject to appeal) determines the guarantees of such debt securities to be unenforceable or invalid, such guarantees cease for any reason to be valid and binding or enforceable against Embraer, or any person acting on its behalf denies or disaffirms its obligations under such guarantees; or

•	an Illegality Event shall have occurred and be continuing.

The trustee shall not be charged with knowledge of any default or event of default with respect to the debt securities unless a written notice of such default or event of default shall have been given to an officer of the trustee with direct responsibility for the administration of the indenture and the debt securities, by Embraer or Embraer Finance or any holder of the applicable series of debt securities.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Remedies upon an Event of Default

Except as provided in the next sentence, if an event of default has occurred and is continuing, the trustee may, or at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will, declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable. If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to Embraer or Embraer Finance, as applicable, the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the indenture. If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Embraer or Embraer Finance, as applicable, has paid or deposited with the trustee under the indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the debt securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the trustee under the indenture and all amounts Embraer or Embraer Finance, as applicable, owe the trustee; and provided, further, that all other defaults with respect to the debt securities of that series have been cured or waived.

The trustee is not required under the indenture to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the indenture, or in the exercise of any of its rights or powers, if the trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the trustee under the indenture written notice of a continuing event of default;

•	the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the trustee institute proceedings in respect of the event of default;

•	they or other holders must offer to the trustee indemnity or security satisfactory to the trustee against the costs, expenses and liabilities to be incurred in taking that action;

•	the trustee must not have taken action for 60 days after the above steps have been taken; and

•	during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series.

Under the indenture, you are entitled, however, at any time to bring a lawsuit for the payment of money due on your security on or after its due date and which was not paid in full by Embraer or Embraer Finance.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

Waiver of Default

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder. If this happens, the default will be treated as if it had not occurred. No one can waive a payment default, however, without the approval of each holder of the affected series of debt securities.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to waive a default.

Certain Defined Terms

The following terms have the specified meanings for purposes of the indenture and the debt securities:

“Indebtedness” means, with respect to any person, any amount payable (whether as a direct obligation or indirectly through a guarantee by such person) pursuant to (i) an agreement or instrument involving or evidencing money borrowed, (ii) a conditional sale or a transfer with recourse or with an obligation to repurchase or (iii) a Capitalized Lease Obligation; provided, however, that, as used in the cross-acceleration provision described in the third bullet point under “Events of Default—What is an Event of Default?”, “Indebtedness” will not include any payment made by us on behalf of an Affiliate, upon any Indebtedness of such Affiliate becoming immediately due and payable as a result of a default by such Affiliate, pursuant to a guarantee or similar instrument provided by us in connection with such Indebtedness, provided that such payment made by us is made within five business days of notice being provided to us that payment is due under such guarantee or similar instrument.

“Affiliate” means, with respect to any specified person, (a) any other person which, directly or indirectly, is in control of, is controlled by or is under common control with such specified person or (b) any other person who is a director or officer (i) of such specified person, (ii) of any subsidiary of such specified person or (iii) of any person described in clause (a) above. For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Capitalized Lease Obligation” means any obligation which is required to be classified and accounted for as a capital lease on the face of a balance sheet of such person prepared in accordance with IFRS; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with IFRS; and the maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“Hedging Agreement” means (i) any interest rate swap agreement, interest rate cap agreement or other agreement designed to protect against fluctuations in interest rates or (ii) any foreign exchange forward contract, currency swap agreement or other agreement designed to protect against fluctuations in foreign exchange rates.

“Illegality Event” means an event as a result of which it becomes and continues to be unlawful for Embraer or Embraer Finance, as applicable, to perform or comply with any one or more of its obligations under the debt securities, the guarantees, if any, or the indenture.

“Significant Subsidiary” means any Subsidiary of Embraer which, at the time of determination, either (a) had assets which, as of the date of Embraer’s most recent unaudited quarterly or audited annual consolidated balance sheet, constituted at least 10% of Embraer’s total assets on a consolidated basis as of such date, or (b) had revenues for the 12-month period ending on the date of Embraer’s most recent unaudited quarterly or audited annual consolidated statement of income which constituted at least 10% of Embraer’s total revenues on a consolidated basis for such period.

“Subsidiary” means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (a) Embraer, (b) Embraer and one or more Subsidiaries or (c) one or more Subsidiaries.

Regarding the Trustee

The Bank of New York Mellon will serve as the trustee under the applicable indenture. The Bank of New York Mellon may from time to time have other business relationships with Embraer and its Affiliates.

DESCRIPTION OF THE GUARANTEES

The following description of the terms and provisions of the guarantees summarizes the general terms that will apply to each guarantee that we deliver in connection with an issuance of debt securities by Embraer Finance. When Embraer Finance sells a series of its debt securities, Embraer will execute and deliver a guarantee of that series of debt securities under the indenture.

Pursuant to any guarantee, Embraer will irrevocably and unconditionally agree, upon the failure of Embraer Finance to make the required payments under the applicable series of debt securities and the indenture, to make any required payment. The amount to be paid by Embraer under the guarantee will be an amount equal to the amount of the payment Embraer Finance fails to make.

Group Financing Company Exemption

Embraer Finance relies on the group financing company exemption of article 3:2 of the Dutch financial supervision act, as amended from time to time (Wet op het financieel toezicht) for the issuance of debt securities. In order to be exempt from the requirement of a banking license under Dutch law, Embraer Finance and Embraer must ensure the following conditions are met during the term of the debt securities and the term of the guarantee: (i) Embraer, as the parent company, unconditionally and irrevocably guarantees any obligations and any debt incurred in connection with the debt securities; (ii) Embraer maintains at all times a positive consolidated shareholders’ equity (geconsolideerd vermogen); (iii) Embraer at all times ensures that Embraer Finance complies with its obligations with obligations (including any payment obligations) under or in connection with the debt securities; (iv) Embraer Finance extends at least 95% of the proceeds of the issuance of the debt securities within the corporate group of which Embraer Finance forms part; and (v) the main activity of Embraer Finance’s corporate group is not the business of granting credits for its own account outside the corporate group of which Embraer Finance forms part, which includes, but is not limited to, granting financial leases. Embraer Finance must on an ongoing basis be able to demonstrate that the above conditions are met. If at any time Embraer Finance cannot demonstrate that the conditions are met, this will be qualified as breach of the group financing company exemption of article 3:2 of the Dutch financial supervision act, as amended from time to time (Wet op het financieel toezicht).

LEGAL OWNERSHIP OF DEBT SECURITIES

In this prospectus and any applicable prospectus supplement, when we refer to the “holders” of debt securities as being entitled to specified rights or payments, we mean only the actual legal holders of the debt securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our debt securities, except as may be specifically provided for in a contract governing the debt securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

Street Name and Other Indirect Holders

Holding debt securities in accounts at banks or brokers is called holding in “street name.” If you hold our debt securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the debt securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplement will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in this prospectus and any applicable prospectus supplement.

If you hold our debt securities in street name or through other indirect means, you should check with the institution through which you hold your interest in our debt securities to find out, among others:

•	how it handles payments and notices with respect to the debt securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the debt securities;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global Securities

A global security is a special type of indirectly held security. If we issue debt securities in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of a financial institution we select and by requiring that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. The financial institution that acts as the sole direct holder of the global security is called the “depositary.” Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary.

The applicable prospectus supplement will indicate whether the debt securities will be issued only as global securities.

As an indirect holder, your rights relating to a global security will be governed by the account rules of your financial institution and of the depositary, as well as general laws relating to securities transfers. We will not recognize you as a holder of the debt securities and instead will deal only with the depositary that holds the global security.

You should be aware that if our debt securities are issued only in the form of global securities:

•	you cannot have the debt securities registered in your own name;

•	you cannot receive physical certificates for your interest in the debt securities;

•	you will be a street name holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities;

•	you may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their debt securities in the form of physical certificates;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to your interest in the global security. We, the trustee, any paying agent and any registrar have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security. We, the trustee, any paying agent and any registrar also do not supervise the depositary in any way; and

•	the depositary will require that interests in a global security be purchased or sold within its system using same-day funds for settlement.

In a few special situations described below, a global security representing our debt securities will terminate and interests in it will be exchanged for physical certificates representing the debt securities. After that exchange, the choice of whether to hold debt securities directly or in street name will be up to you. You must consult your bank or broker to find out how to have your interests in the debt securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in the applicable prospectus supplement, the special situations for termination of a global security representing our debt securities are:

•	the depositary has notified us that it is unwilling or unable to continue as depositary for such global security or the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended, at a time when such depositary is required to be so registered in order to act as depositary, and, in each case, we do not or cannot appoint a successor depositary within 90 days;

•	we decide in our sole discretion to allow some or all book-entry securities to be exchangeable for definitive securities in registered form; or

•	any of the notes has become immediately due and payable in accordance with “Description of Debt Securities—Events of Default.”

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of debt securities covered by such prospectus supplement. When a global security terminates, the depositary (and not us, the trustee, any paying agent or any registrar) is responsible for deciding the names of the institutions that will be the initial direct holders.

EXPERTS

The consolidated financial statements of Embraer S.A. as of and for the years ended December 31, 2014, 2013 and 2012 and management’s assessment of the effectiveness of our internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2014 are incorporated in this prospectus by reference to the Form 20-F for the year ended December 31, 2014 and have been so incorporated in reliance on the reports of KPMG Auditores Independentes, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

LEGAL MATTERS

Unless otherwise specified in the applicable prospectus supplement, Milbank, Tweed, Hadley & McCloy LLP will provide an opinion regarding the validity of the debt securities and the guarantees under New York state and U.S. federal law and Marcia Sato Davoli de Araújo, our Associate General Counsel, will provide an opinion regarding certain legal matters under Brazilian law relating to the debt securities and guarantees, if applicable, of Embraer. Baker & McKenzie Amsterdam N.V. will provide an opinion regarding legal matters under Dutch law relating to the debt securities of Embraer Finance.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the U.S. Securities Act of 1933 relating to the securities offered by this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information pertaining to us, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. We file reports, including annual reports on Form 20-F, and other information with the SEC pursuant to the rules and regulations of the SEC that apply to foreign private issuers. The registration statement, including exhibits and schedules thereto, and any other materials we may file with the SEC may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which you can electronically access the registration statement and its exhibits. You may also read and copy certain documents we submit to the New York Stock Exchange at its offices at 20 Broad Street, New York, NY 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

•	our annual report on Form 20-F for the year ended December 31, 2014, filed with the SEC on March 27, 2015 (File No. 001-15102), containing our audited consolidated financial statements as at December 31, 2014 and 2013 and for the years ended December 31, 2014, 2013 and 2012;

•	any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus;

•	our report on Form 6-K, furnished to the SEC on May 27, 2015 (File No. 001-15102), containing our unaudited condensed consolidated interim financial statements as of March 31, 2015 and for the three months ended March 31, 2015 and 2014, and certain other financial information that supersedes corresponding financial information in our 2014 Form 20-F; and

•	any future reports on Form 6-K that we furnish to the SEC after the date of this prospectus that are identified in such reports as being incorporated by reference in this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to our Investor Relations Department located at Avenida Brigadeiro Faria Lima, 2170, 12227-901 São José dos Campos, São Paulo, Brazil (+55-12-3927-4404).

Any statement contained in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this prospectus.

EMBRAER NETHERLANDS FINANCE B.V.

(a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid)incorporated under the laws of the Netherlands)

US$

% Notes due

Fully, unconditionally and irrevocably guaranteed by

EMBRAER S.A.

(incorporated in the Federative Republic of Brazil)

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup                                                  Morgan Stanley

, 2015